     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998



                                                      REGISTRATION NO. 333-51781

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        U.S. ONLINE COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4841                            74-2874568
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)


                             10300 METRIC BOULEVARD


                              AUSTIN, TEXAS 78758


                                 (512) 651-3767

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                   ROBERT G. SOLOMON, CHIEF EXECUTIVE OFFICER

                             10300 METRIC BOULEVARD


                              AUSTIN, TEXAS 78758


                                 (512) 651-3767

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 LAURA T. PUCKETT                                    SHARI K. KROUNER
                 WILLIAM W. BARKER                                    JAMES A. GRAYER
     GRAHAM & JAMES LLP/RIDDELL WILLIAMS P.S.                KRAMER, LEVIN, NAFTALIS & FRANKEL
       1001 FOURTH AVENUE PLAZA, SUITE 4500                          919 THIRD AVENUE
             SEATTLE, WASHINGTON 98154                           NEW YORK, NEW YORK 10022
                TEL: (206) 624-3600                                 TEL: (212) 715-9100
                FAX: (206) 389-1708                                 FAX: (212) 715-8000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE


===============================================================================================================================
   TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE      PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
           TO BE REGISTERED                 REGISTERED      OFFERING PRICE(1)    AGGREGATE OFFERING PRICE    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(2)            5,866,667             $7.50                $44,000,003               $12,980
-------------------------------------------------------------------------------------------------------------------------------
Representatives' Options(3)(4)               350,000              $9.00                $ 3,150,000                $  929
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value,
underlying Representatives' Options          350,000              $9.00              $         0(5)             $     0(5)
-------------------------------------------------------------------------------------------------------------------------------
Total                                       6,216,667                                  $47,150,003              $13,909(5)
===============================================================================================================================


(1) Estimated pursuant to Rule 457(a) under the Securities Act solely for the purpose of calculating the registration fee.


(2) Includes 3,500,000 shares of Common Stock offered by the Company; 525,000 shares of Common Stock to cover over-allotment options, if any; 800,000 shares of Common Stock registered for resale by the LLC; 866,667 shares of Common Stock registered for resale by purchasers in the Interim Financing; and 175,000 shares of Common Stock issuable on exercise of the Warrants, none of which shares are presently outstanding.



(3) Represents five-year Representatives' Options to purchase 350,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price.



(4) Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued to cover future anti-dilution adjustments under the terms of the Representatives' Options.



(5) Pursuant to Rule 457(i) no filing fee is due with respect to the 350,000 shares of Common Stock issuable on exercise of the Representatives' Options.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 25, 1998


PROSPECTUS

                                3,500,000 SHARES


                                      LOGO

                                  COMMON STOCK
                            ------------------------


     U.S. OnLine Communications, Inc. (the "Company") hereby offers 3,500,000 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company (the "Offering"). Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that a market for the Common Stock will be sustained following the Offering. It is anticipated that the initial public offering price for the Common Stock will be $7.50 per share. See "Underwriting" for factors considered in determining the initial public offering price of the Common Stock. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "USOL." The Company has also registered 1,841,667 shares of Common Stock on behalf of selling stockholders (the "Selling Stockholders"), none of which shares are presently being offered and all of which are subject to lock-up agreements with Barington Capital Group, L.P. ("Barington"). See "Shares Eligible for Future Sale" and "Underwriting."

                            ------------------------


     THE COMMON STOCK OFFERED HEREBY INVOLVES MATERIAL RISKS AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 9 AND "DILUTION."

                            ------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.



==================================================================================================================
                                                                                                PROCEEDS TO
                                          PRICE TO PUBLIC        UNDERWRITING DISCOUNT         COMPANY(1)(2)
------------------------------------------------------------------------------------------------------------------
Per Share...........................             $                         $                         $
------------------------------------------------------------------------------------------------------------------
Total(3)............................             $                         $                         $
==================================================================================================================



(1) Excludes a non-accountable expense allowance payable by the Company to Barington and Cruttenden Roth Incorporated ("Cruttenden"), the representatives of the several underwriters (the "Representatives"), in an amount equal to 3% of the gross proceeds of the Offering, the value of five-year options (the "Representatives' Options") to purchase 350,000 shares of Common Stock at an exercise price equal to 120% of the initial public offering price being issued to the Representatives and certain other compensation payable to the Underwriters. The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."



(2) Before deducting expenses payable by the Company, estimated to be $1,285,000, including the Representatives' non-accountable expense allowance.



(3) The Company has granted the Underwriters a 45-day option to purchase up to 525,000 additional shares of Common Stock at the Price to the Public less Underwriting Discount to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the right to reject any order in whole or in part, and subject to the conditions set forth in the Underwriting Agreement between the Company and the Underwriters. It is expected that the delivery of certificates representing the shares of Common Stock will be made against payment therefor at the offices of Barington Capital Group, L.P., 888 Seventh Avenue, New York, New York 10019 or through the facilities of The Depository Trust Company, on or about
            , 1998.
                            ------------------------


                    BARINGTON CAPITAL GROUP  CRUTTENDEN ROTH


                                                           INCORPORATED

                            ------------------------

           THE DATE OF THIS PROSPECTUS IS                     , 1998.

                    [MAP OF STATES INDICATING SERVICE AREAS]

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT AND OTHER STABILIZING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company intends to furnish its stockholders annual reports containing financial statements audited by independent accountants and such other periodic reports as the Company may deem appropriate or as may be required by law.

     Unless otherwise indicated, (i) the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised, (ii) the information in this Prospectus gives effect to the acquisition by the Company of substantially all of the assets, and the assumption by the Company of certain liabilities (the "Asset Acquisition"), of U.S. OnLine Communications L.L.C., a Washington limited liability company formed in 1995 (the "LLC"), which transaction will be effected prior to consummation of the Offering, and (iii) the "Company" includes U.S. OnLine Communications, Inc., the LLC, U.S. On-Line Cable, L.L.C., a Texas limited liability company formed in 1994 ("Cable"), and subsidiaries. See "Certain Transactions." Refer to the Glossary for industry terms used in this Prospectus.


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus.

                                  THE COMPANY

GENERAL


     The Company markets and provides cable television ("CATV") and enhanced local and long distance telephone services, collectively referred to as residential multi-tenant services ("RMTS"), to residents of apartment complexes and other concentrated residential sites ("multifamily dwelling units" or "MDUs"). It delivers these services under right of entry contracts ("ROE Contracts") with MDU property owners and service agreements with MDU residents. The Company offers property owners two significant incentives to enter into ROE Contracts with it. First, because the Company enjoys cost benefits available to it as a private cable operator, the Company is able to offer property owners a share of the revenue generated by the residents who purchase services from the Company. Second, the Company believes it offers superior customer service, which enhances the owner's ability to attract tenants.



     The Company currently has ROE Contracts with various property owners including institutional property owners such as Amli Residential Properties Trust, Gables Residential Trust, Lincoln Property Company and Equity Residential Properties Trust. The Company targets demographically favorable MDUs clustered in geographic regions with growing populations and currently services MDUs located in Austin, Dallas-Forth Worth, Denver, San Antonio and the Washington, D.C. metropolitan area (including the Virginia suburbs). After executing a ROE Contract, the Company builds out "passings" on a property. A "passing" refers to each service for which an apartment unit is wired, and, therefore, an apartment unit wired for both CATV and telephony services counts as two passings. Once the passings are operational, the Company markets its services directly to MDU residents.



     The Company has experienced significant growth in the total number of properties covered by ROE Contracts, passings and subscribers. From December 31, 1996 to March 31, 1998, the number of properties covered by the Company's ROE Contracts increased from 28 to 43 (an increase of 54%), the number of passings increased from approximately 7,600 to approximately 18,000 (an increase of approximately 135%), and the number of subscribers increased from approximately 3,600 to approximately 10,000 (an increase of approximately 180%).


GROWTH STRATEGY


     The Company's primary objective is to become a leading provider of RMTS in the United States. The Company believes it can achieve this objective by:


     - targeting MDUs with favorable demographics,
     - capturing the benefits of geographic clustering,
     - offering competitive products and superior customer service, and
     - utilizing a flexible and reliable technology platform.

     The key components of the Company's growth strategy include:

     - generating additional ROE Contracts in existing markets,
     - offering its services in new markets,
     - cross-selling additional related products and services to its existing subscriber base once a market has been developed, and
     - pursuing acquisitions of other CATV and telephony service providers.


INDUSTRY AND MARKET OVERVIEW



     The Company estimates that the potential market for its services in the United States consists of approximately 10 million apartment units located in MDU communities of 50 or more units. While all of these units are currently served by some form of CATV and telephony service, the Company believes that fewer than 15% are currently serviced by an RMTS provider. Due to consolidation of ownership of MDUs, there has been downward pressure on cashflow returns to property owners, creating added incentives on the part of property owners to find new sources of revenue. In addition, as a result of the competitive nature of the MDU industry, property owners are looking for more products and services to distinguish their communities from those of their competitors.



PRODUCTS AND SERVICES



     The Company currently provides CATV and telephony services to MDU residents at competitive rates. The Company's CATV service offers a full range of popular programming tailored specifically for each MDU or region. The Company obtains its CATV programming through program access agreements with a number of suppliers. The Company currently purchases standard and enhanced local and long-distance telephony services in bulk and resells them over networked central office telecommunications platforms. In 1996 and 1997, the Company derived 93% and 69% of its revenues from CATV services, and 7% and 26% from telephony services, respectively.



     In addition to offering CATV and telephony services, in the near future the Company intends to roll out related services such as paging, intrusion alarm, Internet access, and high-speed data. The Company is also exploring additional services including utility metering and financial and insurance products.



MARKETING AND SALES



     The Company markets its services to two distinct customer groups. The first group consists of property owners, some of which are the largest multifamily property owners and developers in the industry, and the second group consists of MDU residents. The Company markets its services to property owners to secure ROE Contracts. Under a ROE Contract, the Company generally becomes the exclusive provider of CATV services to that MDU and a non-exclusive provider of telephony and related services. After entering into a ROE Contract, the Company builds out its passings on the property and provides training and support to the property owner's on-site leasing agents. Once the passings are operational, the on-site leasing agents market the Company's services to MDU residents.



     The Company believes that its ability to secure ROE Contracts is a key component of its success and has contributed to its substantial growth to date. ROE Contracts executed by the Company generally have a term of eight to fifteen years and provide strong financial incentives to property owners. The Company believes that its ROE Contracts align its interests with those of the property owners. The Company also believes that it offers competitively priced CATV and telephony products and superior customer service, which enhance the amenity package offered by a property owner. The Company believes that these enhancements increase occupancy and resident retention in MDUs served by the Company.


OPERATING BENEFITS

     The Company is considered to be a private cable operator and therefore is subject to less regulatory oversight than traditional franchise cable operators. The principal benefit of this regulatory status is that, unlike a traditional cable operator, the Company is not required to provide universal access by building a network throughout its designated franchise area. Instead, the Company constructs facilities only in those MDUs where it has entered into a ROE Contract with the property owner. This situation allows the Company to keep infrastructure development and maintenance costs at a minimum, thereby enabling the Company to offer revenue-sharing arrangements that induce property owners to enter into ROE Contracts with the Company. The Company also benefits from the fact that it is not subject to uniform pricing restrictions and, as a result, can create custom pricing packages and tiers for individual properties, for groups of commonly owned properties and for particular geographic markets.


HISTORY


     The Company was incorporated in Delaware in March 1998 in anticipation of the Offering. Prior to the Asset Acquisition, which will be consummated prior to the Offering, the business operations of the Company were conducted through its predecessors, the LLC, Cable and Cable's 50%-owned subsidiary U.S.-Austin Cable Associates I, Ltd. ("USAC"). The Company's principal executive offices are located at 10300 Metric Boulevard, Austin, Texas 78758, and its telephone number is (512) 651-3767. The Company's Web site address is www.usolcomm.com. Information accessed on or through the Company's Web site does not constitute a part of this Prospectus.


                                  THE OFFERING


Common Stock offered by the Company..................  3,500,000 shares
Common Stock outstanding:
  Before the Offering(1).............................  2,166,667 shares
  After the Offering.................................  5,666,667 shares

Risk Factors.........................................  The Common Stock offered hereby involves material risks. Prospective investors should carefully
                                                       consider the risks described in "Risk Factors."

Use of Proceeds......................................  The net proceeds of the Offering will be used by the
                                                       Company for expansion of facilities and services,
                                                       enhancement to management information and billing
                                                       systems, repayment of indebtedness and general
                                                       corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol...............  USOL


---------------

(1) Includes 800,000 shares of Common Stock issued to the LLC in the Asset Acquisition, 866,667 shares of Common Stock purchased by investors in conjunction with an interim financing completed prior to the Offering, and 500,000 shares of Common Stock issued to key employees pursuant to the Company's 1998 Restricted Stock Award Plan (the "1998 Restricted Stock Plan"). Excludes shares of Common Stock issuable upon exercise of the following warrants and options: (i) 175,000 shares of Common Stock issuable upon exercise of two outstanding warrants to Aspen OnLine Investments, LLC (100,000 shares) and Silicon Valley Bank (75,000 shares), respectively (the "Warrants"); (ii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Qualified Stock Option and Incentive Stock Option Plan ("1998 Stock Option Plan"), of which options for 495,000 shares have been granted as of the date of this Prospectus; and (iii) 350,000 shares of Common Stock issuable upon exercise of the Representatives' Options. See "Certain Transactions," "Management--Benefit Plans," "Description of Capital Stock" and "Underwriting."

                             SUMMARY FINANCIAL DATA


     The pro forma financial data and the selected financial data of the LLC and U.S. OnLine Communications, Inc. below should be read in conjunction with the financial statements, Notes to Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this Prospectus. The selected financial data for the fiscal years ended December 31, 1996 and December 31, 1997 are derived from historical financial statements of the LLC. The LLC owned a 50% interest in Cable during the year ended December 31, 1996 and, in the year ended December 31, 1997, acquired the remaining interest in Cable. Therefore, the unaudited pro forma statement of operations data for the LLC for the year ended December 31, 1996 gives effect to the acquisition of the remaining 50% of Cable as if that transaction had occurred on January 1, 1996. (See Note 2 of the Notes to Financial Statements of the LLC.) The selected financial data for the three months ended March 31, 1997 and March 31, 1998 are derived from the unaudited financial statements of the LLC. The unaudited pro forma statement of operations data for the LLC for the three months ended March 31, 1997 gives effect to the acquisition of Cable as if that transaction had occurred on January 1, 1997. The unaudited pro forma statement of operations data for the Company for the year ended December 31, 1997 and for the three months ended March 31, 1998 gives effect to the Interim Financing and the Asset Acquisition (as defined below) as if those transactions had occurred on January 1, 1997 and January 1, 1998, respectively.



                                                           U.S. ONLINE COMMUNICATIONS L.L.C.
                                  ------------------------------------------------------------------------------------
                                                 MARCH 31,                                 DECEMBER 31,
                                  ----------------------------------------   -----------------------------------------
                                     1998           1997          1997           1997           1996          1996
                                    ACTUAL      PRO FORMA(1)     ACTUAL         ACTUAL      PRO FORMA(2)     ACTUAL
                                  -----------   ------------   -----------   ------------   ------------   -----------
STATEMENT OF OPERATIONS DATA:
Total revenue...................  $ 1,109,071   $   385,000    $    67,657   $ 2,721,293    $   836,876    $    58,407
Gross profit....................      673,601       266,846         32,663     1,763,209        523,841         17,658
Loss from operations............   (1,608,023)   (1,353,674)      (776,081)   (6,230,763)    (4,118,677)    (2,703,698)
Net loss........................   (2,283,804)   (1,821,092)    (1,381,603)   (8,446,349)    (5,107,494)    (4,243,083)
OPERATING DATA(3):
CATV:
Operational Passings(i).........       12,352                                     11,888(iii)                    6,394
Basic Subscribers(ii)...........        8,261                                      7,592(iii)                    3,333
Basic Penetration(iv)...........           67%                                        64%                           52%
Premium Channel Subscriptions...        4,439                                      4,376                         2,088
Premium-to-Basic Ratio(v).......           54%                                        58%                           63%
Average Monthly Revenue Per
  Basic Subscriber(vi)..........  $     27.14                                $     25.81                   $       N/A(xii)
TELEPHONY:
Operational Passing(vii)........        5,217                                      4,985                         1,190
Subscribers.....................        2,239                                      1,939                           327
Subscriber Penetration..........           43%                                        39%                           27%
Average Monthly Revenue Per
  Subscriber(viii):
    Local Telephony Services....  $     25.08                                $     24.39                           N/A(xii)
    Long-distance Telephony
      Services..................  $     32.54                                $     31.24                           N/A(xii)
Lines(ix).......................        2,804                                      2,392                           409
Line Penetration(x).............           54%                                        48%                           34%
Average Monthly Revenue Per
  Line(xi)......................  $     46.01                                $     45.09                   $       N/A(xii)

                                                              U.S. ONLINE COMMUNICATIONS, INC.
                                                                     PRO FORMA FOR THE
                                                                 COMPLETED TRANSACTIONS(4)
                                                              --------------------------------
                                                                MARCH 31,        DECEMBER 31,
                                                                  1998               1997
                                                              -------------      -------------
STATEMENT OF OPERATIONS DATA:
Total revenue...............................................   $ 1,109,071        $ 2,721,293
Gross profit................................................       673,601          1,763,209
Loss from operations........................................    (1,673,966)        (6,490,373)
Net loss....................................................    (2,130,692)        (7,870,853)
Net loss per share:
  Basic.....................................................   $     (0.98)       $     (3.63)
                                                               -----------        -----------
  Diluted...................................................   $     (0.75)       $     (2.77)
                                                               ===========        ===========
Weighted average shares used for computing net loss per
  share:
  Basic.....................................................     2,166,667          2,166,667
                                                               ===========        ===========
  Diluted...................................................     2,836,667          2,836,667
                                                               ===========        ===========



                                                                      U.S. ONLINE COMMUNICATIONS, INC.
                                                              -------------------------------------------------
                                                                               MARCH 31, 1998
                                                              -------------------------------------------------
                                                                                                 PRO FORMA,
                                                                 ACTUAL       PRO FORMA(5)    AS ADJUSTED(5)(6)
                                                              ------------    ------------    -----------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  5,648,500    $ 7,374,622        $26,179,622
Working capital (deficit)...................................     2,765,134     (6,298,110)        16,756,890
Total assets................................................     6,518,796     26,150,325         44,457,687
Long-term obligations, net of current maturities............     1,500,000      5,566,529          5,566,529
Stockholders' equity........................................     2,135,430      5,922,613         28,479,975


---------------

(1) Pro forma summary financial data gives effect to the LLC's acquisition of Cable as if it had occurred on January 1, 1997.



(2) Pro forma summary financial data gives effect to the LLC's acquisition of 100% of Cable as if it had occurred on January 1, 1996.



(3) Operating data is included for purposes of additional analysis and is not derived from the historical financial statements of the LLC.



(4) Pro forma summary financial data gives effect to: (i) the sale of 65 units for the year ended December 31, 1997 and 18.3 units for the three months ended March 31, 1998, each unit consisting of a 15% senior subordinated promissory note in the principal amount of $50,000 (the "Interim Notes") and 13,333.33 shares of Common Stock, and the issuance of the 14% subordinated promissory note (the "Aspen Note") (together, the "Interim Financing"); (ii) the Asset Acquisition, including the 10% promissory note (the "Asset Acquisition Note") and 800,000 shares of Common Stock issued in the Asset Acquisition; and (iii) the merger of Cable into the LLC.



(5) Pro forma summary balance sheet data gives effect to the following as if they occurred on March 31, 1998: (i) the proceeds from the issuance of the remaining 18.3 units in the Interim Financing; and (ii) the acquisition of substantially all of the assets, and the assumption of certain liabilities, of the LLC and the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in the Asset Acquisition.



(6) Pro forma summary balance sheet data gives effect to the following as if they occurred on March 31, 1998: (i) the proceeds from the issuance of 3,500,000 shares of Common Stock from the Offering (at the initial public offering price of $7.50 per share), resulting in additions to stockholders' equity of $26,250,000 reduced by estimated issuance costs of $3,195,000; and
    (ii) payments by the Company of $3,250,000 to retire the Interim Notes (and a related charge of $497,638 to expense related issuance costs) and $1,000,000 to pay the first installment due under the Asset Acquisition Note.



     (i) Operational passings represents the number of MDU units with respect to which the Company has connected its CATV services.



     (ii) Includes the number of basic subscribers and premium subscribers at such date.

     (iii) Excludes passings and subscribers in Atlanta, Georgia, which were sold on March 6, 1998 pursuant to a purchase agreement with a third party.



     (iv) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of operational passings.



     (v) Premium-to-Basic Ratio is calculated by dividing the total number of premium subscribers by the total number of basic subscribers.



     (vi) Represents average monthly revenue from monthly service fees and installation charges per the average number of basic subscribers for the periods ended as of the date shown.



     (vii) Represents the number of MDU units with respect to which the Company has connected its telephony services.



     (viii) Represents average monthly revenue from local and long-distance service fees per the average number of subscribers for the periods ended as of the date shown.



     (ix) Lines represent the number of telephone lines currently being provided to telephony service subscribers. A telephony service subscriber can subscribe for more than one line.



     (x) Line penetration is calculated by dividing the total number of telephony lines at such date by the total number of units passed.



     (xi) Represents average monthly revenue per the average number of lines for the periods ended as of the date shown.



     (xii)  Information not available.

                                  RISK FACTORS

     An investment in Common Stock involves material risks. Investors should consider the following risks in addition to the other information in this Prospectus.


     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. The words "anticipate," "believe," "estimate," "expect" and similar terms as they relate to the Company or its management are intended to identify these forward-looking statements. The Company's actual results and performance could differ materially from the results and performance expressed in or implied by these forward-looking statements. Factors that could cause or contribute to material differences include those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."



     UNCERTAIN FUTURE PROFITABILITY; GOING CONCERN OPINION OF AUDITORS. The LLC has incurred substantial net losses since its inception. The LLC reported a net loss of $4,243,083 for the year ended December 31, 1996, and a net loss of $8,446,349 for the year ended December 31, 1997. From inception through December 31, 1997, the LLC recorded an accumulated deficit of $14,909,214. Management expects that the Company will continue to incur losses for the foreseeable future, and there can be no assurance that the Company will achieve or sustain profitability in the future. Coopers & Lybrand L.L.P., independent auditors of the Company, the LLC and Cable, included an explanatory paragraph in their reports on the financial statements of U.S. OnLine Communications, Inc., the LLC and Cable, included in this Prospectus, expressing substantial doubt as to the ability of U.S. OnLine Communications, Inc., the LLC and Cable to continue as going concerns based on accumulated losses from operations, negative working capital and negative cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of Notes to the respective financial statements.



     SUBSTANTIAL LEVERAGE; RESTRICTIONS IN CONNECTION WITH INDEBTEDNESS. To date, the Company has financed its operations primarily through loans from equity owners, the Interim Financing, equipment lease financing and borrowings under its $7,200,000 secured credit facility with Silicon Valley Bank, which expires on October 15, 1998. The Silicon Valley Bank credit facility, the Aspen Note and the Asset Acquisition Note contain covenants which, among other things, restrict the Company's ability to dispose of assets or merge, incur debt, pay distributions or take certain other corporate actions. By October 15, 1998, the Company will be required to renew the Silicon Valley Bank credit facility or obtain financing from another lender. There can be no assurance that such financing will be obtainable on favorable terms, or at all. The inability to obtain financing when required would have a material adverse effect on the Company and the implementation of its growth strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     RISKS ASSOCIATED WITH RIGHT OF ENTRY CONTRACTS. The Company's strategy relies in large part on its continuing ability to enter into long-term ROE Contracts on satisfactory terms with owners of demographically favorable MDUs. In addition, the Company depends upon third-party lenders to finance the build-out of properties covered by ROE Contracts. The Company may not be able to implement its growth plan as currently contemplated if the demographics or occupancy rates of the MDUs served by the Company change, if in the future the Company is unable to procure suitable ROE Contracts or finance the build-out of properties covered by ROE Contracts, or if the cost of acquiring ROE Contracts increases substantially as a result of increased competition or otherwise. The ability of the Company to implement its growth plan could also be materially adversely affected if lenders are unwilling to accept ROE Contracts as collateral for debt financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The Company's ROE Contracts typically grant the Company the exclusive right to provide CATV services, which the Company believes provides it with a competitive advantage. Some states have adopted "mandatory access laws," which could prevent alternative video providers, such as private cable operators, and property owners from enforcing exclusivity provisions such as those included in many of the Company's ROE Contracts. None of the states in which the Company currently operates or plans to operate in the foreseeable future have mandatory access laws. There can be no assurance that mandatory access laws will not be adopted in states where the Company does business, or that the Company will not expand its operations into states that have mandatory access laws. In addition, the Federal Communications Commission ("FCC") is reviewing the rights of various video programming service providers to access private property, including MDUs, and is considering various restrictions on the duration of contracts that grant exclusive access rights. Thus, there can be no assurance that exclusive rights contained in the Company's ROE Contracts will not be limited or abrogated, in whole or in part, by the passage of mandatory access laws or regulatory action that may have a similar effect. The inability to enforce the exclusivity provisions of ROE Contracts, in whole or in part, could have a material adverse effect on the Company and its ability to implement its current strategy. Moreover, even if the exclusivity provisions of ROE Contracts remain fully enforceable, emerging technologies or changing regulations may enable competitors of the Company to bypass property owners entirely and market their products and services directly to MDU residents via satellite broadcast, wireless transmission, telephone lines or otherwise, which could reduce the competitive advantage provided by the Company's exclusive ROE Contracts. See "Business--Government Regulation--CATV Regulatory Issues."



     RISKS ASSOCIATED WITH MANAGEMENT INFORMATION AND BILLING SYSTEMS. The Company's business requires a management information system ("MIS") and billing system that can accurately and quickly process large amounts of data. Each month, the Company processes over 150,000 individual phone calls and thousands of other individual account transactions. Each of these must be properly billed to the appropriate customer. On occasion, the Company experiences difficulties with the ability of the MIS and billing system to track some types of billable calls, in part due to technology limitations and in part due to the fact that the current MIS and billing system is limited in the number of calls that it can accurately process at one time. Errors and delays in processing customer calls may undermine customer confidence and may result in customers switching their telephone service to another company. While to date these difficulties and limitations have not been material, the Company estimates that approximately $750,000 will be required over the next twelve months to upgrade its MIS and billing system to accurately handle the substantial additional transactions that will be generated if the Company meets its business goals. The actual cost of implementing such an upgrade may materially exceed management's estimates. The Company has recently engaged a national management information system consulting firm to assist it in its efforts to enhance its MIS and billing system. Nonetheless, there can be no assurance that the Company will not encounter material unforeseen difficulties and delays in upgrading its MIS and billing system. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations.



     The Company does not believe that the cost of implementing year 2000 compliant software and systems will have a material effect on the Company's financial condition and results of operations; however, there can be no assurance that the Company will not be impacted by year 2000 issues faced by major distributors, suppliers and financial service organizations with which the Company interacts.



     COMPETITION. Both the CATV and telecommunications industries are highly competitive and characterized by constant innovation. Competitors include major domestic and international private cable, telephone and franchise cable companies and their affiliates, many of which have resources that are substantially greater than those of the Company. Many of such companies also have names that are more recognizable by consumers than that of the Company, which may provide such competitors with significant competitive advantages. Entities with financial resources greater than those of the Company may be able to offer greater incentives to property owners, and the amount of the payments demanded by property owners may increase, impairing the Company's ability to operate on a profitable basis. Some of the Company's competitors include private cable and phone companies, local exchange carriers ("LECs"), competitive local exchange carriers ("CLECs"), franchise cable companies, franchise cable company joint ventures and LEC affiliates. The regulatory environment in which the Company operates continues to undergo fundamental changes that may also lead to increased competition. The trend in the telecommunications industry has been the convergence of traditional telephone and data services with broadcast video services. As part of this trend, service providers are attempting to converge network components: cable television distribution equipment is being considered for telephone services and vice versa, and wireless distribution equipment is being considered for both broadcast video and telephone services. In broader terms, the telephone, cable, wireless and computer industries are evolving to provide fully integrated multimedia services to end-users. The opportunities offered by such convergence will present risks for the Company due to enhanced competition from competitors in various industries with much greater financial, technical, marketing and other resources. Should rates decrease, the Company may be forced to lower its prices or offer additional services or features to remain competitive. Wireless cable and telephone services may also allow competitors to bypass property owners altogether and market their services directly to residents of MDUs. To remain competitive with other providers, the Company may be required to adopt new technologies, which are likely to entail significant capital expenditures. See "Business--Competition," "--Government Regulation--CATV Regulatory Issues" and "--Government Regulation--Telephony Regulatory Issues."



     RISKS ASSOCIATED WITH GROWTH STRATEGY. The expansion of the Company's operations will depend to some extent on matters outside of the Company's control including the ability of the Company to enter into ROE Contracts on favorable terms, make attractive acquisitions, and obtain required governmental permits in a timely manner, at reasonable costs and on satisfactory terms and conditions. The Company intends to incur substantial additional indebtedness to continue to upgrade its existing systems and to build new systems that will enable the Company to offer its customers enhanced products and services. Construction of new systems requires the Company to obtain qualified subcontractors and may subject the Company to the risk of cost overruns and delays. Delays also can be caused by weather, design changes, or material or equipment shortages, as well as the need to obtain governmental approvals. Failure to complete construction of new systems on a timely basis could impair the ability of the Company to compete effectively in a particular area.



     RAPID TECHNOLOGICAL CHANGES; EVOLVING MARKET. The cable and telecommunications industries are subject to rapid and significant technological changes and service innovations. The effect of these changes and innovations, including those relating to emerging hardwire and wireless transmission and switching technologies, cannot be predicted. The Company has formulated its business plans and strategies based on management estimates regarding the market size, the Company's anticipated share of the market, the estimated price and acceptance of the Company's services, and a variety of other factors. There can be no assurance that these estimates will prove to be correct. In addition, the Company relies on its reputation for providing superior customer service to attract customers. The failure to continue to provide this level of service may impair the Company's growth strategy and may result in the loss of customers.



     CONCENTRATION OF REVENUES. Approximately 83% of the Company's revenues are derived in the Austin, Dallas and San Antonio, Texas geographic areas. A sustained economic downturn or significant increases in competition in that region could effect revenues.



     DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon its senior management, particularly Mr. Robert G. Solomon, its Chairman and Chief Executive Officer, and Mr. Donald E. Barlow, its President and Chief Financial Officer. The loss or unavailability of Mr. Solomon or Mr. Barlow could have a material adverse effect on the business, prospects and viability of the Company. There can be no assurance that the Company will be successful in retaining its existing key personnel or in attracting and retaining additional key personnel. The Company does not maintain key man life insurance on either Mr. Solomon or Mr. Barlow. The loss of the services of one or more of the Company's key personnel or the inability to add key personnel could have a material adverse effect on the Company. See "Management--Executive Employment Agreements."



     GOVERNMENT REGULATION. The business of the Company is subject to extensive and changing laws and regulations, including those of the FCC, the Federal Aviation Administration ("FAA") and state and local regulatory bodies such as public utility commissions ("PUC"). Many of the operations of the Company are subject to licensing requirements of federal, state and local law, including the necessity to obtain FCC and PUC approvals for the Company's licenses. The United States Congress, the FCC, the FAA and state and local regulatory bodies in the past have adopted, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including rule-making by the FCC with respect to exclusive contractual rights to provide CATV service to a property, that could affect the operations of the Company's business and its ability to borrow money and pledge certain assets. No assurance can be given that changes in current or future regulations adopted by the United States Congress, the FCC, the FAA or state or local regulatory bodies or legislative initiatives would not have a material adverse effect on the Company. See "Business--Government Regulation--CATV Regulatory Issues" and "--Government Regulation--Telephony Regulatory Issues."

     DILUTION. Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock. At the initial public offering price of $7.50 per share, dilution to new investors will be $3.94 per share of Common Stock. Additional dilution will occur to the extent that outstanding warrants and options are exercised. See "Dilution."



     EFFECT OF FUTURE SALES OF COMMON STOCK. The Company will have 5,666,667 shares of Common Stock outstanding after consummation of the Offering. Shares of Common Stock sold in the Offering to persons who are not "affiliates" of the Company, as defined in Rule 144 under the Securities Act, are freely resalable without restriction. Of the 5,666,667 shares of Common Stock outstanding after consummation of the Offering, 500,000 shares will be "restricted securities," as defined in Rule 144, that may be resold only after registration, through an available exemption, or through compliance with Rule 144 beginning one year after the shares were purchased. In addition, all of the shares of Common Stock outstanding prior to the consummation of the Offering, and all of the shares of Common Stock issuable upon exercise of the Warrants, are subject to a two-year lock-up agreement with Barington, except any stockholder subject to such agreement may sell shares of Common Stock commencing 12 months after the completion of the Offering in the event the last trading price for the Common Stock has been at least 200% of the price in the Offering for a period of 20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the price in the Offering. 2,191,667 shares of Common Stock (including 175,000 shares issuable upon exercise of the Warrants and 350,000 shares issuable upon exercise of the Representatives' Options) are being registered for sale under the Registration Statement, which would permit the holders to sell these shares prior to the expiration of the Rule 144 holding period if Barington were to release the lock-up agreements. The lock-up agreements may be released by Barington on a case-by-case basis. The Company has been advised by Barington that it has no general policy with respect to granting releases from lock-up agreements, but it has no plans, intentions or understandings to modify, shorten or waive the lock-up agreements. There is, however, no assurance that the lock-up agreements will not be released. Sales of substantial amounts of Common Stock after consummation of the Offering could have a material adverse effect on the market price for the Common Stock. See "Shares Eligible for Future Sale."



     NASDAQ ELIGIBILITY REQUIREMENTS; LOW PRICED STOCKS. Continued quotation of the Common Stock on the Nasdaq National Market is conditioned upon the Company continuing to meet its eligibility requirements. In addition, if the trading price of the Common Stock drops below $5.00 per share, sales of Common Stock would be subject to Rule 15g-9 under the Securities Exchange Act of 1934 (the "Exchange Act"), applicable to "low price stocks," which imposes additional sales practice requirements on broker-dealers making sales of low-priced stock to the public. For transactions covered by this rule, a broker-dealer must make a special suitability determination respecting each purchaser and have received each purchaser's written consent to the transaction prior to sale. If the Company fails to meet the Nasdaq's eligibility requirements or the trading price drops below $5.00 per share, the ability of holders to sell their Common Stock in the secondary market could be adversely affected.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered hereby, at the initial public offering price of $7.50 per share, after deducting underwriting discounts and the estimated expenses of the Offering payable by the Company, including the Representatives' non-accountable expense allowance, are estimated to be approximately $22,865,000 ($26,369,375, if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds of the Offering as follows:



                                                              APPROXIMATE
                                                                 AMOUNT       PERCENT
                                                              ------------    -------
Systems build-out...........................................  $ 14,675,000      64.2%
Repayment of indebtedness...................................     4,380,000      19.1
Upgrades and enhancements to MIS and billing system.........       750,000       3.3
Sales and marketing.........................................       500,000       2.2
General corporate purposes and working capital..............     2,560,000      11.2
                                                              ------------     -----
          Total.............................................  $ 22,865,000     100.0%
                                                              ============     =====



     The Company intends to use approximately $14,675,000 of the net proceeds of the Offering in building out systems to deliver products to new MDUs and to develop new product offerings, such as paging, intrusion alarm, Internet access and high-speed data services. In building out new systems, the Company will expend funds to purchase and install CATV headend equipment, telephony switching equipment and wiring. In conjunction with these installation costs, the Company will incur related customer service, licensing and administrative expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



     The Company intends to use approximately $3,380,000 of the net proceeds of the Offering to retire the Interim Notes, which bear interest at 15% per annum and are due on the day following consummation of the Offering, and approximately $1,000,000 of the proceeds of the Offering to pay the first installment due under the Asset Acquisition Note, which bears interest at 10% and is due on the day following consummation of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."



     The Company intends to use approximately $750,000 of the net proceeds of the Offering to upgrade its MIS and billing system to enable such systems to process the increase in the quantity of telephone calls and other customer transactions which the Company expects to result from the buildout of new CATV and telephony facilities.



     The Company intends to use approximately $500,000 of the net proceeds of the Offering to market its services to MDU property owners and to promote its products to MDU residents by hiring additional sales personnel, increasing advertising, participating in trade shows and pursuing direct marketing and public relations efforts.



     The Company intends to use the remaining approximately $2,560,000 ($6,064,375, if the Underwriters' over-allotment option is exercised in full) of net proceeds of the Offering for general corporate purposes and working capital.



     The foregoing is an estimate of the Company's intended uses of net proceeds of the Offering and is subject to readjustment due to changes in the Company's plans, government regulations and industry conditions. Pending such uses, the Company intends to invest the net proceeds of the Offering in short-term, investment grade, interest-bearing securities.


                                DIVIDEND POLICY


     The Company has not paid any dividends since its inception and does not anticipate paying any dividends in the foreseeable future. The Silicon Valley Bank credit facility, the Aspen Note and the Asset Acquisition Note prohibit the payment of dividends.

                                    DILUTION


     Net tangible book value per share is determined by dividing the tangible net worth (tangible assets less liabilities) of the Company by the total number of shares of Common Stock outstanding. As of March 31, 1998, after giving pro forma effect to (i) the issuance of the Interim Notes, 866,667 shares of Common Stock and the Aspen Note in connection with the Interim Financing, which was completed on April 15, 1998, and (ii) the sale of substantially all of the assets of the LLC to the Company, the assumption by the Company of certain liabilities of the LLC and the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in the Asset Acquisition, which will be completed prior to consummation of the Offering, and (iii) the issuance of 500,000 shares of Common Stock under the 1998 Restricted Stock Plan, the Company had a pro forma net tangible book value (deficit) of approximately $(2,856,000) or $(1.32) per share of Common Stock. After giving effect to the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at the initial public offering price of $7.50 per share and receipt of the net proceeds therefrom, and the application of the net proceeds of the Offering as set forth under "Use of Proceeds," the Company's pro forma net tangible book value, as adjusted at March 31, 1998, would have been approximately $20,199,000 or $3.56 per share. This represents an immediate increase in the pro forma net tangible book value of $4.88 per share of Common Stock to present stockholders and an immediate dilution of $3.94 per share of Common Stock to new investors. The following table illustrates this dilution:



Initial public offering price per share.....................           $7.50
  Pro forma net tangible book value (deficit) per share at
     March 31, 1998(1)......................................  $(1.32)
  Increase per share attributable to new investors..........    4.88
                                                              ------
Pro forma net tangible book value per share after the
  Offering..................................................            3.56
                                                                       -----
Dilution per share to new investors.........................           $3.94
                                                                       =====


---------------

(1) As of March 31, 1998, the LLC's actual net tangible book value (deficit) was $(20,398,625).



The following table summarizes, at March 31, 1998, after giving pro forma effect to (i) the issuance of the Interim Notes, 866,667 shares of Common Stock and the Aspen Note in connection with the Interim Financing, which was completed on April 15, 1998, and (ii) the sale of substantially all of the assets of the LLC to the Company, the assumption by the Company of certain liabilities of the LLC and the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in the Asset Acquisition, and (iii) the issuance of 500,000 shares of Common Stock under the 1998 Restricted Stock Plan, the differences between existing stockholders and investors in the Offering with respect to the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of cash consideration paid, and the average price per share of Common Stock, before deduction of expenses of the Offering and underwriting discounts:



                                            SHARES OWNED            CONSIDERATION          AVERAGE
                                        --------------------    ----------------------      PRICE
                                         NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                        ---------    -------    -----------    -------    ---------
Existing Stockholders(1)..............  2,166,667      38.2%    $ 5,922,613      18.4%      $2.73
                                                                -----------    ------       -----
New investors.........................  3,500,000      61.8      26,250,000      81.6       $7.50
                                        ---------     -----     -----------    ------
          Total(1)....................  5,666,667     100.0%    $32,172,613     100.0%
                                        =========     =====     ===========    ======


---------------

(1) Excludes 175,000 shares of Common Stock issuable upon exercise of the Warrants, 1,000,000 shares of Common Stock reserved for issuance under the 1998 Stock Option Plan, and 350,000 shares of Common Stock issuable upon exercise of the Representatives' Options. See "Summary--The Offering," "Certain Transactions," "Management--Benefit Plans," "Description of Capital Stock" and "Underwriting."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company (i) as of March 31, 1998; (ii) as of March 31, 1998, on a pro forma basis, to reflect (a) the Interim Financing completed in April 1998, and (b) the Asset Acquisition, which will be completed prior to consummation of the Offering; and (iii) as of March 31, 1998, on a pro forma, as adjusted basis, to reflect (a) the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at the initial public offering price of $7.50 per share, and (b) the application of the net proceeds of the Offering as set forth under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Notes to Financial Statements appearing elsewhere in this Prospectus.



                                                                U.S. ONLINE COMMUNICATIONS, INC.
                                                        -------------------------------------------------
                                                                       MARCH 31, 1998        PRO FORMA
                                                          ACTUAL        PRO FORMA(1)       AS ADJUSTED(2)
                                                        ----------    -----------------    --------------
Short-term debt:
  Interim Notes.......................................  $2,335,000       $ 3,250,000        $        --
  Silicon Valley Bank credit facility.................          --         7,126,830          7,126,830
  Asset Acquisition Note..............................          --         1,000,000                 --
                                                        ----------       -----------        -----------
  Total short-term debt...............................  $2,335,000       $11,376,830        $ 7,126,830
                                                        ==========       ===========        ===========
Long-term debt:
  Other long-term indebtedness........................  $       --       $ 2,066,529        $ 2,066,529
  Asset Acquisition Note..............................          --         2,000,000          2,000,000
  Aspen Note..........................................   1,500,000         1,500,000          1,500,000
                                                        ----------       -----------        -----------
  Total long-term debt................................   1,500,000         5,566,529          5,566,529
                                                        ----------       -----------        -----------
Stockholders' equity:
  Preferred Stock, $.001 par value, 1,000,000 shares
     authorized; none issued and outstanding..........          --                --                 --
  Common Stock, $.001 par value, 20,000,000 shares
     authorized; 1,121,333 shares issued and
     outstanding, actual; 2,166,667 shares issued and
     outstanding, pro forma; and 5,666,667 shares
     issued and outstanding pro forma, as
     adjusted(3)......................................       1,123             2,167              5,667
Additional paid-in capital............................   2,134,307         5,920,446         32,721,446
Deferred compensation.................................                                       (3,749,500)
Accumulated deficit...................................                                         (497,638)
                                                        ----------       -----------        -----------
  Stockholders' equity................................   2,135,430         5,922,613         28,479,975
                                                        ----------       -----------        -----------
          Total capitalization........................  $3,635,430       $11,489,142        $34,046,504
                                                        ==========       ===========        ===========


---------------

(1) Pro forma to give effect to the second and third closings of the Interim Financing (18.3 units), which was completed in April 1998, and to the issuance of 800,000 shares of Common Stock and the Asset Acquisition Note in the Asset Acquisition. In the Interim Financing, the Company issued 65 units, each unit consisting of an Interim Note in the principal amount of $50,000 and 13,333.33 shares of Common Stock. The Interim Notes are due and payable on the day following consummation of the Offering and, accordingly, have been recorded as short-term debt on a pro forma basis as each has a term of the shorter of 12 months or the consummation of the Offering.



(2) Pro forma, as adjusted, to give effect to (i) the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at the initial public offering price of $7.50 per share and the receipt of the net proceeds therefrom; and (ii) the application of the net proceeds as set forth under "Use of Proceeds," and the write-off of the deferred debt issuance costs related to the Interim Notes.



(3) Excludes shares of Common Stock issuable on exercise of the following warrants and options: (i) 175,000 shares of Common Stock issuable upon exercise of the Warrants; (ii) 1,000,000 shares of Common Stock reserved for issuance under the 1998 Stock Option Plan, of which options for 495,000 shares have been granted as of the date of this Prospectus; and (iii) 350,000 shares of Common Stock issuable upon exercise of the Representatives' Options. See "Summary--The Offering," "Certain Transactions," "Management--Benefit Plans," "Description of Capital Stock" and "Underwriting."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma financial information (the "Pro Forma Financial Information") is based on the audited December 31, 1997 and unaudited March 31, 1998 historical financial statements of the LLC, the audited historical balance sheet of U.S. OnLine Communications, Inc. as of March 31, 1998 and, in each case, the related notes included elsewhere in this Prospectus.



     The unaudited pro forma balance sheet as of March 31, 1998 has been prepared to give effect to the Asset Acquisition and Interim Financing ("Completed Transactions") and the Offering. The unaudited pro forma statement of operations for the year ended December 31, 1997 has been prepared to illustrate the effects of the Completed Transactions and the Offering as if each had occurred on January 1, 1997. The unaudited pro forma statement of operations for the three months ended March 31, 1998 has been prepared to illustrate the effects of the Completed Transactions and the Offering as if each had occurred at the beginning of the period presented. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the financial statements and other financial information included elsewhere herein pertaining to the Company and the LLC, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Pro Forma Financial Information is not necessarily indicative of either future results of operations or the results that might have been achieved if such transactions had been consummated on the indicated dates.



     The Asset Acquisition given effect in the Pro Forma Financial Information is accounted for using the purchase method of accounting. The aggregate purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based upon an estimate of their respective fair values at March 31, 1998.

                       U. S. ONLINE COMMUNICATIONS, INC.


                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 1998



     The pro forma balance sheet below gives effect to the following as if they occurred as of March 31, 1998: (i) issuance by U.S. On Line Communications, Inc. of 18.3 units and the Aspen Note in the Interim Financing; (ii) acquisition of substantially all of the LLC's assets and assumption of certain liabilities of the LLC and issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in the Asset Acquisition; (iii) issuance of 3,500,000 shares of Common Stock and resulting issue costs from the Offering; (iv) payments by the Company to retire the Interim Notes and a charge to expense related issue costs; and (v) payment of the first installment due under the Asset Acquisition Note.



                                         U.S. ONLINE                           PRO FORMA
                                       COMMUNICATIONS,                          FOR THE        ADJUSTMENTS
                                         INC. AS OF          COMPLETED         COMPLETED         FOR THE         PRO FORMA,
                                       MARCH 31, 1998      TRANSACTIONS       TRANSACTIONS       OFFERING       AS ADJUSTED
                                      -----------------    -------------     --------------    ------------    --------------
ASSETS:
Current assets:
  Cash and cash equivalents.........     $5,648,500         $ 1,647,000(a)    $ 7,374,622      $23,055,000(c)   $26,179,622
                                                                 79,122(b)                      (4,250,000)(d)
  Subscriber receivables, net.......             --             458,221(b)        458,221                           458,221
  Supply inventory..................             --             211,794(b)        211,794                           211,794
  Other current assets..............             --              62,992(b)         62,992                            62,992
                                         ----------         -----------       -----------      -----------      -----------
         Total current assets.......      5,648,500           2,459,129         8,107,629       18,805,000       26,912,629
  Property and equipment, net.......             --           8,823,382(b)      8,823,382                         8,823,382
  Excess of cost over fair value of
    net assets acquired, net........             --           6,972,748(b)      6,972,748                         6,972,748
  Deferred loan costs...............        870,296             127,817(a)      1,806,041         (497,638)(d)    1,308,403
                                                                807,928(b)
  Other assets......................             --             440,525(b)        440,525                           440,525
                                         ----------         -----------       -----------      -----------      -----------
         Total assets...............     $6,518,796         $19,631,529       $26,150,325      $18,307,362      $44,457,687
                                         ==========         ===========       ===========      ===========      ===========
LIABILITIES:
Current liabilities:
  Current portion of notes
    payable.........................     $       --         $ 1,000,000(b)    $ 8,126,830      $(1,000,000)(d)  $ 7,126,830
                                                              7,126,830(b)
  Accounts payable..................        292,641           1,928,434(b)      2,221,075                         2,221,075
  Accrued expenses..................        255,725              72,634(a)        481,167                           481,167
                                                                152,808(b)
  Deferred revenues.................             --             326,667(b)        326,667                           326,667
  Interim Notes.....................      2,335,000             915,000(a)      3,250,000       (3,250,000)(d)           --
                                         ----------         -----------       -----------      -----------      -----------
         Total current
           liabilities..............      2,883,366          11,522,373        14,405,739       (4,250,000)      10,155,739
Aspen Note..........................      1,500,000                             1,500,000                         1,500,000
Asset Acquisition Note..............             --           2,000,000(b)      2,000,000                         2,000,000
Other liabilities...................             --           2,066,529(b)      2,066,529                         2,066,529
                                         ----------         -----------       -----------      -----------      -----------
         Total liabilities..........      4,383,366          15,588,902        19,972,268       (4,250,000)      15,722,268
                                         ----------         -----------       -----------      -----------      -----------
Minority interest -- USAC...........             --             255,444(b)        255,444                           255,444
STOCKHOLDERS' EQUITY:
  Common Stock......................          1,123                 244(a)          2,167            3,500(c)         5,667
                                                                    800(b)
  Additional paid-in capital........      2,134,307             914,756(a)      5,920,446       26,246,500(c)    32,721,446
                                                               (127,817)(a)                     (3,195,000)(c)
                                                              2,999,200(b)                       3,749,500(e)
  Deferred compensation expense.....                                                            (3,749,500)(e)   (3,749,500)
  Accumulated deficit...............                                                              (497,638)(d)     (497,638)
                                         ----------         -----------       -----------      -----------      -----------
         Total stockholders'
           equity...................      2,135,430           3,787,183         5,922,613       22,557,362       28,479,975
                                         ----------         -----------       -----------      -----------      -----------
         Total liabilities and
           stockholders' equity.....     $6,518,796         $19,631,529       $26,150,325      $18,307,362      $44,457,687
                                         ==========         ===========       ===========      ===========      ===========

                        U.S. ONLINE COMMUNICATIONS, INC.



                       PRO FORMA STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1998



                                   U.S. ONLINE
                                 COMMUNICATIONS,
                                      INC.
                                 FOR THE PERIOD                      PRO FORMA
                                      ENDED                           FOR THE      ADJUSTMENTS
                                    MARCH 31,       COMPLETED        COMPLETED       FOR THE     PRO FORMA,
                                      1998         TRANSACTIONS     TRANSACTIONS    OFFERING     AS ADJUSTED
                                 ---------------   ------------     ------------   -----------   -----------
Service revenues
  Telephony Revenue............                    $   386,287(f)   $   386,287                  $   386,287
  Cable Revenue................                        686,933(f)       686,933                      686,933
  Other Income.................                         35,851(f)        35,851                       35,851
                                    ---------      -----------      -----------    -----------   -----------
     Total revenue.............                      1,109,071        1,109,071                    1,109,071
Cost of Service
  Telephony....................                        231,603(f)       231,603                      231,603
  Cable........................                        203,867(f)       203,867                      203,867
                                    ---------      -----------      -----------    -----------   -----------
     Total cost of service.....                        435,470          435,470                      435,470
                                    ---------      -----------      -----------    -----------   -----------
Gross profit...................                        673,601          673,601                      673,601

Operating expenses:
  Customer support.............                        130,579(f)       130,579                      130,579
  Other operating expenses.....                        889,398(f)       889,398                      889,398
  Sales and marketing..........                        204,130(f)       204,130                      204,130
  General and administrative...                        602,202(f)       602,202                      602,202
  Depreciation and
     amortization..............                        455,315(f)       521,258                      521,258
                                                        65,943(c)
                                    ---------      -----------      -----------    -----------   -----------
     Total operating
       expenses................                      2,347,567        2,347,567                    2,347,567
                                    ---------      -----------      -----------    -----------   -----------
Loss from operations...........                     (1,673,966)      (1,673,966)                  (1,673,966)
Other income (expense):
  Interest income..............                         13,805(f)        13,805                       13,805
  Interest expense.............                       (644,601)(f)     (425,006)   $   143,126(h)    (281,880)
                                                       219,055(f)
  Other income (expense).......                        (32,582)(f)      (32,582)                     (32,582)
                                    ---------      -----------      -----------    -----------   -----------
     Total other income
       (expense)...............                       (443,783)        (443,783)       143,126      (300,657)
                                    ---------      -----------      -----------    -----------   -----------
Loss before minority
  interest.....................                     (2,117,749)      (2,117,749)       143,126    (1,974,623)
Minority interest in income of
  USAC.........................                        (12,943)(f)      (12,943)                     (12,943)
                                    ---------      -----------      -----------    -----------   -----------
     Net loss..................     $      --      $(2,130,692)     $(2,130,692)   $   143,126   $(1,987,566)
                                    =========      ===========      ===========    ===========   ===========
Net Loss Per Share(i):
  Basic........................                                     $     (0.98)                 $     (0.73)
                                                                    ===========                  ===========
  Diluted......................                                     $     (0.75)                 $     (0.58)
                                                                    ===========                  ===========
Weighted average shares used
  for computing net loss per
  share:
  Basic........................                                       2,166,667                    2,733,334
                                                                    ===========                  ===========
  Diluted......................                                       2,836,667                    3,403,334
                                                                    ===========                  ===========

                        U.S. ONLINE COMMUNICATIONS, INC.



                       PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997


                               PREDECESSOR
                                  (LLC)
                              FOR THE YEAR                     PRO FORMA
                                  ENDED                         FOR THE      ADJUSTMENTS
                              DECEMBER 31,     COMPLETED       COMPLETED       FOR THE       PRO FORMA,
                                  1997        TRANSACTIONS    TRANSACTIONS    OFFERING      AS ADJUSTED
                              -------------   ------------    ------------   -----------    ------------
Telephony revenue...........   $   705,193                    $   705,193                   $    705,193
Cable revenue...............     1,888,280                      1,888,280                      1,888,280
Other revenue...............       127,820                        127,820                        127,820
                               -----------     ----------     -----------    -----------    ------------
  Total revenue.............     2,721,293                      2,721,293                      2,721,293
Cost of
  service -- telephony......       365,362                        365,362                        365,362
Cost of service -- cable....       592,722                        592,722                        592,722
                               -----------     ----------     -----------    -----------    ------------
  Total cost of service.....       958,084                        958,084                        958,084
                               -----------     ----------     -----------    -----------    ------------
Gross profit................     1,763,209                      1,763,209                      1,763,209

Operating expenses:
  Customer support..........       426,471                        426,471                        426,471
  Other operating
     expenses...............     2,519,825                      2,519,825                      2,519,825
  Sales and marketing.......       838,525                        838,525                        838,525
  General and
     administrative.........     2,865,608                      2,865,608                      2,865,608
  Depreciation and
     amortization...........     1,343,543     $  259,610(g)    1,603,153                      1,603,153
                               -----------     ----------     -----------    -----------    ------------
     Total operating
       expenses.............     7,993,972        259,610       8,253,582                      8,253,582
                               -----------     ----------     -----------    -----------    ------------
Loss from operations........    (6,230,763)      (259,610)     (6,490,373)                    (6,490,373)
Other income (expense):
  Interest income...........       133,177                        133,177                        133,177
  Interest expense..........    (3,104,809)     1,746,301(g)   (1,358,508)   $   572,500(h)     (786,008)
  Other income (expense)....      (111,712)                      (111,712)                      (111,712)
                               -----------     ----------     -----------    -----------    ------------
     Total other income
       (expense)............    (3,083,344)     1,746,301      (1,337,043)       572,500        (764,543)
                               -----------     ----------     -----------    -----------    ------------
Loss before minority
  interest..................    (9,314,107)     1,486,691      (7,827,416)       572,500      (7,254,916)
Equity in losses of Cable...       911,195       (911,195)(g)          --                             --
Minority interest in income
  of USAC...................       (43,437)                       (43,437)                       (43,437)
                               -----------     ----------     -----------    -----------    ------------
     Net loss...............   $(8,446,349)    $  575,496     $(7,870,853)   $   572,500    $ (7,298,353)
                               ===========     ==========     ===========    ===========    ============
Net loss per share(i):
  Basic.....................                                  $     (3.63)                  $      (2.67)
                                                              ===========                   ============
  Diluted...................                                  $     (2.77)                  $      (2.14)
                                                              ===========                   ============
Weighted average shares used
  for computing net loss per
  share:
  Basic.....................                                    2,166,667                      2,733,334
                                                              ===========                   ============
  Diluted...................                                    2,836,667                      3,403,334
                                                              ===========                   ============

                        U.S. ONLINE COMMUNICATIONS, INC.

              NOTE TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENT

PRO FORMA ADJUSTMENTS

  BALANCE SHEET


          (a) Gives effect to the sale of 244,000 shares of Common Stock at $3.75 per share and the placement of $915,000 of the Interim Notes (18.3 units), reduced by issuance costs of $255,634.



          (b) Gives effect to the acquisition of substantially all of the assets and the assumption of certain liabilities of the LLC by U.S. OnLine Communications, Inc. in the Asset Acquisition in exchange for 800,000 shares of Common Stock valued at $3.75 per share and the issuance of the $3,000,000 Asset Acquisition Note, resulting in goodwill of $6,972,748, calculated as follows:



Total assets of the LLC at March 31, 1998....    $ 14,942,000
  Less assets not acquired...................      (3,850,000)
                                                 ------------
     Total assets acquired...................      11,092,000
                                                 ------------
Total liabilities of the LLC at March 31,
  1998.......................................      30,683,000
Minority interest in USAC....................         255,000
  Less liabilities not assumed...............     (18,873,000)
                                                 ------------
     Total liabilities assumed...............      12,065,000
                                                 ------------
          Net assets acquired................        (973,000)
Purchase price...............................       6,000,000
                                                 ------------
          Excess of cost over fair value of
            net assets acquired..............    $  6,973,000
                                                 ============



     The payable to related parties of $18,873,000 at March 31, 1998 has been excluded from liabilities assumed in the Asset Acquisition. U.S. OnLine Communications, Inc. will not be contingently liable to the LLC or any related party for any portion of this payable.



     Assets not acquired is comprised of goodwill of $3,805,000 and organizational costs of $45,000. Liabilities not assumed is comprised of amounts payable to related party as discussed above.



          (c) Gives effect to the issuance of 3,500,000 shares of Common Stock at the initial public offering price of $7.50 per share by the Company in connection with the Offering, resulting in additions to stockholders' equity of $26,250,000 reduced by related estimated issuance costs of $3,195,000.



          (d) Gives effect to payments by the Company of $3,250,000 to retire the Interim Notes along with a charge of $497,638 to expense related issuance costs and $1,000,000 to pay the first installment due under the Asset Acquisition Note.



          (e) Gives effect to the issuance of 500,000 shares of Common Stock under the 1998 Restricted Stock Plan at a purchase price of $0.001 per share and an assumed market value at the effective date of the Offering of $7.50 per share. The 1998 Restricted Stock Plan is treated as a variable plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Because a measurement date had not occurred on the date of the award, the Company will record a charge for $3,749,500 at the effective date of the Offering, if applicable.


  STATEMENT OF OPERATIONS


          (f) Gives effect to the Interim Financing and Asset Acquisition, resulting in the addition of LLC's revenues and expenses for the three months ended March 31, 1998 with an increase in amortization expense of $63,943 based on the addition of goodwill (using a ten year life), and a reduction in interest expense of $219,055 for the net effect of the elimination of $18,873,000 of payable to related parties and the addition of the Interim Notes, the Acquisition Note and the Aspen Note.



          (g) Gives effect to the Interim Financing and Asset Acquisition, resulting in an increase in amortization expense of $259,610 based on the addition of goodwill (using a ten year life), a reduction in interest expense of $1,746,301 for the net effect of the elimination of $18.423 million of payable to related parties and the addition of the Interim Notes, the Acquisition Note and the Aspen Note and elimination of the equity in losses of Cable.



          (h) Gives effect to the Offering, resulting in a reduction in interest expense from the payment of the Interim Notes totaling $3,250,000 with a reduction in interest expense of $121,876 and $487,500 for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively, and the first installment of the Asset Acquisition Note totaling $1,000,000 with a reduction of interest expense of $21,250 and $85,000 for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively.



        (i) Pro Forma Net Loss Per Common Share.



          Statement of Financial Accounting Standard No. 128, issued in February 1997, establishes new standards for computing and presenting earnings per share ("EPS") on a basis that is more comparable to international standards and provides for the presentation of basic and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS is computed using the weighted average number of shares outstanding plus all dilutive potential common shares outstanding.



          The following is the reconciliation of basic and diluted pro forma net loss per share computations for the year ended December 31, 1997 and the three months ended March 31, 1998:



                                                                     MARCH 31, 1998
                                                              ----------------------------
                                                               PRO FORMA
                                                                FOR THE        PRO FORMA,
                                                               COMPLETED           AS
                                                              TRANSACTIONS      ADJUSTED
                                                              ------------    ------------
Basic pro forma net loss per share:
  Net loss..................................................  $(2,130,692)    $ (1,987,566)
                                                              ===========     ============
  Basic weighted average common shares outstanding..........    2,166,667        2,733,334
                                                              ===========     ============
  Basic pro forma net loss per share........................  $     (0.98)    $      (0.73)
                                                              ===========     ============
Diluted pro forma net loss per share:
  Net loss..................................................  $(2,130,692)    $ (1,987,566)
                                                              ===========     ============
  Basic weighted average common shares outstanding..........    2,166,667        2,733,334
  Effect of dilutive securities:
     Options and warrants...................................      670,000          670,000
                                                              -----------     ------------
  Diluted weighted average common shares outstanding........    2,836,667        3,403,334
                                                              ===========     ============
  Diluted pro forma net loss per share......................  $     (0.75)    $      (0.58)
                                                              ===========     ============



                                                                   DECEMBER 31, 1997
                                                              ----------------------------
                                                               PRO FORMA
                                                                FOR THE        PRO FORMA,
                                                               COMPLETED           AS
                                                              TRANSACTIONS      ADJUSTED
                                                              ------------    ------------
Basic pro forma net loss per share:
  Net loss..................................................  $(7,870,853)    $ (7,298,353)
                                                              ===========     ============
  Basic weighted average common shares outstanding..........    2,166,667        2,733,334
                                                              ===========     ============
  Basic pro forma net loss per share........................  $     (3.63)    $      (2.67)
                                                              ===========     ============
Diluted pro forma net loss per share:
  Net loss..................................................  $(7,870,853)    $ (7,298,353)
                                                              ===========     ============
  Basic weighted average common shares outstanding..........    2,166,667        2,733,334
  Effect of dilutive securities:
     Options and warrants...................................      670,000          670,000
                                                              -----------     ------------
  Diluted weighted average common shares outstanding........    2,836,667        3,403,334
                                                              ===========     ============
  Diluted pro forma net loss per share......................  $     (2.77)    $      (2.14)
                                                              ===========     ============

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The pro forma financial data of the LLC and the Company and the selected financial data of the LLC below should be read in conjunction with the financial statements, Notes to Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this Prospectus. The selected financial data for the fiscal years ended December 31, 1996 and December 31, 1997 are derived from historical financial statements of the LLC. The LLC owned a 50% interest in Cable during the year ended December 31, 1996 and, in the year ended December 31, 1997, acquired the remaining interest in Cable. Therefore, the unaudited pro forma statement of operations data for the LLC for the year ended December 31, 1996 gives effect to the acquisition of Cable as if that transaction had occurred January 1, 1996. (See Note 2 of the Notes to Financial Statements of the LLC.) The selected financial data for the three months ended March 31, 1997 and March 31, 1998 are derived from the unaudited financial statements of the LLC. The unaudited pro forma statement of operations data for the LLC for the period ended March 31, 1997 gives effect to the acquisition of Cable as if that transaction had occurred January 1, 1997. The unaudited pro forma statement of operations data for the Company for the year ended December 31, 1997 and for the three months ended March 31, 1998, gives effect to the Interim Financing and the Asset Acquisition as if those transactions had occurred on January 1, 1997 and January 1, 1998 respectively.



                                                                    U.S. ONLINE COMMUNICATIONS L.L.C.
                                          -------------------------------------------------------------------------------------
                                           MARCH 31,     MARCH 31,      MARCH 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                             1998           1997          1997           1997           1996           1996
                                            ACTUAL      PRO FORMA(1)     ACTUAL         ACTUAL      PRO FORMA(2)      ACTUAL
                                          -----------   ------------   -----------   ------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Telephony revenue.......................  $   386,287   $    67,498    $    67,498   $   705,193    $    57,010    $    57,010
Cable revenue...........................      686,933       300,809             --     1,888,280        777,490             --
Other revenue...........................       35,851        16,693            159       127,820          2,376          1,397
                                          -----------   -----------    -----------   -----------    -----------    -----------
         Total revenue..................    1,109,071       385,000         67,657     2,721,293        836,876         58,407
Cost of service
Telephony...............................      203,867        34,994         34,994       365,362         40,749         40,749
Cable...................................      231,603        83,160             --       592,722        272,286             --
                                          -----------   -----------    -----------   -----------    -----------    -----------
         Total cost of service..........      435,470       118,154         34,994       958,084        313,035         40,749
                                          -----------   -----------    -----------   -----------    -----------    -----------
         Gross profit...................      673,601       266,846         32,663     1,763,209        523,841         17,658
Operating expenses:
  Customer support......................      130,579        64,293         11,218       426,471        319,254         53,331
  Other operating expenses..............      889,398       249,933        117,723     2,519,825        464,734        292,564
  Sales and marketing...................      204,130       204,363         72,112       838,525        503,719        181,888
  General and administrative............      602,202       700,330        432,739     2,865,608      2,684,079      1,983,862
  Depreciation and amortization.........      455,315       401,601        174,952     1,343,543        670,732        209,711
                                          -----------   -----------    -----------   -----------    -----------    -----------
         Total operating expenses.......    2,281,624     1,620,520        808,744     7,993,972      4,642,518      2,721,356
Loss from operations....................   (1,608,023)   (1,353,674)      (776,081)   (6,230,763)    (4,118,677)    (2,703,698)
Other income (expense):
  Interest income.......................       13,805        32,099        177,096       133,177        183,233        355,365
  Interest expense......................     (644,061)     (485,305)      (481,990)   (3,104,809)    (1,133,936)    (1,111,156)
  Other income (expense)................      (32,582)       (2,330)        (1,329)     (111,712)            --             --
                                          -----------   -----------    -----------   -----------    -----------    -----------
         Total other income (expense)...     (622,838)     (455,536)      (306,223)   (3,083,344)      (950,703)      (755,791)
                                          -----------   -----------    -----------   -----------    -----------    -----------
Loss before minority interest...........   (2,270,861)   (1,809,210)    (1,082,304)   (9,314,107)    (5,069,380)    (3,459,489)
Equity in losses of Cable...............           --                     (299,299)           --             --       (783,594)
Minority interest in loss of Cable......           --            --             --       911,195             --             --
Minority interest in income of
  partnership...........................      (12,943)      (11,882)            --       (43,437)       (38,114)            --
                                          -----------   -----------    -----------   -----------    -----------    -----------
         Net loss.......................  $(2,283,804)  $(1,821,092)   $(1,381,603)  $(8,446,349)   $(5,107,494)   $(4,243,083)
                                          ===========   ===========    ===========   ===========    ===========    ===========

OPERATING DATA(3):

CATV:
  Operational Passings(i)...............       12,352                                     11,888(iii)                    6,394
  Basic Subscribers(ii).................        8,261                                      7,592(iii)                    3,333
  Basic Penetration(iv).................           67%                                        64%                           52%
  Premium Channel Subscriptions.........        4,439                                      4,376                         2,088
  Premium-to-Basic Ratio(v).............           54%                                        58%                           63%
  Average Monthly Revenue Per Basic
    Subscriber(vi)......................  $     27.14                                $     25.81                   $       N/A(xii)

TELEPHONY:
  Operational Passing(vii)..............        5,217                                      4,985                         1,190
  Subscribers...........................        2,239                                      1,939                           327
  Subscriber Penetration................           43%                                        39%                           27%
  Average Monthly Revenue Per
    Subscriber(viii)
    Local Telephony Services............  $     25.08                                $     34.39                           N/A(xii)
    Long-distance Telephony Services....  $     32.54                                $     37.24                           N/A(xii)
  Lines(ix).............................        2,804                                      2,392                           409
  Line Penetration(x)...................           54%                                        48%                           34%
  Average Monthly Revenue per
    Line(xi)............................  $     46.01                                $     45.09                   $       N/A(xii)



                                                              U.S. ONLINE COMMUNICATIONS, INC.
                                                              --------------------------------
                                                                     PRO FORMA FOR THE
                                                                 COMPLETED TRANSACTIONS(4)
                                                              --------------------------------
                                                                MARCH 31,        DECEMBER 31,
                                                                  1998               1997
                                                              -------------     --------------
STATEMENT OF OPERATIONS DATA:
Telephony revenue...........................................       386,287        $   705,193
Cable revenue...............................................       686,933          1,888,280
Other revenue...............................................        35,851            127,820
                                                               -----------        -----------
        Total revenue.......................................     1,109,071          2,721,293
Cost of service
Telephony...................................................       203,867            365,362
Cable.......................................................       231,603            592,722
                                                               -----------        -----------
        Total cost of service...............................       435,470            958,084
                                                               -----------        -----------
        Gross profit........................................       673,601          1,763,209
Operating expenses:
  Customer support..........................................       130,579            426,471
  Other operating expenses..................................       889,398          2,519,825
  Sales and marketing.......................................       204,130            838,525
  General and administrative................................       602,202          2,865,608
  Depreciation and amortization.............................       521,258          1,603,153
                                                               -----------        -----------
        Total operating expenses............................     2,347,567          8,253,582
Loss from operations........................................    (1,673,966)        (6,490,373)
Other income (expense):
  Interest income...........................................        13,805            133,177
  Interest expense..........................................      (425,006)        (1,358,508)
  Other income (expense)....................................       (32,582)          (111,712)
                                                               -----------        -----------
        Total other income (expense)........................      (443,783)        (1,337,043)
Loss before minority interest...............................    (2,117,749)        (7,827,416)
Equity in losses of Cable...................................            --                 --
Minority interest in loss of Cable..........................            --                 --
Minority interest in income of partnership..................       (12,943)           (43,437)
                                                               -----------        -----------
        Net loss............................................   $(2,130,692)       $(7,870,853)
                                                               ===========        ===========
Net loss per share:
  Basic.....................................................   $     (0.98)       $     (3.63)
                                                               ===========        ===========
  Diluted...................................................   $     (0.75)       $     (2.77)
                                                               ===========        ===========
Weighted average shares used for computing net loss per
  share:
  Basic:....................................................     2,166,667          2,166,667
                                                               ===========        ===========
  Diluted:..................................................     2,836,667          2,836,667
                                                               ===========        ===========

                                                                     U.S. ONLINE COMMUNICATIONS, INC.
                                                              -----------------------------------------------
                                                                              MARCH 31, 1998
                                                              -----------------------------------------------
                                                                                               PRO FORMA,
                                                               AUDITED      PRO FORMA(5)    AS ADJUSTED(5)(6)
                                                              ----------    ------------    -----------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $5,648,500    $ 7,374,622        $26,179,622
Working capital (deficit)...................................   2,765,134     (6,298,110)        16,756,890
Total assets................................................   6,518,796     26,150,325         44,457,687
Long-term obligations, net of current maturities............   1,500,000      5,566,529          5,566,529
Stockholders' equity........................................   2,135,430      5,922,613         28,479,975


---------------

(1) Pro forma summary financial data gives effect to the LLC's acquisition of Cable as if it had occurred on January 1, 1997.


(2) Pro forma summary financial data gives effect to the LLC's acquisition of 100% of Cable as if it had occurred on January 1, 1996.


(3) Operating data is included for purposes of additional analysis and is not derived from the historical financial statements of the LLC.


(4) Pro forma summary financial data gives effect to (i) the sale of 65 units for the year ended December 31, 1997 and 18.3 units for the three months ended March 31, 1998, each unit consisting of an Interim Note and 13,333.33 shares of Common Stock, and the Aspen Note; (ii) the Asset Acquisition, including the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock issued in the Asset Acquisition; and (iii) the merger of Cable into the LLC.


(5) Pro forma summary balance sheet data gives effect to the following as if they occurred on December 31, 1997: (i) the proceeds from the issuance of 65 units in the Interim Financing, resulting in additions to stockholders' equity of $915,000, issue costs of $183,000, Interim Notes of $915,000 and issue costs of $255,634; (ii) the acquisition of substantially all of the assets, and the assumption of certain liabilities, of the LLC and the issuance of the Asset Acquisition Note and 800,000 shares of Common Stock in the Asset Acquisition and the issuance of 500,000 shares of Common Stock under the 1998 Restricted Stock Plan.


(6) Pro forma summary balance sheet data gives effect to the following as if they occurred on December 31, 1997: (i) the proceeds from the issuance of 3,500,000 shares of Common Stock in the Offering (at the initial public offering price of $7.50 per share), resulting in additions to stockholders' equity of $26,250,000 and issue costs of $3,195,000; and (ii) payments by the Company of $3,250,000 to retire the Interim Notes and a related charge of $497,638 to expense related issue costs, and $1,000,000 to pay the first installment due under the Asset Acquisition Note.


    (i) Operational passings represents the number of MDU units with respect to which the Company has connected its CATV services.


    (ii) Includes the number of basic subscribers and premium subscribers at such date.


    (iii) Excludes passings and subscribers in Atlanta, Georgia, which were sold on March 6, 1998 pursuant to a purchase agreement with a third party.


    (iv) Basic penetration is calculated by dividing the total number of basic subscribers at such date by the total number of operational passings.


    (v) Premium-to-basic ratio is calculated by dividing the total number of premium subscribers by the total number of basic subscribers.


    (vi) Represents average monthly revenue from monthly service fees and installation charges per the average number of basic subscribers for the periods ended as of the date shown.


    (vii) Represents the number of MDU units with respect to which the Company has connected its telephony services.


    (viii) Represents average monthly revenue from local and long-distance service fees per the average number of subscribers for the periods ended as of the date shown.


    (ix) Lines represent the number of telephone lines currently being provided to telephony service subscribers. A telephony service subscriber can subscribe for more than one line.


    (x) Line penetration is calculated by dividing the total number of telephony lines at such date by the total number of units passed.


    (xi) Represents average monthly revenue per the average number of lines for the periods ended as of the date shown.


    (xii)  Information not available.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with Selected Financial Data and the historical financial statements of the Company, the LLC and Cable, and the Notes to Financial Statements thereto appearing elsewhere in this Prospectus.


OVERVIEW


     The Company markets and provides CATV and enhanced local and long distance telecommunications services to MDUs such as apartment complexes and other concentrated residential sites. The Company provides its services pursuant to ROE Contracts with property owners and agreements with MDU residents.



     The Company has experienced significant growth in the total number of executed ROE Contracts, passings and subscribers. From December 31, 1996 to March 31, 1998, the number of properties covered by ROE Contracts increased from 28 to 43 (an increase of 54%), the number of operational passings increased from approximately 7,600 to approximately 18,000 (an increase of approximately 135%), and the number of subscribers increased from approximately 3,600 to approximately 10,000 (an increase of approximately 180%).



     The Company derives revenues from delivering CATV and telephony services to MDU residents and generally does not charge property owners for installing passings on properties. The Company derived 93% and 69% of its revenues from CATV services, and 7% and 26% from telephony services, in 1996 and 1997, respectively. The Company intends to offer related services such as paging, intrusion alarm and Internet access, although revenues attributable to these new services are not expected to be material in the near future.



     Revenue from subscribers is recognized in the month that service is provided. The Company also recognizes installation fees from subscribers as revenue upon the origination of service to a subscriber. Costs incurred in obtaining subscribers are expensed as incurred.



     The LLC has incurred substantial losses since its inception. At March 31, 1998, the LLC had a working capital deficit of $8,722,610 and an accumulated deficit of $17,193,018. Management expects that the Company will continue to incur losses for the foreseeable future. The audit opinions on the financial statements of U.S. OnLine Communications, Inc., the LLC and Cable express substantial doubt as to the ability of these companies to continue as going concerns due to the accumulated losses from operations, negative working capital and negative cash flows. The Company's operations to date have been funded primarily through borrowings under its Silicon Valley Bank credit facility, equipment lease financing, loans from affiliates and private financings.


RESULTS OF OPERATIONS


     The results of operations described below are based upon two different presentations: (i) comparison of the historical results of operations of the LLC for each of the two years ended December 31, 1996 and 1997 and for the three months ended March 31, 1998 and 1997, and (ii) comparison of the unaudited pro forma statement of operations for the LLC for the year ended December 31, 1996 and the three months ended March 31, 1997 to the historical results of operations of the LLC for the year ended December 31, 1997 and the three months ended March 31, 1998. Cable was an unconsolidated subsidiary of the LLC during 1996, and in 1997 the LLC acquired the remaining interest in Cable. The pro forma financial statements for the year ended December 31, 1996 and the three months ended March 31, 1997 give effect to the LLC's acquisition of 100% of Cable as if it had occurred on January 1, 1996 and January 1, 1997, respectively. This pro forma presentation is intended to provide a meaningful comparison in analyzing the Company's results of operations.

MARCH 31, 1998 (HISTORICAL) COMPARED TO MARCH 31, 1997 (HISTORICAL)



QUARTER ENDED MARCH 31, 1998 (HISTORICAL) COMPARED TO QUARTER ENDED MARCH 31, 1997 (HISTORICAL)



     Revenues. Revenues increased from $67,657 in the first quarter of 1997 to $1,109,071 in the first quarter of 1998, resulting from the increase of subscribers in six telephony properties in the first quarter of 1997 and the addition of 37 new CATV and telephony properties through the first quarter of 1998. CATV service revenues of $300,809 were not included in the first quarter of 1997 since the LLC was using the equity method of accounting during that period. CATV service revenues for the first quarter of 1998 were $686,933. Telephony service revenues increased from $67,498 in the first quarter of 1997 to $386,287 in the first quarter of 1998, primarily due to growth in operational passings of approximately 153% (from 2,059 to 5,217) coupled with an increase in subscribers of approximately 352% (from 504 to 2,276).



     Gross Profit. Gross profit increased from $32,663 in the first quarter of 1997 to $673,601 in the first quarter of 1998, primarily due to the substantial increase in revenues and the addition of higher margin CATV services into the service mix. Gross margin in the first quarter 1998 was 61% of revenues compared to 48% of revenues in the first quarter 1997. The increase in gross margin was primarily attributable to the addition of CATV services into the product mix. $217,649 of CATV gross profit in the first quarter of 1997 was not reflected in the LLC's financial statements since the equity method of accounting was used in 1997. Gross profit for telephony services increased from $32,504 in the first quarter of 1997 to $182,420 in the first quarter of 1998. Gross profit for CATV services was $455,330 for the first quarter of 1998. Gross margin for telephony services in the first quarter of 1998 was 47% of revenues compared to 48% of revenues in the first quarter of 1997. Gross margin for CATV services was 66% of revenues for the first quarter of 1998.



     Customer Support Expenses. Customer support expenses increased from $11,218 in the first quarter of 1997 to $130,579 in the first quarter of 1998. Since the LLC employed the equity method of accounting for Cable in the first quarter of 1997, $53,076 of the increase in customer support expense is attributable to the fact that customer support, general and administrative expenses incurred by Cable were not included in 1997. The increase was also attributable to the increase in customer support for a greater number of passings (17,500 passings at March 31, 1998 compared to 10,562 passings at March 31, 1997). Customer support expenses consist primarily of the national customer call center expenses, operating and maintenance expense and engineering expenses.



     Other Operating Expenses. Other operating expenses increased from $117,723 for the first quarter in 1997 to $889,398 for the same period in 1998. The increase was principally attributable to lease expense of $472,468 in connection with operating lease arrangements for equipment and an increase in fixed telephony delivery costs, specifically, T-1 cost in the amount of $57,209 associated with increased facilities based telephony service in 1998. $132,000 of the increase is attributable to other operating expense associated with CATV not being included in the LLC's financial statements in 1997 due to the use of the equity method of accounting in 1997. The remaining increase in the approximate amount of $110,000 included maintenance, contract labor, mileage, billing and other operating expenses.



     Sales and Marketing Expenses. Sales and marketing expenses increased from $72,112 in the first quarter of 1997 to $204,130 in the first quarter of 1998. Approximately $132,000 of this increase was attributable to sales and marketing expenses related to Cable's operations. Since the LLC employed the equity method of accounting for Cable in 1997, sales and marketing expenses were not included in the LLC's financial statements in 1997. The remaining portion of the increase is attributable to growth in passings and subscriber base.



     General and Administrative Expenses. General and administrative expenses increased from $432,739 in the first quarter of 1997 to $602,202 in the first quarter of 1998. This increase was primarily attributable to increases in accounting and finance expenses, corporate management and other administrative expenses related to the LLC's growth and marketing activities. General and administrative expenses related to CATV operations were not included in the LLC's financial statements due to the use of the equity method of accounting in the first quarter of 1997.

     Depreciation and Amortization. Depreciation and amortization expense increased from $174,952 in the first quarter of 1997 to $455,315 in the first quarter of 1998. Approximately $165,000 of this increase was attributable to the depreciation expense incurred by Cable in the first quarter of 1997. Since the LLC employed the equity method of accounting for Cable in 1997, depreciation and amortization expense were not included in the LLC's financial statements in 1997. An additional $62,160 of the increase is attributable to amortization of goodwill recognized in the first quarter of 1998. The remaining $53,000 of the increase was attributable to capitalized project costs associated with the increased number of executed ROE contracts and the plant and equipment associated with the delivery of the telephony and CATV services in the first quarter of 1998.



     Interest Income. Interest income decreased from $177,096 in the first quarter of 1997 to $13,805 in the first quarter of 1998. This decrease is a result of interest income associated with CATV operations not being included in the LLC's financial statements in the first quarter of 1997 due to the use of the equity method of accounting during that period.



     Interest Expense. Interest expense increased from $481,990 in the first quarter of 1997 to $644,060 in the first quarter of 1998. The increase in interest expense was primarily due to an increase in borrowings from the Silicon Valley Bank credit facility and other lenders to support expansion activities during 1997.



     Other Expenses. Other expenses for the first quarter of 1998 were $32,582, whereas the LLC incurred nominal expenses in the first quarter of 1997. These expenses for 1998 resulted primarily from losses on the disposal of equipment.



     Net Loss. As a result of the foregoing factors, the Company's net loss increased from $1,381,603 in the first quarter of 1997 to $2,281,804 in the first quarter of 1998. $598,598 of the increase in net loss was attributable to the LLC's use of the equity method of accounting for Cable in the first quarter of 1997.



QUARTER ENDED MARCH 31, 1998 (HISTORICAL) COMPARED TO QUARTER ENDED MARCH 31, 1997 (PRO FORMA)



     Revenues. Revenues increased by 188% from $385,000 in the first quarter of 1997 to $1,109,071 in the first quarter of 1998. The increase in revenues was primarily attributable to the continuing increase in subscribers resulting from the addition of 6 new properties in the first quarter of 1997 and an additional 13 new properties through the first quarter of 1998. CATV service revenues increased 128% from $300,809 in the first quarter of 1997 to $686,933 in the first quarter of 1998. Telephony service revenues increased 472%, from $67,498 in the first quarter of 1997 to $386,287 in the first quarter of 1998.



     Gross Profit. Gross profit increased by 152% from $266,846 to $673,601 in the first quarter of 1997 and 1998, respectively. This increase was primarily due to the increase in the number of passings in the same period. Telephony gross profit increased 461% from $32,504 in the first quarter of 1997 to $182,420 in the first quarter of 1998. The increase in gross profit is primarily attributable to a 472% growth in revenues due to the addition of more telephony passings. Gross profit for CATV services grew 109% from $217,649 in the first quarter of 1997 to $455,330 in the first quarter of 1998. This increase is primarily attributable to a 128% growth in CATV revenues in the same period. Gross margin in the first quarter of 1997 was 69% of revenues compared to 61% of revenues in the first quarter of 1998. This decrease in gross margin was primarily due to the increase in telephony revenues as a percentage of all revenues. Gross margin for CATV services in the first quarter of 1997 was 70% of revenues compared to 66% of revenues in the first quarter of 1998. This decrease in gross margin for CATV services was primarily due to the increase in programming costs in the first quarter of 1998.



     Customer Support Expenses. Customer support expenses increased by 103% from $64,293 in the first quarter of 1997 to $130,579 in the first quarter of 1998. This increase is primarily attributable to the increased cost of servicing the higher number of passings, which grew from 10,562 in the first quarter of 1997 to 17,569 in the first quarter of 1998.



     Other Operating Expenses. Other operating expenses increased by 256% from $249,933 for the first quarter of 1997 to $889,398 in the first quarter of 1998. The increase was principally attributable to lease expense of $472,468 in connection with operating lease arrangements for equipment and an increase in fixed telephony delivery costs, specifically T-1 cost in the amount of $57,209 associated with increased facilities-based telephony services in 1998. The remaining other operating expenses in the approximate amount of $47,000 included maintenance, contract labor, mileage, billing and other operating expenses.



     Sales and Marketing. Sales and marketing expenses remained constant at approximately $200,000 from the first quarter of 1997 to the first quarter of 1998. The Company incurred a $16,000 increase in royalty expense attributable to the growth in the number of passings. This increase is offset by a $19,000 reduction in salary expense coinciding with the streamlining and reorganization of the Company's sales and marketing effort.



     General and Administrative Expenses. General and administrative expenses decreased by 14% from $700,330 in the first quarter of 1997 to $602,202 in the first quarter of 1998.



     Depreciation and Amortization. Depreciation and amortization increased by 74% from $401,601 in the first quarter of 1997 to $455,315 in the first quarter of 1998. This increase is attributable to capitalized project costs associated with the increased number of executed ROE Contracts and the plant and equipment associated with the delivery of telephony and CATV services in 1998.



     Interest Income. Interest income decreased by 57% from $32,099 in the first quarter of 1997 compared to $144,930 in the first quarter of 1998.



     Interest Expense. Interest expense increased by 33% from $485,305 in the first quarter of 1997 to $775,186 in the first quarter of 1998. The increase is attributable to borrowings from Silicon Valley Bank and other lenders to fund expansion.



     Other Expenses. Other expenses for the first quarter of 1998 were $32,582, whereas the LLC incurred nominal expenses in the first quarter of 1997. These expenses for 1998 resulted primarily from the sale of equipment.



     Net Loss. As a result of the foregoing, the Company's net loss increased by 65% from $1,821,092 in the first quarter of 1997 compared to $2,283,804 in the first quarter of 1998.



FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996.



     Revenues. Revenues increased from $58,407 in 1996 to $2,721,293 in 1997, primarily due to the continuing increase of subscribers in four new properties in 1996 and the addition of 16 new properties in 1997. CATV service revenues of $777,490 were not included in 1996 revenues because the LLC was using the equity method of accounting during 1996. CATV service revenues for 1997 were $1,888,280. Telephony service revenues for 1997 increased from $57,010 in 1996 to $705,193 in 1997, due to the acquisition of the remaining 50% ownership interest of Cable. The operating results for 1997 have been consolidated, with the elimination of the 50% interest in Cable's earnings for the period from January 1, 1997 to September 7, 1997. The LLC began using the consolidation method of accounting in September 1997, and continued to use this method through 1997.


     Gross Profit. Gross profit increased from $17,658 in 1996 to $1,763,209 in 1997, primarily due to the substantial increase in revenues and the addition of higher margin CATV services into the service mix. Gross margin in 1997 was 65% of revenues compared to 30% of revenues in 1996. The increase in gross margin was primarily attributable to the addition of CATV services into the product mix. $506,183 of CATV gross profit in 1996 was not reflected in the LLC's financial statements because the equity method of accounting was used in 1996. Gross profit for telephony services increased from $16,261 in 1996 to $339,831 in 1997. Gross profit for CATV services was $1,295,558 in 1997. Gross margin for telephony services in 1997 was 48% of revenues compared to 29% of revenues in 1996, and gross margin for CATV services, first introduced into the product mix in 1997, was 69% of revenues for 1997.

     Customer Support Expenses. Customer support expenses increased from $53,331 in 1996 to $426,471 in 1997. Since the LLC employed the equity method of accounting for Cable in 1996, $265,923 of the increase to customer support expense is attributable to the fact that customer support, general and administrative expenses incurred by Cable were not included in 1996. The increase was also attributable to the increase in customer support for a greater number of passings (17,500 passings in 1997 compared with 7,584 passings in 1996). Customer support expenses consist primarily of the national customer call center expenses, operating and maintenance expenses, and engineering expenses.



     Other Operating Expenses. Other operating expenses increased from $292,564 in 1996 to $2,519,825 in 1997. The increase was primarily attributable to lease expense of $800,358 in connection with operating lease arrangements for equipment, and an increase in fixed telephony delivery costs, specifically, T-1 costs in the amount of $487,000 associated with increased facilities-based telephony services in 1997. $172,000 of the increase is attributable to other operating expense associated with CATV not being included in 1996 due to the equity method of accounting used in 1996. The remaining other operating expenses in the approximate amount of $767,000 included maintenance expense, contract labor, mileage expense, billing expenses, and other miscellaneous operating expenses.


     Sales and Marketing Expenses. Sales and marketing expenses increased from $181,888 in 1996 to $838,525 in 1997. $321,831 of this increase was attributable to sales and marketing expenses related to Cable's operations. Since the LLC employed the equity method of accounting for Cable in 1996, sales and marketing expenses were not included in the LLC's financial statements in 1996. The remaining portions of the increase are attributable to growth in passings and subscriber base. Sales and marketing expenses consist of salaries, royalties, commissions, and promotional expenses.


     General and Administrative Expenses. General and administrative expenses increased from $1,983,862 in 1996 to $2,865,608 in 1997. $700,217 of this increase was primarily attributable to increases in accounting and finance expenses, corporate management and other administrative expenses related to the LLC's growth and market penetration. General and administrative expenses related to CATV operations were not included in the LLC's financial statements due to the equity method of accounting used in 1996.



     Depreciation and Amortization. Depreciation and amortization increased from $209,711 in 1996 to $1,343,543 in 1997. $461,000 of this increase was attributable to the depreciation expense incurred by Cable during 1996. Since the LLC employed the equity method of accounting for Cable in 1996, depreciation and amortization expense were not included in the LLC's financial statements in 1996. An additional $267,740 of the increase is attributable to amortization of goodwill recognized in 1997. During 1997, the LLC revised the estimated lives used to depreciate the costs of operational assets. The effect of this change was to decrease depreciation expense by approximately $423,000. The remaining $828,092 of the increase was attributable to capitalized project costs associated with the increased number of executed ROE Contracts and the plant and equipment associated with the delivery of telephony and CATV services in 1997.



     Interest Income. Interest income decreased from $355,365 in 1996 to $133,177 in 1997. $172,132 of the decrease is the result of interest income associated with CATV operations not being included in 1996 due to the equity method of accounting used during 1996.



     Interest Expense. Interest expense increased from $1,111,156 in 1996 to $3,104,809 in 1997. $22,780 of the increase is due to CATV operations not being included in the LLC's financial statements in 1996 due to the LLC's use of the equity method of accounting. The increase in interest expense was primarily due to an increase in borrowings from the Silicon Valley Bank credit facility and other lenders to support expansion activities during 1997.



     Other Expenses. Other expenses for 1997 were $111,712, whereas the LLC did not incur any other expenses in 1996. These expenses for 1997 consisted primarily of disposal of obsolete equipment.


     Net Loss. As a result of the foregoing factors, the Company's net loss increased from $4,234,083 in 1996 to $8,446,349 in 1997. $864,461 of the
increase in net loss was attributable to the LLC's use of the equity method of accounting for Cable in 1996.

FISCAL YEAR ENDED DECEMBER 31, 1997 (HISTORICAL) COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1996 (PRO FORMA)


     Revenues. Revenues increased by 225% from $836,876 in 1996 to $2,721,293 in 1997. The increase in revenues was primarily attributable to the continuing increase in subscribers resulting from the addition of four new properties in 1996 and the addition of 16 new properties in 1997. CATV service revenues increased 143% from $777,490 in 1996 to $1,888,280 in 1997. Telephony service revenues increased 1,137% from $57,010 in 1996 to $705,193 in 1997. The operating results for 1997 have been consolidated, with the elimination of the 50% interest in Cable's earnings for the period from January 1, 1997 to September 7, 1997. The LLC began using the consolidation method of accounting in September, 1997, and continued to use this method through 1997.


     Gross Profit. Gross profit increased by 237% from $523,841 in 1996 to $1,763,209 in 1997. This increase in gross profit was primarily attributable to the increase in CATV revenue from $777,490 in 1996 to $1,888,280 in 1997. Gross margin for 1997 was 65% of revenues compared with 63% of revenues for 1996. Gross margin for CATV was 65% and 69% in 1996 and 1997, respectively, and gross margin for telephony services was 29% and 48% for the same periods, respectively.


     Customer Support Expenses. Customer support expenses increased by 34% from $319,254 in 1996 to $426,471 in 1997. This increase is primarily attributable to the increased cost of servicing the increased number of passings, which increased from 7,584 in 1996 to 17,500 in 1997.


     Other Operating Expenses. Other operating expenses increased by 442% from $464,734 in 1996 to $2,519,825 in 1997. This increase was primarily attributable to lease expense of $800,358 in connection with operating lease arrangements for equipment, and an increase in fixed telephony delivery costs, specifically T-1 costs in the amount of $487,000, associated with increased facilities-based telephony services in 1997. The remaining other operating expenses in the approximate amount of $767,000 included maintenance expense, contract labor, mileage expense, billing expenses and other operating expenses.


     Sales and Marketing Expenses. Sales and marketing expenses increased by 66% from $503,719 in 1996 to $838,525 in 1997. In connection with the growth of ROE Contracts, sales and marketing expenses increased, the number of passings increased, and the subscriber base expanded.



     General and Administrative Expenses. General and administrative expenses increased by 7% from $2,684,079 in 1996 to $2,865,608 in 1997, primarily due to the increase in services provided by the Company.



     Depreciation and Amortization. Depreciation and amortization increased by 100% from $670,732 in 1996 to $1,343,543 in 1997. $267,740 of the increase is attributable to amortization of goodwill recognized in 1997. During 1997, the LLC revised the estimated lives used to depreciate the costs of operational assets. The effect of this change was to decrease depreciation expense by approximately $423,000. The remaining $828,092 of the increase was attributable to capitalized project costs associated with the increased number of executed ROE Contracts and the plant and equipment associated with the delivery of telephony services and CATV in 1997.


     Interest Income. Interest income decreased by 38% from $183,233 in 1996 to $133,177 in 1997.


     Interest Expense. Interest expense increased by 174% from $1,133,936 in 1996 to $3,104,809 in 1997. The increase is attributable to increased borrowings under the Silicon Valley Bank credit facility and from other lenders to fund expansion.



     Other Expenses. Other expenses for 1997 were $111,712, whereas the LLC did not incur any other expenses in 1996. These expenses for 1997 consisted primarily of disposal of obsolete equipment.


     Net Loss. As a result of the foregoing, the Company's net loss increased by 65% from $5,107,494 in 1996 to $8,446,349 in 1997.

LIQUIDITY AND CAPITAL RESOURCES


     Since inception in May 1994, the LLC has incurred cumulative losses aggregating $14,909,214 and has not experienced a single quarter of profitable operations. The Company, following the Asset Acquisition, expects to continue to incur operating losses for the foreseeable future until it achieves more significant sales of its CATV, telephony and other services. During the past three years, the LLC has satisfied its cash requirements principally from borrowings under the Silicon Valley Bank credit facility, equipment lease financing and loans from affiliates. The LLC and Cable are current in their obligations under the Silicon Valley Bank credit facility. U.S. OnLine Communications, Inc. is in the process of negotiating a new facility between U.S. OnLine Communications, Inc. and Silicon Valley Bank that would take effect prior to the consummation of the Offering and would be on substantially the same terms and conditions as the old credit facility between Silicon Valley Bank and the LLC and Cable.



     At December 31, 1997, the LLC had cash and cash equivalents of approximately $949,471, and a working capital deficit of $7,501,719. As of April 30, 1998, the Company's total debt obligations (exclusive of trade debt) consists primarily of the $7,126,830 note to Silicon Valley Bank, $3,250,000 in principal amount of the Interim Notes, $1,500,000 under the Aspen Note and $3,000,000 under the Asset Acquisition Note. See "Certain Transactions." The Company intends to use a portion of the net proceeds from the Offering to retire the Interim Notes. See "Use of Proceeds."



     Net cash used in operating activities for 1997 and 1996 totaled approximately $4,287,575 and $3,101,711, respectively. Net cash used in investing activities for 1997 and 1996 totaled approximately $467,763 and $12,900,942, respectively. Net cash provided by financing activities for 1997 and 1996 totaled approximately $5,417,994 and $16,007,235, respectively, reflecting, in part, the proceeds from related party advances of $12,635,195 and borrowings under the Silicon Valley Bank credit facility of $4,400,000 in 1996, and the increase in leasing arrangements of $2,279,623 and borrowings under the Silicon Valley Bank credit facility of $2,969,000 in 1997.



     In March and April 1998, the Company issued the Interim Notes in the aggregate principal amount of $3,250,000, which Interim Notes are due immediately following the Offering. In the event that the Company fails to pay the Interim Notes when due, the Interim Notes may be converted into such pro rata portion of the Common Stock sufficient to give holders thereof an aggregate of 75% voting control of the Company on a fully diluted basis.



     In connection with the sale of substantially all of the assets of the LLC to the Company and the assumption of certain liabilities of the LLC by the Company, the Company issued a $3,000,000 10% promissory note to the LLC, payable in three installments. The first installment is to be paid upon the day after the consummation of the Offering and the remaining two installments are to be paid on the first and second anniversaries of the first payment.



     In connection with the Interim Financing, the Company issued to Aspen OnLine Investments, L.L.C. a $1,500,000 14% subordinated promissory note, maturing in March 2001. See Note 3 of the Notes to the Company's financial statements.



     The Silicon Valley Bank credit facility permits the LLC and Cable to borrow a maximum of $7,200,000. As of December 31, 1997, the interest on the Silicon Valley Bank credit facility was prime plus 1%, and the Company's outstanding principal balance was $7,126,830. See Note 6 of the Notes to the LLC's financial statements.



     The LLC and Cable lease equipment from T&W on a continuous basis pursuant to standard form T&W capital equipment lease agreements, none of which, individually, is believed to be material. As of January 1, 1998, the LLC and Cable together had received advances of $6,478,853 and had obligations for all T&W leases totaling $7,114,467.



     Over the next 12 to 18 months the Company intends to build-out approximately 33,000 additional passings, in 23,000 units, at an estimated cost of $14,000,000 to $16,000,000. The Company intends to finance the cost of this construction through a combination of proceeds of the Offering, internally generated funds and bank borrowings.



     Like other companies in the telecommunications industry, the Company relies upon its MIS and billing system to accurately and quickly process large amounts of data, which includes over 150,000 individual telephone calls and thousands of other individual account transactions each month. The Company estimates that $750,000 in capital expenditures will be required over the next 12 months to upgrade the MIS and billing systems to be better able to track calls and to process the substantial additional number of calls expected to be generated if the Company meets its business goals.



     The Company does not believe that the cost of implementing year 2000 compliant software and systems will have a material effect on the Company's financial condition or results of operations.



     The Company believes that the net proceeds from the Offering, together with its existing resources and revenues from continuing operations, will to be sufficient to satisfy its capital requirements for at least twelve months following consummation of the Offering. In the event that the Company's plans change or the proceeds of the Offering are insufficient to fund operations due to unanticipated delays, problems, expenses or otherwise, the Company would be required to seek additional funding sooner than anticipated. Further, depending upon the Company's progress in marketing its services, the Company may determine that it is advisable to raise additional capital sooner than anticipated.


INFLATION


     Inflation has not had a significant effect on the Company's business to date and the Company believes that inflation will not have a material effect on its business in the foreseeable future.

                                    BUSINESS

BACKGROUND


     The Company markets and provides CATV and enhanced local and long distance telephone services to MDUs. It delivers these services under ROE Contracts with MDU property owners and service agreements with MDU residents. The Company offers property owners two significant incentives to enter into ROE Contracts with it. First, because the Company enjoys the cost benefits available to it as a private cable operator, the Company is able to offer property owners a share of the revenue generated by the residents who purchase services from the Company. Second, the Company believes it offers superior customer service, which enhances the owner's ability to attract tenants.



     The Company targets demographically appealing MDUs clustered in geographic regions with growing populations and currently services MDUs located in Austin, Dallas-Fort Worth, Denver, San Antonio, and the Washington, D.C. metropolitan area (including the Virginia suburbs). The Company currently has ROE Contracts with various property owners including institutional property owners such as Amli Residential Properties Trust, Gables Residential Trust, Lincoln Property Company and Equity Residential Properties Trust. Since inception, the Company has experienced significant growth in the total number of passings, subscribers and properties covered by ROE Contracts. From December 31, 1996 to March 31, 1998, the number of properties covered by the Company's ROE Contracts increased from 28 to 43 (an increase of 54%), the number of passings increased from approximately 7,600 to approximately 18,000 (an increase of approximately 135%), and the number of subscribers increased from approximately 3,600 to approximately 10,000 (an increase of approximately 180%).


     The Company currently provides CATV and telephony services to MDU residents at competitive rates. The Company's CATV service offers a full range of popular programming tailored specifically for each MDU or region. The Company obtains its CATV programming through program access agreements with suppliers. The Company currently purchases standard and enhanced local and long-distance telephony services in bulk and resells them over networked central office telecommunications platforms.


     As of March 31, 1998, the Company had approximately 18,000 operational passings and approximately 10,000 subscribers, representing a penetration rate for all units covered by its ROE Contracts of 57% and a penetration rate for occupied units of 75%. Since many of the Company's operational passings are located in newly constructed buildings in the initial lease-up phase, the penetration rate for all units is expected to increase as units are occupied. The Company maintains business interruption insurance in an amount that it believes to be adequate.


INDUSTRY OVERVIEW


     As a result of technological and regulatory changes that have occurred over the past few years, smaller companies have been able to compete more effectively in the CATV and telephony markets traditionally dominated by larger companies. This shift has enabled the RMTS industry to evolve as an early stage competitor in the CATV and telephony markets. The potential market for RMTS remains largely undeveloped, creating significant opportunities for companies with the technological, operational and administrative ability to manage growth effectively. First, there are few competitors relative to the size of the potential market, which is estimated to be approximately 10 million units across the United States located in MDUs of 50 units or more. Second, RMTS providers can offer their services selectively and at rates below those offered by traditional CATV and telecommunications companies. Due to their lower cost structure, reduced regulatory oversight, and economies of scale realized from an increased range of products and services offered, RMTS providers can generally offer revenue-sharing agreements to property owners to induce them to enter into long-term ROE Contracts.


     The regulatory environment in the telecommunications industry has changed dramatically over the past few years. In 1990, the FCC mandated that states act to shift the ownership of telephone wiring in customer premises from RBOCs to property owners. This decision relieved regulated local telephone companies of the burden of wire maintenance and allowed property owners to decide how to use existing wiring. This regulatory development created the opportunity for private telecommunications operators to serve MDUs as resellers of local telephone network services. In the past, however, the cost of switching equipment and tariffs in local and long distance exchange markets prevented private telecommunications operators from taking advantage of this opportunity.

     Recent changes in the telecommunication industry have enabled private telephone operators to package and resell all types of telecommunications services to MDU residents at competitive prices. These changes include (i) the development of highly reliable, efficient, low-cost private branch exchange and switching equipment, (ii) the proliferation of fiber optic transmission capacity and (iii) the gradual decrease in barriers to entry into local markets. While these changes have created opportunities for private telephone operators, they have also created pricing pressures which may depress profit margins for such private telephone operators in the future.

THE MARKET


     The potential market for RMTS in the United States consists of approximately 10 million apartment units located in MDU communities of 50 or more units. While all of these units are currently served by some form of telephony or CATV service, the Company believes that fewer than 15% are currently served by an RMTS provider. The Company believes that it can increase its penetration of this market by virtue of the revenue-sharing provisions in its ROE Contracts, its ability to cross-market multiple products and services at competitive prices, its point-of-sale marketing arrangements with property owners, and by offering competitive products and superior customer service. The Company believes that it is important to enter target markets as quickly as practicable to establish an early market presence and to gain critical operating mass in advance of competitors. Prior to signing new ROE Contracts, the Company conducts a thorough review of each property, including engineering and cost analyses, to determine if the Company's facilities can be installed on a cost-effective basis. Once the Company selects a property, it closely monitors the construction process so that the appropriate infrastructure is installed on a timely basis and within budget. Management estimates that 70% of the Company's future core passings will come from developed properties and the remaining 30% will come from new construction.


PRODUCTS AND SERVICES


     The Company offers standard and enhanced local and long distance telecommunications and/or CATV services to MDU residents. In many properties, primarily newly constructed MDUs, the Company also wires the buildings for intrusion alarm services, which in the future may permit the Company to provide security services, either directly or through a third party. Although the Company's products and services are nearly identical to the telephone and CATV services that apartment residents already purchase in large numbers, the Company believes it offers comparable features at competitive prices with superior customer service.


     CATV SERVICES. The Company typically delivers its CATV services by retransmitting programming signals via antenna and principal headend electronic equipment that receive and process signals from satellites. The Company obtains its programming through program access agreements with suppliers of programming. The Company's private cable systems also process and distribute off-air transmission signals from local network affiliates and independent television stations. The Company's cable system architecture generally eliminates the need for set-top converter boxes when it is connected to cable-ready television sets, and enables the Company to activate service for subscribers without entering into an apartment. Many of the Company's systems currently use 18 GHz microwave relays to link more than one apartment community to a single headend, enabling the Company to realize greater economies of scale. In the future, management plans to employ whatever technology provides the most attractive return on invested capital without compromising its service. In some instances, the Company may simply resell the services of the local franchise cable operator. The Company is also currently analyzing and/or beta testing other technologies including fiber optics and interdiction (automated work order processing) to provide expanded and enhanced services.

     The Company offers its subscribers a full range of popular CATV programming at competitive prices. Its basic MDU programming package is generally priced below the rate charged by incumbent franchise CATV operators. The Company also offers premium television services, including uninterrupted full-length motion pictures, regional sports channels, sporting events, concerts and other entertainment programming. Premium channels, including HBO, Cinemax, Showtime and The Disney Channel, are generally offered individually or in discounted packages with basic or other services. The Company also offers movies, sporting events, concerts and other special events on a pay-per-view basis. In addition, the Company offers each property its own dedicated channel, called "Community Link," that provides on-site management with the ability to communicate electronically with residents. In 1996 and 1997, CATV services to customers accounted for 93% and 69% of the revenues of the Company, respectively.


     TELEPHONY SERVICES. The Company currently purchases standard and enhanced local and long-distance telephony services in bulk from LECs, CLECs and interexchange carriers ("IXCs"). The Company resells local and long-distance telephony services to customers through networked central office telecommunications platforms. Telephony services offered by the Company include call waiting, call forwarding, caller ID, last number redial, three-party conferencing, emergency 911 and a variety of other services. The Company does not permit its customers to place 900-number calls or to accept collect calls, in part to limit the potential credit risk associated with such calls, and in part because of the additional expense associated with tracking such calls. The Company's switching systems are software-driven and capable of feature enhancement and efficient, remote servicing through software interfaces. In 1996 and 1997, telephony services to customers accounted for 7% and 26% of revenues of the Company, respectively.



     OTHER SERVICES. In addition to offering CATV and telephony services, in the near future the Company intends to roll out related services such as paging, intrusion alarm, Internet access and high-speed data. The Company is also exploring additional services including utility metering and financial and insurance products.


MARKETS AND INSTALLED BASE

     The Company currently provides CATV and telecommunications services in Austin, Dallas-Fort Worth, Denver, San Antonio and the Washington, D.C. metropolitan area (including the Virginia suburbs). The Company plans to expand the telecommunications component of its business by increasing the number of MDUs to which it provides telecommunications services and by expanding the number of telecommunications services it provides.

     As of March 31, 1998, the installed base of the Company included nearly 18,000 operational passings, of which approximately 31% were telephony and approximately 69% were CATV. The installed base includes over 10,000 subscribers, which represents a total penetration rate of 57% of all units and a penetration rate of 75% of occupied units. Since many of the Company's operational passings are located in newly constructed buildings in the initial lease-up phase, the penetration rate for all units is expected to increase as units are occupied.

     The table below summarizes the operational passings and subscriber base of the Company as of March 31, 1998.


                                          OPERATIONAL PASSINGS                 SUBSCRIBERS
                                      -----------------------------    ----------------------------
              MARKETS                  CATV     TELEPHONY    TOTAL     CATV     TELEPHONY    TOTAL
              -------                 ------    ---------    ------    -----    ---------    ------
Austin..............................   3,436      1,371       4,807    2,315        644       2,959
Dallas/Forth Worth..................   2,374      2,374       4,748    1,422        971       2,393
Denver..............................   1,424        496       1,920      982        136       1,118
San Antonio.........................   4,494        352       4,846    3,096        218       3,314
Washington, D.C. area...............     624        624       1,248      446        270         716
                                      ------      -----      ------    -----      -----      ------
          Totals....................  12,352      5,217      17,569    8,261      2,239      10,500


MARKETING AND SALES

     While revenue-sharing arrangements encourage property owners to enter into service agreements with the Company, management believes that delivery of competitive products and superior customer service is essential in retaining such relationships.

     The Company's first objective is to acquire ROE Contracts. This requires a two-tier strategy. First, the Company concentrates on entering into ROE Contracts with the large national owners of high quality multi-family housing. These property owners are generally partnerships, real estate investment trusts ("REITs"), insurance companies and other specialized forms of owners that control 20,000 or more units. Second, the Company markets its services to smaller owners whose properties typically lie within a single geographic market.



     ROE Contracts with the Company offer property owners an attractive additional revenue source in the form of fees and commissions. Under the Company's revenue sharing arrangements, property owners generally are paid a percentage of gross monthly receipts collected for services delivered by the Company to subscribers on a property. The percentage paid to property owners under this arrangement varies depending upon the total number of subscribers to the Company's services in relation to the total number of dwelling units. A commission is also paid to the property owner for each new subscriber. Fees based on gross receipts are paid directly to the property owner. Sales commissions may be paid either directly to the property owner or through a leasing agent. The Company negotiates long-term ROE Contracts with owners of large MDU portfolios because it believes that strategic relationships with these owners are critical to its market penetration and long-term success. These ROE Contracts generally provide for a term of eight to fifteen years and give the Company the right to be the exclusive provider of CATV services and a non-exclusive provider of telephony and related services. The property owner typically agrees to market and promote the Company's telephony services exclusively.



     The process of signing on new residents rests largely with the property owner's leasing agent, who is paid a commission by the Company or through the property owner's management company for signing up existing residents and new residents at the time a lease is executed. The leasing agents are trained by the Company and are provided with marketing and other support literature to facilitate sales of the Company's products and services.



     Efficiencies obtained through regulatory advantages and carefully selected technology deployments enable the Company to compete on a cost-effective basis and, therefore, to share revenues with property owners. Due to increasing competition in the MDU market, property owners are facing pressure to find new ways to generate profits. As a result, revenue-sharing with the property owner based on subscriber penetration and gross revenues for the owner's property has become the standard in the RMTS market. The Company benefits from the fact that it is generally not subject to the regulations that impose substantial additional costs on typical franchise CATV operators. These additional costs result from universal access requirements, universal pricing requirements, "must carry" regulations and franchise fees. In addition, the Company builds out only the MDUs that it serves, and implements the most efficient delivery systems appropriate for a particular geographic area. Accordingly, the Company faces significantly lower capital expenditures than traditional cable operators and LECs. The Company uses a scaleable telephone switch that enables it to provide telephony service economically to smaller MDU properties. Management believes many of the Company's RMTS competitors employ technology that can be cost-prohibitive in providing telephony in MDUs consisting of fewer than 400 units.



     In addition, competition in the housing market has forced property owners to find new ways to differentiate their properties to attract new residents and retain residents. The Company believes that its competitive products and superior customer service provide MDU owners with an amenity package that helps distinguish their properties from the competition.



     A significant number of MDUs to which the Company provides CATV and telephony services are "retrofits," or existing units where hard-wiring is already in place. Retrofits save the Company a substantial part of the cost of building out passings, and generally have higher occupancy rates at the commencement of the ROE Contract. The Company's objective is to convert as many residents as possible to the Company's services through various marketing promotions before the system goes "live," and then to continue marketing efforts after the system is installed. To encourage residents to use the Company's products, the Company invites them to attend pre-opening parties at which it demonstrates its services and offers inducements, such as free cable service for two to four weeks. The Company considers a property stabilized approximately

12 months following activation of the Company's services on that property. The Company's overall stabilized penetration rate for CATV service is 77%, and its overall stabilized penetration rate for telephony service is 60%.



CUSTOMERS



     The Company constructs passings on MDU properties, some of which are owned by institutional property owners including Amli Residential Properties Trust, Gables Residential Trust, Lincoln Property Company and Equity Residential Properties Trust, and provides services to MDU residents. All of the revenues of the Company are derived from providing CATV, telephony and other services to MDU residents. The Company's goal is to secure ROE Contracts in demographically and geographically favorable MDUs and to become the exclusive provider of CATV services and a non-exclusive provider of telephony services to the residents of those properties. No customer accounts for more than 10% of the Company's revenues. Six of the eight properties in the Company's joint venture in Austin, U.S.-Austin Cable Associates I, Ltd., are, however, commonly managed by an affiliate of the Company's joint venture partner, Ocampo Partners, Ltd., a Texas limited partnership. See Note 3 of Notes to Consolidated Financial Statements of the LLC.


     MDU residents may subscribe to a combination of services provided by the Company. Customers of the Company typically receive equal or greater CATV channel selection and more favorable pricing than they would from the incumbent franchise cable operator. To assure access to MDU residents, the Company typically enters into an exclusive marketing relationship with the property owners and their on-site leasing agents regarding telephony services. While residents have the ability to choose either the Company or the local telephone company to provide telephone service, residents receive marketing materials describing the Company as a high-quality, lower-cost alternative to the local phone company.

GROWTH STRATEGY


     The Company's primary objective is to become a leading RMTS provider in the United States. The Company's plan to meet this objective is to:


        - target MDUs with favorable demographics;
        - capture the benefits of geographic clustering;
        - offer competitive products and superior customer service; and
        - use a flexible and reliable technology platform.

     The Company's growth strategy requires the Company to accomplish the following:

        - generate additional ROE Contracts in existing markets;
        - offer products in new markets;
        - cross-sell additional related products and services to its existing subscriber base once a market has been developed; and
        - pursue acquisition of other CATV and telephony service providers.

     The Company does not have any current plans, agreements or understandings with respect to any specific acquisition.

CUSTOMER SERVICE


     Superior customer service is a significant element of the Company's marketing strategy, and the Company believes that its customer service typically exceeds expectations. The Company's representatives answer calls 24 hours a day, 365 days a year. Customers call a single toll-free number for all customer service issues. Service personnel can typically deliver desired service at a time that is convenient for the customer, including evenings and Saturdays. The Company's customer service bureau utilizes account tracking and management software developed by the Company. The Company's telephony server and software packages provide a complete complement of call handling, routing and tracking features. For example, when a customer service agent answers a customer's call, the customer's file appears on the agent's screen.

     The Company believes that it offers a competitively-priced range of products and a level of customer service that is superior to that of its competitors. Its networks and support systems ensure reliable, high-quality delivery of a range of CATV and telecommunications services, and they have the capacity to offer a broader scope of value-added telecommunications services over time. With increases in the Company's subscriber base, management believes that the customer service bureau will be able to achieve greater economies of scale while providing reliable and attentive customer service and support.


TECHNOLOGY PLATFORM


     The Company has installed a broad infrastructure in preparation for pursuing its growth strategy. It has selected and installed network technology that enables it to deliver competitive CATV and telephony services to customers on a cost-effective basis. Management believes that many of the Company's RMTS competitors currently employ technology that can be cost-prohibitive in providing telephony in MDUs consisting of fewer than 400 units. By comparison, the Company currently uses a scaleable central office telephone switch that provides efficient telephony service to smaller MDU communities. In addition, the Company is exploring alternative means of delivering telephony services to MDU residents on a cost-effective and competitive basis, including resale agreements with LECs and CLECs. The Company provides CATV services using a variety of delivery methods, including a combination of satellite master antenna television ("SMATV") headends, 18 GHz analog broadcast microwave systems, direct broadcast satellite ("DBS") systems, and resale agreements with cable operators.



     CATV SERVICES. The Company's standard cable lineup offers a wide selection of programming, including the traditional local affiliate network channels, property information and security channels, and a mix of popular basic and premium satellite channels. The channel lineup generally offers between 50 and 150 channels, depending upon market demographics, deployment technology and customer demand. The Company provides its cable services using a variety of established delivery methods that allow the Company the flexibility to deploy the most efficient and cost-effective CATV system to a particular MDU without sacrificing features, quality or reliability of service.


     A SMATV headend operates by receiving programming signals, either locally or via satellite, and re-transmitting the signal throughout the cable system. Satellite dishes, located at each headend, receive signals from several specific satellites. These signals are processed by electronic equipment and then modulated to a designated channel frequency. An antenna network is also located at each headend to receive off-air VHF/UHF signals from the local broadcast networks. With the use of 18 GHz microwave systems, the Company is able to transmit this headend signal to multiple MDUs to link the network and achieve greater economies of scale. The Company uses local franchise cable programming to deliver cable services to MDUs in strategic locations where headend facilities are not feasible or accessible. Resale delivery enables the Company to defer capital expense costs until these costs can be allocated among more passings.

     All CATV services are provided at each property through an underground, coaxial cable distribution system. The CATV signals are controlled at a pedestal or wall-mounted junction box outside of each building, which enables the Company to activate, modify and monitor service for its subscribers without having to enter an apartment.

     The following diagram illustrates the Company's typical CATV services delivery system:

                                   [DIAGRAM]


     TELEPHONY SERVICES. The Company has selected a scaleable central office telephone switch ("DXC") designed and manufactured by Digital Telecommunications, Inc. Management believes the Company has established a flexible technology platform that allows it to provide high quality telephony services on a cost-effective basis to small MDU communities. Management further believes that many of the Company's RMTS competitors employ technology that may be cost-prohibitive in providing telephony in MDUs consisting of fewer than 400 units.



     The Company provides its telephone subscribers with bundled local and long distance dial tone, as well as various additional features such as call waiting, call forwarding, caller ID, last number redial, three-party conferencing, emergency 911 and a variety of other services. All services provided by the Company are comparable to, and priced competitively with, those offered by the respective LEC, although the Company does not permit its customers to place 900-number calls or to accept collect calls.



     The Company's telephone facilities equipment is usually located on-site at each apartment complex. The DXC is strategically placed and Line Interface Modules ("LIMs") are deployed on-site at each surrounding MDU serviced by the respective DXC. All calls placed by the Company's customers are processed by the on-site LIM, and then hauled back to the DXC by a local loop. The DXC processes all inbound and outbound traffic and connects the calls via Primary Rate Interface T-1s (i.e. ISDN circuits transmitting at T-1 speed) to the local exchange or long distance provider, dependent on the call type. The Company believes this structure provides a cost-effective and competitive solution for delivering facilities-based telecommunications services to its MDU residents. In addition, the Company is exploring alternative means of delivering telephony services to MDU residents on a cost-effective and competitive basis, including resale agreements with LECs and CLECs.

     The following diagram illustrates the Company's typical facilities-based telephony delivery system:

                                   [DIAGRAM]

COMPETITION


     The market for CATV and telephony services is highly competitive. The Company competes for ROE Contracts with other private cable operators and telecommunications providers. Under the terms of its ROE Contracts, the Company generally is required to provide products and services that are competitive with products and services offered by other cable and telecommunications providers. The Company competes for customers on the basis of price, services offered and customer service. Franchise CATV operators, referred to as multiple system operators ("MSOs"), and local telecommunications companies, known as regional bell operating companies ("RBOCs"), represent the Company's principal competition. These competitors are typically very large companies with significantly greater resources than those of the Company. The Company competes directly in every market for ROE Contracts with these companies. The Telecommunications Act of 1996 (the "1996 Act") allows RBOCs to enter the cable business as well. The principal RMTS competitors of the Company are GE/RESCOM, OpTel, Inc., Cable Plus Group Company, LP, and OnePoint Communications, L.L.C.



GOVERNMENT REGULATION--CATV REGULATORY ISSUES


     Regulatory Status and Regulation of Private Cable Operators. Franchise cable operators are subject to a wide range of FCC regulations regarding such matters as the rates charged for certain services, transmission of local television broadcast signals, customer service standards/procedures, performance standards and system testing requirements. In addition, the operator's franchise, which can be issued at the municipal, county or state level, typically imposes additional requirements for operation. These relate to such matters as system design and construction, provision of channel capacity and production facilities for public educational and government use, and the payment of franchise fees and the provision of other "in kind" benefits to the city. See "--Regulation of Franchise Cable Television Rates."

     The operator of a video distribution system that serves subscribers without using any public right-of-way, referred to generally as a private cable operator, is exempt from the majority of FCC regulations applicable to franchised systems which do use public rights-of-way. Moreover, a state or local government cannot impose a franchise requirement on such operators.


     To remain exempt from extensive FCC regulation and local franchising requirements, the Company intends to confine its video distribution facilities to contiguous private property and obtain programming primarily via SMATV facilities. The Company intends to rely on 18 GHz microwave links to cross public rights-of-way where necessary and technically feasible. The use of microwave frequencies to transmit video signals across a public right-of-way is not considered a "use" of the right-of-way sufficient to trigger a local franchising requirement or FCC regulation applicable to franchised operators. The Company is considered a private cable operator in all of the markets that it serves.



     The Company's use of 18 GHz microwave links to connect properties in the Washington, D.C. area is limited by a recent FCC order establishing a zone in the D.C. area where, to protect sensitive government operations, new facilities will not be authorized. The use of 18 GHz microwave links nationwide could also be affected generally by two ongoing proceedings at the FCC. In the first proceeding, the FCC is considering whether to provide for routine "blanket" licensing of large numbers of small antenna earth stations in a range of frequency bands including the 18 GHz band. If the proposed operations are allowed, it is possible that the Company would be required to use more sophisticated and more expensive equipment to maintain signal quality in its point-to-point 18 GHz microwave links. It is also possible that the proposed operations would cause interference with these links that could not be remedied entirely. In the second proceeding, initiated on April 1, 1998, the FCC has been asked to authorize the use of the 12 GHz band for transmission of video programming. Such action would expand the general availability of microwave links. More importantly, a 12 GHz link can cover approximately twice the distance of an 18 GHz link and consequently would allow the Company to integrate systems over a larger area.



     Even structuring its operations in the foregoing manner, the Company must comply with various FCC rules including the following: the FCC's signal leakage rules, which require monitoring and testing of its facilities, various Equal Employment Opportunity requirements (including annual reports and implementation of a non-discrimination policy and a positive program to encourage equal opportunity), requirements that the Company obtain the consent of commercial broadcast stations for retransmission of the stations' signals and rules requiring the closed captioning of programming.



     Access to Property. Federal law provides franchise cable operators access to public rights-of-way and certain private easements. These provisions generally have been limited by the courts to apply only to external easements and franchise operators have not been able to use these rights to access the interior of MDUs without owner consent. In some jurisdictions, franchise operators have been able to use state or local access laws to gain access to property over the owner's objection and in derogation of a competing provider's exclusive contractual right to serve the property. These statutes, referred to as "mandatory access" provisions, typically empower only franchise cable operators to force access to an MDU to provide service to the residents regardless of whether the owner objects or has entered into a contract with an alternative provider of video services such as the Company. Thus, in jurisdictions where a mandatory access provision has been enacted, a franchise operator would be able to access an MDU and provide service in competition with the Company regardless of whether the Company has an exclusive ROE Contract with the owner. The ability of franchise operators to force access to an MDU and take a portion of the subscriber base could negatively affect the Company's operating margin at a particular property. The District of Columbia has enacted a mandatory access provision, and other jurisdictions have done so or may do so in the future. It is often the case, particularly at the local level, that the mandatory access provision is suspect under constitutional principles because, for example, it does not provide for the MDU owner to be compensated for the "taking" of its property which results. While the Commonwealth of Virginia has not enacted a mandatory access statute, it does prohibit a landlord from accepting payment from a video services provider in exchange for access to an

MDU, which limits the Company's ability to induce the owner to enter into ROE Contracts. See "--Inside Wiring."


     An ongoing FCC proceeding raises the possibility that DBS and multichannel, multipoint distribution service ("MMDS") operators will be granted rights on a national basis similar to the mandatory access provided to franchise cable operators in some state and local jurisdictions. The FCC recently adopted rules prohibiting homeowners associations, manufactured housing parks and state and local governments from imposing any restriction on a property owner that impairs the owner's installation, maintenance or use of DBS and MMDS antennas one meter or less in diameter or diagonal measurement. The FCC has sought comment on the possibility of adopting rules that would prohibit MDU owners from imposing such restrictions on residents of their rental properties. If the FCC were to adopt such rules, DBS and MMDS operators, through tenant choice, presumably would be able to gain access to serve individual residential units within MDUs without the owner's consent.



     Both the access rights of competitors and restrictions such as the Virginia restriction on payments to owners could have a material adverse effect on the Company's business, financial condition and results of operations.



     Inside Wiring. Last year, the FCC issued new rules governing the disposition of inside wiring by incumbent operators in MDUs upon termination of service when the incumbent operator owns the wiring. In some instances, a new provider such as the Company faces difficulty in taking over a property because the ownership of the wiring is uncertain or contested and the property owner is hesitant to allow installation of additional wiring. The new rules address this issue and facilitate competition from new providers by requiring the incumbent operator to choose between sale, removal or abandonment of the wiring within certain time constraints and by allowing installation of wiring within an incumbent's molding in certain instances. The rules are currently the subject of petitions for reconsideration at the FCC and at least one judicial challenge in the Eighth Circuit Court of Appeals.



     In conjunction with the issuance of the inside wiring provisions, the FCC sought comment on a number of related issues which it will address in new rules. It is considering, among other things, whether to (i) adopt a cap on the duration of exclusive contracts equal to the amount of time reasonably necessary to recover capital costs (the FCC has proposed a cap of seven years); (ii) limit the ability of multichannel video programming distributors ("MVPDs") with market power (typically the local franchisee) to enter into exclusive contracts; (iii) take action to address the anti-competitive effects of perpetual exclusive contracts (those continuing through all future renewals of the franchise), such as by allowing MDU owners to void these contracts pursuant to a "fresh look" mechanism; (iv) require competing providers to share a single system of wiring;
(v) extend existing rules on cable home wiring (that wiring within residential units up to twelve inches outside each unit) to all MVPDs and not just franchise operators; and/or (vi) extend rights of subscribers to install their own cable wiring within MDUs. The comments filed in this proceeding are divided on many of the key issues regarding treatment of exclusive and perpetual contracts.



     Given the limited subscriber base at MDUs, it is important for the Company to be able to rely upon exclusive contracts as a means of maximizing its revenue at a particular property. Thus, if in implementing rules to address the foregoing issues, the FCC imposes too short a cap on exclusive contracts or otherwise unduly limits their use, it could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the perpetual contracts often utilized by franchise operators inhibit competition from alternative providers such as the Company or stifle it altogether if such contracts are exclusive. If the FCC does not grant MDU owners broad enough powers to extricate themselves from perpetual contracts with franchise operators, the number of MDUs at which the Company could compete would be diminished, which could have a material adverse effect on the Company's business, financial condition and results of operations.


     Regulation of DBS Providers. Congress is considering legislation that, if enacted, could make it easier for the Company to use DBS as a source of programming while at the same time making it easier for DBS providers to compete. The proposals would greatly expand the areas in which DBS providers can distribute local TV stations and network signals and would reduce the license fees that DBS providers must pay for carrying broadcast signals. Finally, proposed FCC regulations could limit the ability of MDU owners to deny tenants the right to subscribe to DBS service. See "--Access to Property."


     Regulation of Franchise Cable Television Rates. The FCC regulates the rates that franchise cable systems charge for basic monthly service, expanded basic service and certain customer premises equipment. As an exception to the general uniform rate requirement, the regulations allow certain "bulk" discounts to MDU customers, enabling franchise cable systems to be more competitive with private operators such as the Company. In addition, rate regulation does not apply if the franchise operator is subject to "effective competition" as defined by the FCC or if the operator qualified for the "small operator" exemption. The FCC is currently considering revisions to the uniform rate regulations and the foregoing exemptions, which revisions may affect the level of protection the regulations afford private operators. More generally, the regulations do not prohibit discriminatory pricing for services other than rate regulated services and associated installation and equipment costs. Although regulation of rates for expanded basic service is scheduled to be eliminated in March 1999, recent cable rate increases have resulted in pressure on Congress to extend this "sunset" date.



     Actions by the FCC that expand the freedom of franchise operators to set rates or the termination of rate regulation altogether could allow franchise operators to subsidize competition at MDUs through their city-wide operations. This could have a material adverse effect on the Company's business, financial condition and results of operations.



     Copyright. The broadcast programming distributed by the Company contains copyrighted material. Accordingly, the Company must pay copyright fees for its use of that material (copyright liability for satellite-delivered programming is typically assumed by the supplier). The U.S. Copyright Office recently ruled that private systems located in "contiguous communities" (or operating from one headend) will be treated as one system and that the revenue for such systems must be combined in the calculation of copyright fees. If the combined revenue figure is high enough, it results in more complicated fee calculations and higher fees. The Company intends to structure its programming to minimize the revenue associated with retransmission of television and radio broadcasts in an effort to maintain a simplified filing status and to reduce its copyright liability in the event it must file under the more complicated formula.


GOVERNMENT REGULATION--TELEPHONY REGULATORY ISSUES


     In providing telecommunications services to its customers, the Company will operate as either a shared tenant service ("STS") provider or a CLEC, as well as an IXC. Fewer than a dozen states impose certification and/or tariffing requirements on STS providers, while virtually all states do so with respect to CLECs. While the FCC and a majority of states impose certification and/or tariffing requirements on IXCs, federal and state regulation of IXCs has been relaxed substantially over the past few years. CLECs remain subject to a wide array of regulatory constraints and obligations. By contrast, regulation of STS providers is minimal. The Company is certified as a CLEC in the States of Colorado and Texas and intends to seek like authority when it enters other states. The Company also has authority to operate as an IXC in Colorado and Texas and will seek authority to act as an IXC to the extent such authority is required when the Company enters new states.



     The Company purchases wholesale long distance services from IXCs, STS from LECs (e.g., Southwestern Bell Telephone and U.S. West Communications) on a tariffed basis, and plans to resell local telephony service as a CLEC. As a CLEC, the Company has the statutory right to collocate and interconnect its switching and other equipment with, and/or obtain unbundled access to, the network facilities of incumbent LECs, and to secure from the incumbent LEC retail services at wholesale rates for resale. Over the next one to two years, incumbent LECs are also required by statute to provide customers with the ability to (i) retain their telephone numbers when switching local service providers (i.e. "local number portability") and (ii) access all communications within Local Access Transport Area ("intra LATA") IXCs on a "1+" basis without use of access codes (i.e. dialing parity), thereby eliminating two critical barriers to local telecommunications competition.

     The 1996 Act opened the local telecommunications market to competition by mandating the elimination of legal, regulatory, economic and operational barriers to competitive entry. These charges provided the Company with new opportunities to provide local telephone services on a more cost effective basis. The 1996 Act, however, also provides the RBOCs with a means to enter the long distance market, which introduced a number of substantial new competitors in that market. On balance, management believes that the Company will benefit significantly from the market-opening provisions of the 1996 Act.


SUPPLIERS

     The Company is not materially dependent upon any suppliers of goods or services.

PROPERTIES


     The corporate headquarters and national customer services bureau of the Company are currently located at 10300 Metric Boulevard in Austin, Texas, in approximately 25,000 square feet of commercial office space under a long-term lease. The Company also maintains leased facilities in Farmer's Branch and San Antonio, Texas, and McLean, Virginia.


EMPLOYEES


     The Company has 67 full-time employees and one part-time employee. The Company believes that its relations with its employees are good.


LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and key employees of the Company are as follows:


            NAME               AGE                        POSITION
            ----               ---                        --------
Robert G. Solomon              36    Chairman; Chief Executive Officer; Director
Donald E. Barlow               51    President; Chief Financial Officer
Rudy D. Belton                 51    Director
Marc S. Seriff                 50    Director
Chris B. Tyson                 42    Director
David Smith                    35    Director of Sales
Joseph R. Jarmusch             43    Director of Engineering & Construction
Robert J. Walentynowicz, Jr.   37    Director of Customer Service Operations



     Set forth below is information regarding the business experience during the last five years for each of the above-named persons. There are currently three vacancies on the board of directors of the Company to be filled after consummation of the Offering.



     ROBERT G. SOLOMON has served as President of Cable since 1994, as President of the LLC since 1995, and as Chairman and CEO of the Company since March 1998. Since 1987, Mr. Solomon has been a Senior Vice President and principal stockholder of CS Management, Inc., a firm that develops and manages apartment communities and commercial properties throughout the South and Central Texas. Although Mr. Solomon remains a stockholder and officer of CS Management, Inc., he is not active in its day-to-day operations. Mr. Solomon serves on the Executive Board of the Independent Cable and Telecommunications Association, the leading industry trade association and lobby coalition. Mr. Solomon received his B.B.A. in Business Administration from the University of Texas in 1984.



     DONALD E. BARLOW has served as Chief Financial Officer of the LLC since 1996 and as President of the LLC and the Company since March 1998. From 1973 to 1978, Mr. Barlow served as a commercial manager with Southwestern Bell Telephone Company. Mr. Barlow served as Senior Vice President and General Counsel (1978-1980) and as Senior Vice President of Business Development (1982-1983) for Perry Gas Companies, and from 1980 to 1982, he served as President and Chief Operating Officer for Perry Gas Processors. From 1983 to 1994, he served as Chief Financial Officer, General Counsel and Chief Operating Officer for Capitan Enterprises, Inc. Mr. Barlow received both his B.A. and J.D. degrees from the University of Texas, in 1969 and 1972, respectively, and his M.B.A. from Southern Methodist University in 1973. Mr. Barlow is a Certified Public Accountant.



     RUDY D. BELTON is a director of the Company. Mr. Belton founded Belco Equities, Inc. and has served as its President since 1984. Mr. Belton founded Bouldin Development, Inc. and has served as its President since 1984. Mr. Belton also founded D.R. Management, Inc. and has served as its President since 1983. In addition, Mr. Belton has served as Vice President of Boulder Financial Group, Inc. since 1996, and as President of Belton Real Estate, Inc. since 1979. Belco Equities, Inc. owns a 1% general partnership interest in, and Mr. Belton owns a 99% limited partnership interest in Ocampo Partners, Ltd. Ocampo Partners, Ltd. owns a 50% limited partnership interest in USAC. Cable owns a 50% limited partnership interest in USAC. Mr. Belton received his B.A. from the University of Kansas and a J.D. from Whittier College.



     MARC S. SERIFF is a director of the Company. Mr. Seriff served as Chief Executive Officer of Eos Management, LLC from January to June 1998, and as a director of InteliHome, which merged with Global Converging Technologies, from August 1997 to May 1998. Mr. Seriff co-founded America Online, Inc. in 1985 and served as a Senior Vice President until 1996. From 1974 to 1985, Mr. Seriff served as an executive officer of several audio and data communications companies, including GTE Corporation, Control Video Corp., Venture Technology, Digital Music, Inc., and Telenet Communications. Mr. Seriff received his B.S. in

Mathematics and Computer Science from the University of Texas at Austin in 1971 and an M.S. in Electrical Engineering and Computer Science from Massachusetts Institute of Technology in 1974.



     CHRIS B. TYSON is a director of the Company. Mr. Tyson has served as President and Chief Executive Officer of World Satellite Network since mid-1997. In 1994, Mr. Tyson founded TeleVentures, Inc. and currently serves as its President and Chief Executive Officer. Mr. Tyson also founded Healthway Interactive Corporation in 1990, and currently serves as a Director. Mr. Tyson attended the University of Houston from 1975 to 1977.


     DAVID SMITH, DIRECTOR OF SALES. Mr. Smith came to the Company in January of 1997 from Southwestern Bell Telephone ("SWBT"), where he worked from January 1996 to January 1997 to establish key MDU owner relationships in the SWBT five-state service area. At SWBT, Mr. Smith was instrumental in securing contracts with large apartment owners. Prior to joining SWBT, Mr. Smith served as Director of Marketing and Customer Service at Multi-Technology Services from April 1994 to January 1996, and as Director of Marketing and Sales with Times Mirror Cable Television from October 1982 to April 1994. Mr. Smith attended the University of Central Arkansas, where he majored in marketing.


     JOSEPH R. JARMUSCH, DIRECTOR OF ENGINEERING & CONSTRUCTION. Mr. Jarmusch joined the Company in January 1995. From October 1993 to December 1994, Mr. Jarmusch was President of J. Russell Corporation Int'l, which procured and managed telecommunications contracts throughout North America. Mr. Jarmusch was General Manager of Progressive Communications Services from August 1988 to September 1993. Mr. Jarmusch graduated from RETS Electronics Engineering Institute in 1979, and obtained a Lifetime General Class Radio and Telephone Operator License from the FCC in 1980.



     ROBERT J. WALENTYNOWICZ JR., DIRECTOR OF CUSTOMER SERVICE OPERATIONS. Mr. Walentynowicz joined the Company in April 1997. He is responsible for the development and operations of the Company's customer service bureau. Prior to joining the Company, Mr. Walentynowicz worked for Electronic Data Systems, Inc. ("EDS") for twelve years as an account manager, purchasing manager, project manager, and security manager. Mr. Walentynowicz also served as the director of service operations for Premisys Corporation, a wholly owned subsidiary of EDS. He graduated cum laude with a B.S. in Business Administration from Strayer College and is a Certified Protection Professional with the American Society of Industrial Security.



TERM AND COMPENSATION OF DIRECTORS



     Directors of the Company serve for a term of one year and hold office until their successors are elected and qualified. Directors are not entitled to fees for serving on the board of directors or on committees of the board of directors. All directors, however, are reimbursed for their reasonable expenses incurred in attending board of directors or committee meetings. In addition, directors may receive options under the terms of the 1998 Stock Option Plan. To date, each director who is not an executive officer of the Company has received an option to purchase 20,000 shares of Common Stock at an exercise price of $6.00 per share, half of which shares are currently exercisable and half of which become exercisable after twelve months of service.


BOARD COMMITTEES


     The functions of the Audit Committee are to make recommendations to the board of directors regarding the selection of independent auditors, to review the results and scope of the audit and other services provided by the independent auditors of the Company and to evaluate the internal controls of the Company. The members of the Audit Committee are Marc S. Seriff and Chris B. Tyson.



     The functions of the Compensation Committee are to review and approve the compensation and benefits for the executive officers of the Company, and, if requested by the Company's board of directors, to administer the 1998 Stock Option Plan and 1998 Restricted Stock Plan and to make recommendations to the board of directors regarding such matters. The members of the Compensation Committee are Marc S. Seriff, Chris B. Tyson and Rudy D. Belton.

VOTING AGREEMENT

     The Company, Mr. Solomon, Mr. Barlow, the LLC and Aspen OnLine Investments, LLC have entered into a Voting Agreement respecting representation on the Company's board of directors. Each party has agreed to vote its/his shares for one nominee selected by Aspen OnLine Investments, LLC (until the Aspen Note is paid in full) and one nominee selected by the LLC.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation received by the Chief Executive Officer and by each executive officer of the Company whose salary and bonus paid by the LLC and Cable exceeded $100,000 in 1997 ("Named Executive Officers") for services rendered to the LLC and Cable in all capacities during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL
                                                              COMPENSATION
                                                              ------------
                NAME AND PRINCIPAL POSITION                    SALARY($)
                ---------------------------                    ---------
Robert G. Solomon(1)........................................    $127,884
   Chief Executive Officer

---------------
(1) Includes $19,167 accrued but not paid in 1997.

EXECUTIVE EMPLOYMENT AGREEMENTS


     The Company has entered into Employment and Noncompetition Agreements with Mr. Solomon, its Chief Executive Officer, and with Mr. Barlow, its President and Chief Financial Officer. Mr. Solomon's employment agreement has an initial term of five years and provides for 1998 base compensation of $150,000. Mr. Barlow's employment agreement has an initial term of three years and provides for 1998 base compensation of $125,000. Both Mr. Solomon and Mr. Barlow will be eligible for performance bonuses of up to 50% of their base salaries in the event that performance criteria set by the board of directors are met. The performance criteria set by the board of directors to award bonuses have not yet been determined. The agreements provide severance benefits, including payments upon a "change in control" and indemnification. Under the agreements, a "change in control" means the acquisition by a person or group of 35% or more of the Company's outstanding securities or sale of all or substantially all of the Company's assets. In the event of termination for any reason, Mr. Solomon and Mr. Barlow have agreed not to compete with the Company for a period of twelve months following termination. Courts may determine to enforce, not enforce or partially enforce noncompetition agreements. In the event of termination other than "for cause" (as defined in the agreements), all stock options and stock awards become fully vested and exercisable. Substantially all of Mr. Solomon and Mr. Barlow's time is spent managing the Company.


BENEFIT PLANS


     1998 NON-QUALIFIED STOCK OPTION AND INCENTIVE STOCK OPTION PLAN. The 1998 Stock Option Plan was adopted by the board of directors and approved by the stockholders of the Company in March 1998. The board of directors supervises and administers the plan, which provides for the grant of incentive and non-qualified options to employees, officers, directors and consultants. Powers exercised by the board may also be exercised by committee. 1,000,000 shares of Common Stock have been reserved for issuance under the 1998 Stock Option Plan, and options to purchase 495,000 shares of Common Stock have been granted at an exercise price of $3.75 per share. Of the options granted, options for 250,000 shares have been granted to the Chief Executive Officer and options for 125,000 shares have been granted to the President and Chief Financial Officer. No options have been exercised. Options granted under the 1998 Stock Option Plan generally vest over six years, and the vesting for some is subject to acceleration upon the occurrence of specified performance criteria. All options granted become immediately exercisable upon the occurrence of certain events including, without limitation, a merger, acquisition or change in control of the Company.

     1998 RESTRICTED STOCK AWARD PLAN. The 1998 Restricted Stock Plan was adopted by the board of directors to provide incentives to attract and retain highly competent persons as officers and key employees. The board of directors administers the plan. Powers exercised by the board may also be exercised by committee. Under the plan, the Company can issue up to 500,000 shares of Common Stock to key employees designated by the board of directors, with the Company generally having a right to repurchase a declining number of the shares at a price of $0.001 per share if the employee terminates his or her employment before March 10, 2001. The number of shares subject to repurchase decreases by one-third on each of the first, second and third anniversary dates following the date of the award; however, for accounting reasons, the board of directors has determined to accelerate vesting of these shares upon completion of the Offering. As of March 10, 1998, all 500,000 shares of Common Stock under the plan had been awarded. Of the 250,000 shares of Common Stock granted to the Chief Executive Officer, 100,000 shares are no longer subject to repurchase by the Company, and of the 50,000 shares of Common Stock granted to the President and Chief Financial Officer, 20,000 shares are no longer subject to repurchase by the Company.



     All shares of Common Stock issued under the 1998 Restricted Stock Plan are also subject to repurchase by the majority member of the LLC, Paul H. Pfleger, under a Shareholders Agreement dated March 30, 1998 by and among Paul Pfleger, the Company and the holders of the shares under the 1998 Restricted Stock Plan, at a price of $0.01 per share, solely upon the Company's failure to complete a public offering of its Common Stock on or before September 30, 1998.


INDEMNIFICATION


     The Certificate of Incorporation and Bylaws of the Company provide for the indemnification of the Company's directors and officers to the fullest extent permitted under Delaware General Corporation Law ("Delaware Corporation Law"). As permitted by the Delaware Corporation Law, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director. As a result, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care. The Company has obtained directors' and officers' insurance.

                              CERTAIN TRANSACTIONS


     The following is a summary of certain related party transactions to which the Company was or is a party or in which certain executive officers, directors or stockholders of the Company had or have a direct or indirect interest. See also Note 1 and Note 7 of Notes to Financial Statements. The Company believes that each of the following transactions was made, and future transactions will be made, on terms at least as fair to the Company as could have been obtained from unaffiliated third parties.



     In connection with the Interim Financing, the Company issued to Aspen OnLine Investments, LLC (i) a $1,500,000 14% senior subordinated promissory note (Aspen Note), maturing in March 2001, (ii) a warrant to purchase 100,000 shares of Common Stock at a purchase price of $3.75 per share, and (iii) 25 units consisting of 333,333.25 shares of Common Stock and Interim Notes in the aggregate principal amount of $1,250,000, for a total purchase price of $2,500,000. The terms of the Aspen Note give Aspen OnLine Investments, LLC the right, at its election, to designate one representative on the Company's board of directors, until the Aspen Note is paid in full.



     Following the Interim Financing, the Company extended $7,200,000 from the proceeds of the Interim Financing to fund the operations of the LLC. The indebtedness is evidenced by a 15% senior subordinated promissory note (the "Pre-Acquisition Note"), which will be canceled upon closing of the Asset Acquisition.



     In the Asset Acquisition, the Company will purchase substantially all of the assets and assume certain liabilities of the LLC, and the LLC will receive 800,000 shares of Common Stock, a promissory note in the principal amount of $3,000,000 (Asset Acquisition Note), and cancellation of all indebtedness under the Pre-Acquisition Note. The Asset Acquisition Note will bear interest at the rate of 10% and will be payable in three installments. The first installment will be due the day immediately following consummation of the Offering and the remaining two installments will be due on the first and second anniversaries of the first payment. Following the Asset Acquisition, the LLC will have no independent business operations. Mr. Solomon, the Company's Chief Executive Officer, has a 3.59% interest in the LLC.



     Mr. Solomon has a 7.5% interest in Highpoint Apartments, a property located in San Antonio, Texas, which is served by the Company and which has approximately 260 residential units. The property is owned by Highpoint Holdings, Ltd. Mr. Solomon serves as the Vice President of Regional Holdings, Inc., the General Partner of Highpoint Holdings, Ltd. CS Management, Inc., a company which is 25% owned by Mr. Solomon, manages the Highpoint Apartments. CS Management, Inc. also manages another of the Company's customers, Springwood Apartments, located in San Antonio, Texas.



     Until May 1998, the Company subleased approximately 2,630 square feet for its corporate offices at 8307 Shoal Creek Boulevard in Austin, Texas. The property is owned by ZAJA Holdings, Ltd. ("ZAJA"). The General Partner of ZAJA is MAZA Holdings, Inc., a corporation 100% owned by Mr. Solomon. In addition, Mr. Solomon is a 49% limited partner in ZAJA. The Company entered into a sublease with CS Management, Inc., a company 25% owned by Mr. Solomon. The sublease had a 36-month term and a rental rate of approximately $13.20 per square foot plus triple net expenses.



     Mr. Belton, one of the Company's directors, owns and operates Belco Equities, Inc. Belco Equities, Inc. owns a 1% general partnership interest in, and Mr. Belton owns a 99% limited partnership interest in, Ocampo Partners, Ltd. Ocampo Partners, Ltd. owns a 50% limited partnership interest in USAC. The Company owns a 50% limited partnership interest in USAC.



     Pursuant to a Shareholders Agreement entered into on March 30, 1998 between the Company and the holders of 500,000 shares of Common Stock granted pursuant to the 1998 Restricted Stock Plan, such shareholders have agreed not to transfer their shares to any person other than Paul H. Pfleger and, in addition, if the Offering is not consummated by September 30, 1998, such shareholders have granted Mr. Pfleger the option, but not the obligation, to purchase their shares at $.01 per share as described in the Shareholders Agreement.

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth information regarding the ownership of Common Stock as of June 1, 1998, by (i) each person known to be the beneficial owner of more than five percent of the Common Stock, (ii) each director and executive officer, and (iii) all executive officers and directors of the Company as a group.



                                         NUMBER OF    PERCENT BEFORE    PERCENT AFTER
                 NAME                    SHARES(1)     THE OFFERING     THE OFFERING
                 ----                    ---------    --------------    -------------
U.S. OnLine Communications L.L.C.(2)...   800,000          37%               14%
Aspen OnLine Investments, LLC(3).......   433,333          20%                7%
Robert G. Solomon(4)...................   250,000          12%                4%
Donald E. Barlow(4)....................    50,000           2%               .9%
Rudy D. Belton(4)......................    10,000          .5%               .2%
Marc S. Seriff(4)......................    10,000          .5%               .2%
Chris B. Tyson(4)......................    10,000          .5%               .2%
All directors and executive officers as
  a group (5 persons)..................   330,000          15%                6%


---------------

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "Commission") and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.



(2) Paul H. Pfleger is beneficial owner of 78% of the LLC, Robert G. Solomon is beneficial owner of 3.59% of the LLC, and the remaining 18.41% is beneficially owned by nonaffiliated private individuals. The business address of the LLC is 1201 Third Avenue, Suite 5400, Seattle, Washington 98101.



(3) The principal beneficial owners of Aspen OnLine Investments, LLC are Aspen Enterprises, Ltd. (45%) and Elsa A. Prince Living Trust, Elsa A. Prince, Trustee (37%). The business address of Aspen Enterprises, Ltd. and Aspen OnLine Investments, LLC is 2757 44th Street, S.W., Suite 306, Grand Rapids, Michigan 49500. Includes warrants and shares owned of record by Aspen OnLine Investments, LLC.



(4) The business address of Messrs. Barlow, Belton, Seriff, Solomon and Tyson is c/o U.S. OnLine Communications, Inc., 10300 Metric Blvd., Austin, Texas 78758.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

     The Company has 20,000,000 shares of Common Stock authorized, of which 2,166,667 were issued and outstanding prior to the Offering. 500,000 shares have been issued to key employees of the Company, with a declining number of these shares subject to repurchase by the Company, at a price of $0.01 per share, if the employee terminates his or her employment with the Company before March 10, 2001.


     There are 120 owners of record of Common Stock. Holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors from funds legally available therefor. Upon liquidation, holders of Common Stock are entitled to share pro rata in any distribution to holders of Common Stock following payment to creditors. Holders of shares of Common Stock have one vote per share and have no cumulative voting or preemptive rights.


PREFERRED STOCK

     The Company has 1,000,000 shares of preferred stock authorized, none of which are issued and outstanding. The Company's Certificate of Incorporation authorizes the board of directors to issue the preferred stock in series and to designate the rights and preferences of each such series.

WARRANTS

     The Company has granted Silicon Valley Bank and Aspen OnLine Investments, LLC warrants to purchase 75,000 and 100,000 shares of Common Stock, respectively, at an exercise price of $3.75 per share. The warrants are exercisable for a period of five years.

REGISTRATION RIGHTS


     Subject to lock-up agreements with Barington, the Company has granted rights to registration under the Securities Act with respect to (i) the Representatives' Options, (ii) 350,000 shares of Common Stock issuable upon exercise of the Representatives' Options, (iii) 866,667 shares of Common Stock purchased by investors in the Interim Financing, (iv) 800,000 shares of Common Stock issued to the LLC in the Asset Acquisition, and (v) 175,000 shares issuable upon exercise of the Warrants (collectively, the "Registrable Securities"). Subject to specified conditions and limitations, the registration rights generally grant to the holders of Registrable Securities "piggyback" registration rights. In addition, the Representatives and the holders of the Warrants have "demand" registration rights with respect to the shares issuable upon exercise of the Representatives' Options and Warrants.


LOCK-UP AGREEMENTS


     Pursuant to the terms of the Underwriting Agreement, for a period of two years after consummation of the Offering, the Company may not sell or otherwise dispose of any shares of Common Stock without the prior written consent of Barington, except in connection with the sale of: (i) 525,000 shares of Common Stock to cover the Underwriters' over-allotment option; (ii) the Representatives' Options; (iii) 350,000 shares of Common Stock underlying the Representatives' Options; (iv) 1,000,000 shares of Common Stock that may be issued pursuant to the 1998 Stock Option Plan, of which options to purchase 495,000 shares of Common Stock have been granted; and (v) securities in connection with mergers approved by a majority of the independent directors of the Company. In addition, all of the 2,166,667 shares of Common Stock outstanding prior to the Offering and all of the shares of Common Stock issuable upon exercise of the Warrants are subject to two-year lock-up agreements with Barington, except that any stockholder subject to such an agreement may sell shares of Common Stock commencing 12 months after consummation of the Offering in the event that the last trading price for the Common Stock has been at least 200% of the price in the Offering for a period of

20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the price in the Offering. Barington has no plans, arrangements or understandings to modify, shorten or waive the lock-up agreements.

TRANSFER AGENT AND REGISTRAR


     Continental Stock Transfer & Trust Company, New York, New York, will act as transfer agent and registrar for the Common Stock.


DELAWARE ANTI-TAKEOVER LAW

     Section 203 of the Delaware General Corporation Law. The Company is subject to the provisions of Section 203 of the Delaware Corporation Law ("Section 203") regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are quoted on the Nasdaq, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of a corporation's assets) with any "interested stockholder" (a stockholder who acquired 15% or more of a corporation's outstanding voting stock without the prior approval of a corporation's board of directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation, or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the application of Section 203.

     Charter Provisions with Anti-Takeover Effects. The Company's Certificate of Incorporation contains provisions that may have the effect of discouraging certain transactions involving an actual or threatened change in control of the Company. The Certificate of Incorporation grants to the board of directors the authority to issue shares of preferred stock in one or more series without stockholder approval. The ability to issue such preferred stock could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to commence such an acquisition.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offering, the Company will have 5,666,667 shares of Common Stock outstanding (assuming no exercise of outstanding warrants or stock options). Of these shares, the 3,500,000 shares sold in the Offering will be freely tradeable without restriction unless they are held by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 2,166,667 shares will be "restricted securities" as defined in Rule 144 ("Restricted Shares"). All of the Restricted Shares are subject to lock-up agreements with Barington. As a result of the lock-up agreements and the provisions of Rule 144 generally, including Rule 144(k), all currently outstanding shares will be available for sale in the public market upon expiration of the lock-up agreements two years after the date of this Prospectus. Barington has advised the Company that it has no specific policy regarding early release of lock-ups generally, but that Barington has no current or future plans, proposals, arrangements or understandings to modify, shorten or waive the lock-up arrangements. See "Underwriting."



     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of the common stock and (ii) the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also currently subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. Rule 144 also provides that affiliates who own securities that are not "restricted securities" must nonetheless comply with the same restrictions applicable thereunder to "restricted securities," as if such securities were "restricted securities," with the exception of the one-year holding period requirement. A person who has not been an affiliate of the Company at any time within three months prior to the sale and has beneficially owned the "restricted securities" for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations or the other general requirements described above.


     An employee, officer or director of, or consultant to, the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 promulgated under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.


     The Company intends to file with the Commission a registration statement on Form S-8 under the Securities Act to register the issuance of Common Stock reserved under the 1998 Stock Option Plan and 1998 Restricted Stock Plan, thus permitting the resale of shares issued under such plans by non-affiliates in the public market without restriction under the Securities Act.


     Any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of Common Stock offered hereby. See "Risk Factors--Effect of Future Sales of Common Stock."

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the underwriting agreement ("Underwriting Agreement"), the form of which has been filed as an exhibit to the registration statement of which this Prospectus forms a part, Barington, Cruttenden and each of the underwriters for whom Barington and Cruttenden are acting as representatives have severally agreed to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their names below:



                                                               NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
Barington Capital Group, L.P................................
Cruttenden Roth Incorporated................................

                                                              ---------
          Total.............................................  3,500,000
                                                              =========



     The Common Stock is being sold on a firm commitment basis. The Underwriting Agreement provides, however, that the obligations of the Underwriters are subject to certain conditions precedent. The Representatives and the Underwriters are committed to purchase all the Common Stock offered hereby if any is purchased.



     The Representatives have advised the Company that they propose to offer the shares of Common Stock offered hereby to the public at the initial offering price set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers, who are members of the National Association of Securities
Dealers (the "NASD"), concessions not in excess of $     per share of Common
Stock, of which not in excess of $          may be reallowed to other dealers
who are members of the NASD. After consummation of the Offering, the offering price, the concessions and the reallowance may be changed. The Representatives will not make sales to any discretionary accounts over which they have authority.



     The Company has granted an over-allotment option to the Underwriters, exercisable during the 45-day period after consummation of the Offering, to purchase up to an aggregate of 525,00 additional shares of Common Stock at the initial offering price, less underwriting discounts and commissions. The Underwriters may exercise such option only for the purpose of covering any over-allotments made in connection with the sale of the Common Stock offered hereby.


     The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.


     The Company has agreed to pay the Representatives a non-accountable expense allowance of three percent of the aggregate offering price of the shares of Common Stock offered hereby (including any shares of Common Stock purchased pursuant to the Underwriters' over-allotment option), of which $55,000 has been paid to date.



     The Company has also agreed to sell to the Representatives, or their designees, the Representatives' Options to purchase 350,000 shares at a price of $.001 per option. The Representatives' Options will be exercisable for a period of five years, commencing on consummation of the Offering, at an initial per share exercise price equal to 120% of the offering price. Neither the Representatives' Options nor the shares of Common Stock underlying the Representatives' Options may be transferred, assigned or hypothecated, in whole or in part, for one year from the effective date of the registration statement of which this Prospectus forms a part, except to any successor, officer or partner of a Representative (or to officers or partners of any such successor or partner), any other Underwriter or member of the selling group which participated in the Offering, any purchaser of substantially all of the assets of a Representative or otherwise by operation of law. The Representatives' Options may be exercised on one or a number of occasions as to all or a portion of the shares covered by the option, and contain certain registration rights and anti-dilution provisions for appropriate adjustment of the exercise price and number of shares that may be purchased upon exercise upon the occurrence of certain events.


     The Company also has agreed, for a period of three years following consummation of the Offering, to use its best efforts (including the solicitation of proxies) to elect two designees of Barington to the board of directors of the Company, if Barington so chooses to nominate such designees.



     Pursuant to agreements between the Company, the existing stockholders and Barington, the Company and all of the existing stockholders of the Company as of the effective date of the Registration Statement have agreed not to offer, issue, sell, contract to sell, grant any option for or otherwise dispose of any securities of the Company for a period of two years from the consummation of the Offering without the prior written consent of Barington. Notwithstanding these lock-up agreements, any stockholder subject to such agreement may sell shares of Common Stock commencing 12 months after the consummation of the Offering in the event the last sale price for the Common Stock on its principal exchange has been at least 200% of the initial public offering price for a period of 20 consecutive trading days ending within five days of the date of such sale, and such sale is completed at a price in excess of 200% of the initial public offering price.


     The foregoing discussion of the material terms and provisions of the Underwriting Agreement is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement.

     The Underwriters may engage in certain transactions which may stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include over-allotments of Common Stock and purchases of the Common Stock.


     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the offering price of the shares of Common Stock offered and sold in the Offering has been determined by arm's-length negotiations between the Company and the Representatives and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or other established criteria of value. Factors considered in determining such price include an assessment of the Company's recent financial results and current financial condition, future prospects of the Company, the qualifications of the Company's management and other relevant factors.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock being sold in the Offering is being passed upon for the Company by Graham & James LLP/Riddell Williams P.S., Seattle, Washington. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Kramer, Levin, Naftalis & Frankel, New York, New York.

                                    EXPERTS


     The balance sheet of U.S. OnLine Communications, Inc. at March 31, 1998, the consolidated balance sheet of U.S. OnLine Communications L.L.C. at December 31, 1997, and the related consolidated statements of operations, changes in members' deficit and cash flows for the years ended December 31, 1997 and 1996, and the consolidated statements of operations, changes in members' equity (deficit) and cash flows of U.S. On-Line Cable, L.L.C. for the year ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed a registration statement on Form SB-2, together with all exhibits and amendments thereto ("Registration Statement"), of which this Prospectus ("Prospectus") is a part, under the Securities Act with the Commission with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus concerning documents, while complete in material respects, are nonetheless summaries. Reference is made to each exhibit for a full description of each such document, and in each case summary descriptions are qualified by reference to complete exhibits. For further information with respect to the Company and its Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Commission also maintains a Web site at http://www.sec.gov at which filings may be obtained. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these documents are also available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                           GLOSSARY OF INDUSTRY TERMS

CATV..........................    Cable television.

CLEC..........................    Competitive Local Exchange Carrier: A company
                                  that provides its customers with an
                                  alternative to the local telephone company for local and interstate transport of private lines, special access and switched access telecommunications services, as well as switched local telecommunications services.
                                  CLECs are sometimes also referred to as
                                  "co-carriers."


DBS...........................    Direct Broadcast Satellite: A facility that
                                  retransmits video programming via satellite directly to a subscriber's home.



DXC...........................    A scaleable central office telephone switch
                                  designed and manufactured by Digital
                                  Telecommunications, Inc.


FAA...........................    Federal Aviation Administration.


FCC...........................    Federal Communications Commission: The federal
                                  agency that oversees the implementation and enforcement of federal communications policy, including the 1992 Cable Act and the 1996 Act.
                                  Cable-related rules are generally issued and enforced by two divisions within the FCC: the cable services bureau (which contains a competition, cable rates and programming division) and the office of plans and policy.



HEADEND.......................    The point(s) of a cable system where various
                                  antennae are located to receive off-air, satellite and other signals distributed to subscribers. The location of the principal headend is used to determine the applicability of must-carry rules to the cable system. The principal headend designated by a cable operator must be based on whether:



                                  - it serves the majority of a system's
                                  population;
                                  - it contains the majority of the system's population;
                                  - it contains the majority of the system's
                                    signal processing equipment; or
                                  - it is the closest headend to the cable system's geographic center.



                                  If a cable system has only one headend, that is its principal headend.



INTRALATA.....................    Communication within a Local Access Transport
                                  Area.


ISDN..........................    Integrated services digital network.

IXC...........................    Interexchange Carrier.

LEC...........................    Local Exchange Carrier: The local or regional
                                  telephone company that owns and operates lines to customer locations and switches.

LIM...........................    Line Interface Modules.


MDU...........................    Multiple Dwelling Unit: A housing structure
                                  containing several units. For purposes of the 1992 Cable Act, each unit is treated as a separate household.


MMDS..........................    Multichannel multipoint distribution service:
                                  an alternative video provider that analogizes to numerous microwave broadcast stations transmitting from a central location.

MSO...........................    Multiple System Operator: A cable operator
                                  that owns or operates more than one cable system.


MUST-CARRY....................    Provisions of the 1996 Communications Act that
                                  require cable operators to carry certain local commercial and noncommercial, educational television broadcast stations on their systems, as well as allow broadcasters to demand advance permission and, in some cases, compensation, from multichannel video programming distributors for the ability to carry their programming.


MVPD..........................    Multichannel video programming distributors.

PBX...........................    Private (automatic) branch telephone exchange
                                  system providing telephone switching in an office or building.


PUC...........................    Public Utility Commission.



RBOC..........................    Regional Bell Operating Company: The acronym
                                  used for local telephone companies created in 1984 as part of the breakup of AT&T. The six
                                  RBOCs are Ameritech, Bell Atlantic, Bell
                                  South, Pacific Telesis Group, Southwestern
                                  Bell Telephone and U.S. West Communications.



RMTS..........................    Residential Multi-Tenant Services: Services
                                  provided to an MDU by a private operator.
                                  Services include, but are not limited to, cable, telephone, intrusion alarm, Internet access and utility metering.



ROE CONTRACTS.................    Right of Entry Contracts: Agreements between
                                  property owners and RMTS providers which govern the terms under which the RMTS providers will offer their services to residents of the MDUs.



SMATV.........................    Satellite Master Antenna Television System.


STS...........................    Shared Tenant Service: The provision of local
                                  telephone services to multiple customers located in the same building or group of buildings.


T-1...........................    High-speed leased line used for the
                                  transmission of voice and data.



18 GHZ SYSTEMS................    A wireless method of transmitting or
                                  retransmitting video and audio signals from a headend to an MDU.



WAN...........................    Wide area network: Remote computer
                                  communications system that allows file sharing among geographically distributed workgroups.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
U.S. ONLINE COMMUNICATIONS, INC.
Report of Independent Accountants...........................   F-2
Balance Sheet as of March 31, 1998..........................   F-3
Notes to the Financial Statement............................   F-4

U.S. ONLINE COMMUNICATIONS L.L.C.
Report of Independent Accountants...........................   F-9
Consolidated Balance Sheets as of December 31, 1997 and
  March 31, 1998 (unaudited)................................  F-10
Consolidated Statements of Operations for the years ended
  December 31, 1997 and 1996 and for the three months ended
  March 31, 1998 (unaudited) and 1997 (unaudited)...........  F-11
Consolidated Statements of Changes in Members' Deficit for
  the years ended December 31, 1997 and 1996 and for the
  three months ended March 31, 1998 (unaudited).............  F-12
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1996 and for the three months ended
  March 31, 1998 (unaudited) and 1997 (unaudited)...........  F-13
Notes to Consolidated Financial Statements..................  F-14

U.S. ON-LINE CABLE, L.L.C.
Report of Independent Accountants...........................  F-24
Consolidated Statement of Operations for the year ended
  December 31, 1996.........................................  F-25
Consolidated Statement of Changes in Members' Equity
  (Deficit) for the year ended December 31, 1996............  F-26
Consolidated Statement of Cash Flows for the year ended
  December 31, 1996.........................................  F-27
Notes to Consolidated Financial Statements..................  F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of


U.S. ONLINE COMMUNICATIONS, INC.



We have audited the accompanying balance sheet of U.S. OnLine Communications, Inc. (the "Company") as of March 31, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.



We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of U.S. OnLine Communications, Inc. as of March 31, 1998 in conformity with generally accepted accounting principles.



The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 5 to the financial statement, the Company has agreed to acquire substantially all of the assets and assume certain liabilities of U.S. OnLine Communications L.L.C. This entity has incurred losses and negative cash flows from operations and has negative working capital, which raise substantial doubt about the Company's ability to continue as a going concern following the acquisition. Management's plans in regard to these matters are also described in the Notes to the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.


COOPERS & LYBRAND L.L.P.

Austin, Texas

June 23, 1998

                        U.S. ONLINE COMMUNICATIONS, INC.


                                 BALANCE SHEET


                                 MARCH 31, 1998


                                     ASSETS


Current assets:
  Cash and cash equivalents.................................  $5,648,500
                                                              ----------
          Total current assets..............................   5,648,500
Deferred loan costs, net....................................     870,296
                                                              ----------
          Total assets......................................  $6,518,796
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  292,641
  Accrued expenses..........................................     255,725
  Convertible shareholder notes payable.....................   2,335,000
                                                              ----------
          Total current liabilities.........................   2,883,366
Noncurrent liabilities:
  Note payable..............................................   1,500,000
                                                              ----------
          Total liabilities.................................   4,383,366
Commitments and contingencies (Note 5)
Stockholders' equity:
  Preferred stock, $.001 par value, 1,000,000 shares
     authorized; no shares issued or outstanding............          --
  Common stock, $.001 par value; 20,000,000 shares
     authorized; 1,122,667 shares issued and outstanding....       1,123
  Additional paid-in capital................................   2,134,307
                                                              ----------
          Total stockholders' equity........................   2,135,430
                                                              ----------
          Total liabilities and stockholders' equity........  $6,518,796
                                                              ==========


    The accompanying notes are an integral part of this financial statement.

                        U.S. ONLINE COMMUNICATIONS, INC.


                        NOTES TO THE FINANCIAL STATEMENT


 1. FORMATION AND BUSINESS DESCRIPTION:

     U.S. OnLine Communications, Inc. (the "Company"), a Delaware corporation, was incorporated on March 5, 1998 in anticipation of an initial public offering of the Company's common stock (the "Offering"). Prior to consummation of the Offering, the Company will acquire substantially all of the assets and certain of the liabilities of U.S. OnLine Communications L.L.C. (the "LLC"), a Washington limited liability company, and its subsidiaries (the "Asset Acquisition").


     Following the Asset Acquisition, the Company will market and provide cable television and enhanced local and long distance telecommunications services, collectively referred to as residential multi-tenant services to multifamily dwelling units ("MDUs") such as apartment complexes and other concentrated residential sites. The Company will target demographically favorable MDUs clustered in growing geographic regions and serve MDUs located in Austin, San Antonio, Dallas-Fort Worth, Denver and the Washington, D.C. metropolitan area.



 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



CASH EQUIVALENTS



     The Company considers all highly liquid investments and time deposits with an original maturity at time of purchase of three months or less to be cash equivalents.



USE OF ESTIMATES



     The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statement. Actual results could differ from those estimates.



CONCENTRATIONS OF CREDIT RISK



     Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Statement of Financial Accounting Standards No. 105, consist primarily of cash and cash equivalents. From time to time, the Company's demand deposit accounts and money market accounts exceed existing federally insured limits. The Company has not experienced any losses on these accounts.



DEFERRED LOAN COSTS, NET



     Deferred loan costs, net, at March 31, 1998, consists of loan costs amounting to $72,750 (the fair value of a warrant issued to a commercial bank determined using the Black-Scholes model, see Note 7), which will be amortized using the interest method over the term of the related loan after assumption of the debt from the LLC as part of the Asset Acquisition and $797,546 of debt issuance costs associated with 15% senior subordinated promissory notes and the 14% subordinated promissory note (see Note 3), which have been recognized as original issue discount and are being amortized using the interest method over the lives of the related indebtedness.



YEAR 2000



     Many computer systems experience problems handling dates beyond the year 1999. Some computer software may need to be modified prior to the year 2000 in order to remain functional. The Company is assessing the readiness of its internal computer systems for handling the year 2000 issue. The Company does not believe that the cost of implementing year 2000 compliant software and systems will have a material effect on the Company's financial condition or results of operation. The Company expects to implement the internal

                        U.S. ONLINE COMMUNICATIONS, INC.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


information systems changes necessary to address year 2000 issues by the end of fiscal 1998. Moreover, the Company could be adversely impacted by year 2000 issues faced by major distributors, suppliers and financial service organizations with which the Company interacts.



 3. INTERIM FINANCING:


     On March 31, 1998, the Company closed on the sale of 622,667 shares of common stock at $3.75 per share and the placement of $2,335,000 of 15% Convertible Senior Subordinated Promissory Notes (the "Interim Notes"), for total proceeds of $4,670,000, with associated issuance costs of $739,641. Subsequent to March 31, 1998, the Company closed on the sale of 244,000 additional shares of common stock at $3.75 per share and the placement of $915,000 of Interim Notes, for total proceeds of $1,830,000, reduced by issuance costs of $255,634 (collectively, the "Interim Financing").


     The Interim Notes mature on the earlier of (i) March 29, 1999, (ii) the day after an initial public offering of the Company's common shares, or (iii) the date of closing of a sale of the Company's common stock with gross proceeds of at least 125% of the principal balance outstanding of the Interim Notes. Interest on the Interim Notes is payable quarterly commencing on July 1, 1998. If the Company fails to consummate an initial public offering of its equity securities within twelve months from the date of issuance of the Interim Notes, the holders have the right to convert the Interim Notes into 75% of the common stock of the Company on a fully-diluted basis, according to each holder's pro rata ownership. The Interim Notes will be subordinated to bank debt following the Asset Acquisition, and will rank pari passu with the $3,000,000 10% promissory note (the "Asset Acquisition Note") owed to the LLC as part of the Asset Acquisition. If the Company fails to make principal payments when due, the holders of the Interim Notes may convert their holdings into common stock of the Company such that the holders of the Interim Notes will have at least 75%, on a fully diluted basis, of the total voting and economic control in the Company.



     In connection with the Interim Financing, the Company issued to Aspen OnLine Investments, L.L.C. ("Aspen") (i) a $1,500,000 14% subordinated promissory note (the "Aspen Note"), maturing in March 2001, and (ii) a warrant to purchase 100,000 shares of common stock at a purchase price of $3.75 per share, which the Company has valued at $97,000. Total issuance costs, including the warrant value, for the Aspen Note aggregate $427,725. Interest is payable quarterly beginning July 1, 1998. The terms of the Aspen Note give Aspen the right, at its election, to designate two representatives on the Company's board of directors prior to the consummation of the Offering, and one representative after consummation of the Offering, until the Aspen Note is paid in full.



 4. LOAN COMMITMENT TO THE LLC:



     Between the date of the closing of the Interim Financing and the effective date of the Offering, the Company agreed to loan up to $7,200,000 of the proceeds of the Interim Financing to fund the operations of the LLC, evidenced by a 15% convertible promissory note (the "Pre-Acquisition Note") maturing on March 30, 1999. Borrowings under the agreement are convertible at the holder's option at any time while an Event of Default (as defined in the promissory note) has occurred and is continuing into interests in the LLC such that the Company will have at least 75%, on a fully diluted basis, of the total voting and economic control in the LLC. The Pre-Acquisition Note will be canceled upon closing of the Asset Acquisition. Through May 1998, approximately $7.2 million has been advanced to the LLC.



 5. COMMITMENTS AND CONTINGENCIES:



     The Company has agreed to purchase substantially all of the assets and to assume certain liabilities of the LLC pursuant to an asset acquisition agreement dated March 27, 1998, in exchange for 800,000 shares of the

                        U.S. ONLINE COMMUNICATIONS, INC.

 5. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

Company's common stock (valued at $3,000,000), the Asset Acquisition Note (principal amount of $3,000,000), and cancellation of all indebtedness under the Pre-Acquisition Note. The Asset Acquisition Note bears interest at the rate of 10% per annum and is payable in three equal installments. The first installment is to be paid the day after consummation of the Offering and the remaining two installments are to be paid on the first and second anniversaries of the first payment. Following the Asset Acquisition, the LLC will have no independent business operations. The acquisition will be accounted for using the purchase method.


     The Company will assume the LLC's operating leases for office space, roof rentals, head ends and transmission facilities.


 6. RELATED PARTY TRANSACTIONS:



     During March 1998, the Company entered into employment and noncompetition agreements with certain officers of the Company. The Chief Executive Officer's employment agreement has an initial term of five years and provides for 1998 base compensation of $150,000. The President and Chief Financial Officer's employment agreement has an initial term of three years and provides for 1998 base compensation of $125,000. These officers will be eligible for performance bonuses of up to 50% of their base salary in the event that performance criteria set by the board of directors are met. The performance criteria set by the board of directors to award bonuses have not yet been determined. The agreements provide severance benefits, including payments upon a "change in control" and indemnification. Under the agreements, a "change in control" means the acquisition by a person or group of 35% or more of the Company's outstanding securities or sale of all or substantially all of the Company's assets. In the event of termination for any reason, these officers have agreed not to compete with the Company for a period of twelve months following termination. Courts may determine to enforce, not enforce or partially enforce noncompetition agreements. In the event of termination other than "for cause" (as defined in the agreements), all stock options and stock awards become fully vested and exercisable. Substantially all of these officers' time is spent managing the Company.


     The Company's Chief Executive Officer has beneficial ownership interest in two multiple dwelling units served by the LLC. The properties are owned by separate limited partnerships; the Company's Chief Executive Officer is an officer of the general partner of the partnerships and is a limited partner of one of the partnerships. Both properties are managed by a company partially owned by the Company's Chief Executive Officer.


     The LLC subleased space for its corporate offices in Austin, Texas. The property was owned by a limited partnership, the general partner of which is a corporation owned by the Company's Chief Executive Officer. The Company's Chief Executive Officer is also a limited partner in the partnership. The LLC subleased a portion of the space from a company partially owned by the Company's Chief Executive Officer.



 7. CAPITAL STOCK:



     The authorized capital stock of the Company consists of 20,000,000 shares of common stock, and 1,000,000 shares of preferred stock, $.001 par value. At March 31, 1998, there are no shares of preferred stock outstanding.


1998 RESTRICTED STOCK AWARD PLAN


     The 1998 Restricted Stock Award Plan (the "1998 Restricted Stock Plan") was adopted on March 10, 1998 by the board of directors of the Company to provide incentives to attract and retain highly competent persons as officers and key employees. The board of directors administers the plan. Powers exercised by the board may also be exercised by committee. Under the plan, the Company can issue up to 500,000 shares of common stock to key employees designated by the board of directors, with the Company generally having a

                        U.S. ONLINE COMMUNICATIONS, INC.

 7. CAPITAL STOCK: (CONTINUED)


right to repurchase a declining number of the shares at a price of $0.001 per share if the employee terminates his or her employment before March 10, 2001. Generally, common stock issued under the 1998 Restricted Stock Plan vests ratably over three years, with one-third of any shares granted vesting on each of the first, second and third anniversary dates following the date of the award; however, for accounting reasons, the Board of Directors has determined to accelerate vesting of these shares upon completion of an initial public offering of the Company's common stock. The number of shares subject to repurchase decreases by one-third on each of the first, second and third anniversary dates following the date of the award. During the restricted period, shares subject to restriction may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of, unless they have been offered to the Company for repurchase at the original issuance price ($.001). At March 10, 1998, all 500,000 shares had been awarded under the 1998 Restricted Stock Plan, of which 120,000 shares were fully vested at the date of award and are no longer subject to repurchase by the Company. All shares of Common Stock issued under the 1998 Restricted Stock Plan are also subject to repurchase by the majority member of the LLC under a Shareholders Agreement dated March 30, 1998 among the majority member of the LLC, the Company, and the holders of the restricted shares, at a price of $0.01 per share, solely upon the Company's failure to complete a public offering of its common stock on or before September 30, 1998.



     The 1998 Restricted Stock Plan is treated as a variable plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Since a measurement date had not occurred on the date of the award, the Company will record a charge for $3,749,500 at effective date of the Offering, if applicable.


1998 NON-QUALIFIED STOCK OPTION AND INCENTIVE STOCK OPTION PLAN


     Under the Company's 1998 Non-Qualified Stock Option and Incentive Stock Option Plan (the "1998 Stock Option Plan"), which was adopted in March 1998, up to 1,000,000 options may be granted for the purchase of common stock, pursuant to actions by the board of directors, to eligible participants. Options granted are either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the board of directors as specified in each option agreement. Incentive stock options granted under the 1998 Stock Option Plan are at prices not less than 100% of the fair value at the date of grant, as determined by the board of directors. Nonstatutory options granted under the 1998 Stock Option Plan are at prices not less than 85% of the fair value on the date of the grant, as determined by the board of directors. Incentive stock options granted to a 10% stockholder shall not be less than 110% of the fair value at the date of grant. Options granted generally vest over a period of six years, and the vesting for some is subject to acceleration upon the occurrence of specified performance criteria. All options granted become immediately exercisable upon the occurrence of certain events including, without limitation, a merger, acquisition or change in control. The term of the 1998 Stock Option Plan is ten years.



     The Company has reserved 1,000,000 shares of common stock for issuance under the 1998 Stock Option Plan. Options to purchase 495,000 shares of common stock were granted at an exercise price of $3.75 per share on April 1, 1998. The Company will apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for the 1998 Stock Option Plan. Accordingly, no compensation expense will be recognized for the options granted on April 1, 1998 under the 1998 Stock Option Plan.

                        U.S. ONLINE COMMUNICATIONS, INC.

 7. CAPITAL STOCK: (CONTINUED)


     A summary of the status of the Company's fixed stock option plan for grants subsequent to March 31, 1998 is presented below:


                                                                         WEIGHTED-AVERAGE
                       FIXED OPTIONS                           SHARES     EXERCISE PRICE
                       -------------                          --------   ----------------
Granted.....................................................   495,000        $ 3.75
Exercised...................................................        --            --
Forfeited...................................................        --            --
                                                              --------        ------
Outstanding and exercisable.................................   495,000
Weighted-average fair value of options granted during the
  period....................................................  $   3.75

     The following table summarizes information about fixed stock options outstanding:

                                                                                              OPTIONS
                                                                OPTIONS OUTSTANDING         EXERCISABLE
                                                           ------------------------------   -----------
                                                                         WEIGHTED-AVERAGE
                                                             NUMBER         REMAINING         NUMBER
                     EXERCISE PRICES                       OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
                     ---------------                       -----------   ----------------   -----------
$3.75....................................................    495,000         10 yrs.          495,000
                                                            --------         -------         --------
Number outstanding.......................................    495,000                          495,000
                                                            ========                         ========

WARRANTS


     In connection with a lending arrangement between the LLC and a commercial bank, the Company granted the lender a warrant on March 30, 1998 to purchase an aggregate of 75,000 shares of the Company's common stock at an exercise price of $3.75 per share. The warrant is exercisable for a period of five years. Deferred loan costs of $72,750, approximating the fair value of the warrant determined using the Black-Scholes model, will be recorded as an asset pending the Asset Acquisition, including the Company's assumption of the bank debt from the LLC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members,
U.S. ONLINE COMMUNICATIONS L.L.C.

We have audited the accompanying consolidated balance sheet of U.S. OnLine Communications L.L.C. and Subsidiaries (the "LLC") as of December 31, 1997 and the related consolidated statements of operations, changes in members' deficit and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the LLC's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. OnLine Communications L.L.C. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the LLC will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the LLC has incurred losses and negative cash flows from operations and has negative working capital, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


COOPERS & LYBRAND L.L.P.


Austin, Texas
April 22, 1998

                       U.S. ONLINE COMMUNICATIONS L.L.C.


                          CONSOLIDATED BALANCE SHEETS



                                     ASSETS



                                                               MARCH 31,      DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $     79,122    $    949,471
  Subscriber receivables -- net of allowance for doubtful
     accounts of $39,143 and $29,072........................       458,221         457,911
  Receivable from U.S. OnLine Communications, Inc...........       208,834              --
  Receivable from SP Investments............................            --          17,439
  Supply inventory..........................................       211,794         223,961
  Other current assets......................................        62,992          65,994
                                                              ------------    ------------
          Total current assets..............................     1,020,963       1,714,776
Property and equipment, net.................................     8,823,382       9,502,270
Excess of cost over fair value of net assets acquired, net
  of accumulated amortization of $530,172 and $421,796......     3,804,852       3,913,228
Deferred loan and organization costs, net of accumulated
  amortization of $395,423 and $322,201.....................       852,431         890,818
Other assets................................................       440,525         444,237
                                                              ------------    ------------
          Total assets......................................  $ 14,942,153    $ 16,465,329
                                                              ============    ============

                             LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Note payable to bank......................................  $  7,126,830    $  7,126,830
  Accounts payable..........................................     1,928,434       1,595,643
  Accrued expenses..........................................       285,721         202,417
  Accrued interest..........................................        75,921              --
  Deferred revenue..........................................       326,667         291,605
                                                              ------------    ------------
          Total current liabilities.........................     9,743,573       9,216,495
                                                              ------------    ------------
Noncurrent liabilities:
  Other noncurrent liabilities..............................     2,066,529       2,279,623
  Payable to related parties................................    18,873,393      18,423,069
                                                              ------------    ------------
          Total noncurrent liabilities......................    20,939,922      20,702,692
                                                              ------------    ------------
          Total liabilities.................................    30,683,495      29,919,187
                                                              ------------    ------------
Commitments and contingencies (Note 8)
Minority interest -- USAC (Note 1)..........................       255,444         259,124
Members' deficit:
  Contributed capital.......................................     1,196,232       1,196,232
  Accumulated deficit.......................................   (17,193,018)    (14,909,214)
                                                              ------------    ------------
          Total members' deficit............................   (15,996,786)    (13,712,982)
                                                              ------------    ------------
          Total liabilities and members' deficit............  $ 14,942,153    $ 16,465,329
                                                              ============    ============


   The accompanying notes are an integral part of the consolidated financial statements.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND


   FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED) AND 1997 (UNAUDITED)



                                                      MARCH 31,                 DECEMBER 31,
                                              -------------------------   -------------------------
                                                 1998          1997          1997          1996
                                              -----------   -----------   -----------   -----------
Telephony revenue...........................  $   386,287   $    67,498   $   705,193   $    57,010
Cable revenue...............................      686,933            --     1,888,280            --
Other revenue...............................       35,851           159       127,820         1,397
                                              -----------   -----------   -----------   -----------
          Total revenue.....................    1,109,071        67,657     2,721,293        58,407
                                              -----------   -----------   -----------   -----------
Cost of service -- telephony................      203,867        34,994       365,362        40,749
Cost of service -- cable....................      231,603            --       592,722            --
                                              -----------   -----------   -----------   -----------
          Total cost of service.............      435,470        34,994       958,084        40,749
                                              -----------   -----------   -----------   -----------
          Gross profit (loss)...............      673,601        32,663     1,763,209        17,658
                                              -----------   -----------   -----------   -----------
Operating expenses:
  Customer support..........................      130,579        11,218       426,471        53,331
  Other operating expenses..................      889,398       117,723     2,519,825       292,564
  Sales and marketing.......................      204,130        72,112       838,525       181,888
  General and administrative................      602,202       432,739     2,865,608     1,983,862
  Depreciation and amortization.............      455,315       174,952     1,343,543       209,711
                                              -----------   -----------   -----------   -----------
          Total operating expenses..........    2,821,624       808,744     7,993,972     2,721,356
                                              -----------   -----------   -----------   -----------
Loss from operations........................   (1,608,023)     (776,081)   (6,230,763)   (2,703,698)
                                              -----------   -----------   -----------   -----------
Other income (expense):
  Interest income...........................       13,805       177,096       133,177       355,365
  Interest expense..........................     (644,061)     (481,990)   (3,104,809)   (1,111,156)
  Other income (expense)....................      (32,582)       (1,329)     (111,712)           --
                                              -----------   -----------   -----------   -----------
          Total other income (expense)......     (662,838)     (306,223)   (3,083,344)     (755,791)
                                              -----------   -----------   -----------   -----------
Loss before losses in equity investees and
  minority interests........................   (2,270,861)   (1,082,304)   (9,314,107)   (3,459,489)
Equity in losses of U.S. On-Line Cable,
  L.L.C.....................................           --      (299,299)           --      (783,594)
Minority interest in losses of U.S. On-Line
  Cable, L.L.C..............................           --            --       911,195            --
Minority interest in net income of
  subsidiary................................      (12,943)           --       (43,437)           --
                                              -----------   -----------   -----------   -----------
          Net loss..........................  $(2,283,804)  $(1,381,603)  $(8,446,349)  $(4,243,083)
                                              ===========   ===========   ===========   ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' DEFICIT

               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND


             FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)



                                                                                       TOTAL
                                                     CONTRIBUTED    ACCUMULATED       MEMBERS'
                                                       CAPITAL        DEFICIT         DEFICIT
                                                     -----------    ------------    ------------
Balances, January 1, 1996..........................  $1,196,232     $ (2,219,782)   $ (1,023,550)
Net loss...........................................          --       (4,243,083)     (4,243,083)
                                                     ----------     ------------    ------------
Balances, December 31, 1996........................   1,196,232       (6,462,865)     (5,266,633)
Net loss...........................................          --       (8,446,349)     (8,446,349)
                                                     ----------     ------------    ------------
Balances, December 31, 1997........................  $1,196,232     $(14,909,214)   $(13,712,982)
Net loss...........................................          --       (2,283,804)     (2,283,804)
                                                     ----------     ------------    ------------
Balance, March 31, 1998............................  $1,196,232     $(17,193,018)   $(15,996,786)
                                                     ==========     ============    ============


   The accompanying notes are an integral part of the consolidated financial statements.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND


   FOR THE THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED) AND 1997 (UNAUDITED)



                                                                   MARCH 31,                  DECEMBER 31,
                                                           -------------------------   --------------------------
                                                              1998          1997          1997           1996
                                                           -----------   -----------   -----------   ------------
Cash flows from operating activities:
  Net loss...............................................  $(2,283,804)  $(1,381,603)  $(8,446,349)  $ (4,243,083)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.......................      455,316       174,952     1,343,543        209,711
     Provision for doubtful accounts.....................       10,071            --        25,121             --
     Minority interest in losses of U.S. On-Line Cable,
       L.L.C.............................................           --            --      (911,195)            --
     Minority interest in net income of subsidiary.......       12,943            --        43,437             --
     Equity loss -- U.S. On-Line Cable, L.L.C............           --            --            --        783,594
     Gain on dissolution of joint venture................           --       299,300       (23,629)            --
     Loss on sale of contracts and equipment.............       26,108            --            --             --
     Changes in operating assets and liabilities:
       Interest receivable -- U.S. On-Line Cable,
          L.L.C..........................................           --      (177,096)           --       (350,346)
       Subscriber receivables............................      (10,381)           --      (304,992)       (15,976)
       Receivable from affiliates........................     (191,395)       63,106        89,228       (106,667)
       Supply inventory..................................       12,167            --      (223,961)            --
       Other current assets..............................        3,002        (8,505)      236,852         (4,044)
       Accounts payable and accrued expenses.............      416,095      (376,716)      560,951         74,635
       Deferred revenue..................................       35,064            --       206,168             --
       Accrued interest..................................       75,921            --            --             --
       Interest payable to related parties...............      450,324       357,828     3,117,251        550,465
                                                           -----------   -----------   -----------   ------------
          Net cash used in operating activities..........     (988,569)   (1,048,734)   (4,287,575)    (3,101,711)
                                                           -----------   -----------   -----------   ------------
Cash flows from investing activities:
  Proceeds from sale of property and equipment...........      405,034            --            --             --
  Purchase of property and equipment.....................      (25,974)     (175,042)     (258,016)    (4,817,897)
  Change in other assets.................................      (12,911)           --      (209,747)            --
  Payments for organization costs........................           --       (49,877)           --        (43,257)
  Loan to U.S. On-Line Cable, L.L.C......................           --    (1,284,325)           --     (6,002,143)
  Deferred acquisition costs.............................           --            --            --         22,348
  Purchase of 50% interest in U.S. On-Line Cable,
     L.L.C...............................................           --            --            --     (2,059,993)
                                                           -----------   -----------   -----------   ------------
          Net cash provided by (used in) investing
            activities...................................      366,149    (1,509,244)     (467,763)   (12,900,942)
                                                           -----------   -----------   -----------   ------------
Cash flows from financing activities:
  Advances from related parties..........................           --       671,396       519,516     12,635,195
  Net change in obligations under leasing arrangement....     (213,094)           --     2,279,623             --
  Borrowings under note payable to bank..................           --     1,882,000     2,969,000      4,400,000
  Payments on note payable to bank.......................           --            --      (242,170)            --
  Loan costs.............................................      (34,835)           --      (107,975)    (1,027,960)
                                                           -----------   -----------   -----------   ------------
          Net cash provided by (used in) financing
            activities...................................     (247,929)    2,553,396     5,417,994     16,007,235
                                                           -----------   -----------   -----------   ------------
Net increase in cash and cash equivalents................     (870,349)       (4,582)      662,656          4,582
Cash and cash equivalents, beginning of period...........      949,471         4,582       286,815             --
                                                           -----------   -----------   -----------   ------------
Cash and cash equivalents, end of period.................  $    79,122   $        --   $   949,471   $      4,582
                                                           ===========   ===========   ===========   ============
Supplemental cash flow information:
  Cash paid for interest.................................  $   111,000   $   124,161   $   406,000   $     26,000
  Acquisition of 50% interest in U.S. On-Line Cable,
     L.L.C. (Note 2).....................................  $        --   $        --   $ 2,486,387   $         --
  Dissolution of Austin Cable Venture....................  $        --   $        --   $   117,424   $         --


   The accompanying notes are an integral part of the consolidated financial statements.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION


     The consolidated financial statements include the accounts of U.S. OnLine Communications L.L.C. (the "LLC") and entities over which it has voting control. As described in Note 2, in 1997 the LLC gained voting control over U.S. On-Line Cable, L.L.C. ("Cable"). The LLC's investment in Cable is accounted for under the equity method for the year ended December 31, 1996. For the three months ended March 31, 1997, the statement of operations includes equity in losses of Cable. For the year ended December 31, 1997, the consolidated statement of operations includes revenues and expenses and the consolidated statement of cash flows includes sources and uses of cash of Cable as though voting control had been acquired at the beginning of the year and the minority interest in the losses of Cable is recognized from January 1, 1997 to September 7, 1997, the date the LLC gained voting control over Cable. For the year ended December 31, 1996, the consolidated statements of operations include equity in losses of Cable from February 23, 1996 through December 31, 1996. Intercompany accounts and transactions are eliminated in consolidation.



     Minority interest in net income of subsidiary in 1997 represents the limited partner's proportionate share of the equity in the earnings of U.S.-Austin Cable Associates I, Ltd. ("USAC"), a subsidiary of Cable. Although Cable does not have a majority ownership interest in USAC, USAC's financial statements have been fully consolidated with the financial statements of Cable to reflect the exercise of control by Cable. All significant intercompany balances have been eliminated in consolidation.


GOING CONCERN

     The LLC has incurred losses from operations since inception and management expects that the LLC will continue to incur operating losses for the foreseeable future. Revenues in 1998 will not be sufficient to fund the LLC's operating expenses, capital investment and other working capital needs.


     The accompanying consolidated financial statements have been prepared assuming the LLC will continue as a going concern. Losses, negative working capital and negative cash flows from operating and investing activities raise substantial doubt about the LLC's ability to continue as a going concern. The LLC's ability to make scheduled payments of principal of, or interest on, or to refinance its indebtedness depends on the availability of borrowing capacity, the success of its growth strategy and its future performance, and its ability to raise additional equity capital, each of which is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the LLC's control.



     As of December 31, 1997 and March 31, 1998, the LLC's bank indebtedness approximated $7.2 million under the Silicon Valley Bank credit facility. At December 31, 1997 and March 31, 1998, the LLC had failed to comply with certain restrictive covenants under the Silicon Valley Bank credit facility. Subsequent to the balance sheet date, the loan agreement was renegotiated. As amended, the Silicon Valley Bank credit facility requires repayment of all amounts outstanding plus accrued but unpaid interest on October 15, 1998 and contains a number of significant covenants which, among other things, restrict the ability of the LLC and its subsidiaries to dispose of assets or merge, incur debt, pay distributions, repurchase or redeem capital stock, create liens, make capital expenditures and make certain investments or acquisitions and otherwise engage in certain corporate activities. The breach of any of these covenants could result in a default under the Silicon Valley Bank credit facility. In the event that any such default is not cured, the bank could elect to declare all amounts borrowed under the Silicon Valley Bank credit facility, together with accrued interest and other fees, to be due and payable. There can be no assurance that the assets of the LLC would be sufficient to repay all borrowings under the Silicon Valley Bank credit facility and the other creditors of the LLC in full.


     The LLC had failed to make the required payments under operating lease agreements with T&W Funding Company V, L.L.C. ("T&W"), but the LLC obtained a deferment of all amounts due until

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

GOING CONCERN (CONTINUED)
March 31, 1998. On March 31, 1998, the LLC made payments totaling $393,375 to T&W, thereby bringing the LLC current with all amounts due under the respective leasing agreements.


     Successful implementation of the LLC's business plan will require significant expenditures to enable the LLC to compete with other cable television and telecommunications technologies and providers. In addition, if the LLC underestimates its capital or other expenditure requirements or overestimates future results of operations, the need for additional debt or equity financing may increase. By October 15, 1998, the LLC expects that it will need to renegotiate or replace the Silicon Valley Bank credit facility, if it has not previously done so, or to obtain additional financing. The LLC's ability to secure additional debt or equity financing will be restricted by the terms of its outstanding indebtedness, including the Silicon Valley Bank credit facility. The inability to obtain financing when required would have a material adverse effect on the LLC and the implementation of its growth strategy. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. On March 30, 1998, U.S. OnLine Communications, Inc., a company formed to acquire substantially all the assets and assume certain liabilities of the LLC, extended credit of up to $7,200,000 from the proceeds of its completed private placement to the LLC in the form of a 15% convertible promissory note ("Pre-Acquisition Note") maturing on March 30, 1999. Through May 1998, the LLC has borrowed approximately $7.2 million of the available $7.2 million. Upon the closing of the Asset Acquisition, the Pre-Acquisition Note will be cancelled.



     In connection with an asset acquisition agreement dated March 27, 1998, the LLC has agreed to sell substantially all of its assets to U.S. OnLine Communications, Inc., and U.S. OnLine Communications, Inc. has agreed to assume certain liabilities of the LLC. The LLC will receive a 10% promissory note in the amount of $3,000,000 and 800,000 shares of U.S. OnLine Communications, Inc. common stock. The consummation of this transaction is dependent upon receipt of consents from various governmental regulatory bodies and certain entities with which the LLC has continuing commitments. The LLC has also entered into a merger agreement dated March 27, 1998 with Cable. Under the merger agreement, intercompany indebtedness owed by Cable to the LLC will be eliminated.


THE LLC


     The LLC was formed under a Limited Liability Company Agreement (the "LLC Agreement") dated June 21, 1995, as a Washington limited liability company for the purpose of providing telecommunications, cable television and related services to multi-unit housing developments, apartment complexes and other similar residential developments. The LLC Agreement, as amended, terminates on December 14, 2025. The LLC provides services to subscribers in Austin, San Antonio and Dallas, Texas, Washington, D.C., including the Virginia suburbs, and Denver, Colorado and, prior to March 6, 1998, to subscribers in Atlanta, Georgia (Note 12).



     The LLC was capitalized on October 31, 1995 with 1,666,667 shares of MIDCOM Communications Inc. ("MIDCOM") common stock with a market value of $25 million at October 31, 1995, valued for financial reporting purposes at approximately $1.2 million based upon the historical cost basis of the contributing members. The stock was contributed by Black Creek Limited Partnership (zero basis) and Madrona Ridge Limited Partnership ($1.2 million basis) (collectively, the "Contributing Members"). Prior to amendment on September 7, 1997, member interests were issued to certain persons or entities whose efforts in originating the business concept of the LLC or whose continued services to the LLC were considered to be essential to its economic success. Of the original 1,666,667 MIDCOM shares, 300,000 shares were transferred to a nominee for Black Creek Limited Partnership, on December 19, 1996, and 1,366,667 shares remain as contributed

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

capital at December 31, 1996. At December 31, 1996, the Contributing Members' interests accounted for the total amount in members' equity.

     In general, and as described in greater detail in the LLC Agreement, through September 6, 1997, losses were allocated to the Class A members to the extent of their initial capital contributions with losses in excess of such investment allocated to the Class B members. On September 7, 1997, the remaining 1,366,667 MIDCOM shares were distributed to the Contributing Members, who thereafter ceased to be members of the LLC.

     As amended and restated on September 7, 1997, the LLC Agreement provides for a single class of members. In general, as described in greater detail in the amended LLC Agreement, income and losses are allocated to the members in an amount equal to the excess, if any, of the cumulative income over losses for all prior years, with the remaining difference, if any, to the members in accordance with their percentage interests, as defined in the LLC Agreement. A member will not be personally liable, solely by reason of being a member, for any debts or losses of the LLC beyond the member's debts or contributions, except as otherwise provided by law.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, which includes amounts for construction materials and direct labor. Depreciation is provided for using the straight-line method over ten years for cable systems and telephone equipment and five years for furniture and other equipment. When property and equipment is disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized.

CHANGE IN ESTIMATE

     During 1997, the LLC revised the estimated lives used to depreciate the costs of operational assets. The effect of this change in accounting estimates was to decrease depreciation expense and net loss for 1997 by approximately $423,000.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     Excess of cost over fair value of net assets acquired consists of goodwill related to the purchase of 100% of the membership interests of Cable during 1996 and 1997. The purchase price of $2,059,993 exceeded the fair value of net assets acquired in the amount of $4,335,024. Excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over the estimated future periods benefited of ten years.

     The LLC periodically evaluates whether events and circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. An impairment of goodwill is recognized when estimated undiscounted future cash flows generated by acquired businesses are determined to not be sufficient to recover goodwill. The amount of goodwill impairment, if any, is measured based on forecasted discounted cash flows using a discount rate reflecting the LLC's average cost of funds.

DEFERRED LOAN AND ORGANIZATION COSTS, NET


     Deferred loan and organization costs, net, at December 31, 1997 and March 31, 1998, consists of loan costs amounting to $819,734 and $756,653, respectively, which are being amortized using the interest method

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


over the four-year term of the loan, and FCC license and organizational costs amounting to $71,084 and $75,675, respectively, which are being amortized using the straight-line method over five years.


SUPPLY INVENTORY

     Supply inventory consisted of various service and maintenance type items related to the LLC's transmission systems and are stated at the lower of cost (determined by the first-in, first-out method) or market.

INCOME TAXES

     The LLC is organized as a limited liability company and is classified as a partnership for federal, state and local income tax purposes. The members are responsible for their respective tax liabilities, if any, related to their share of income and expenses of the LLC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The LLC evaluates the recoverability and useful lives of its system-related assets based upon current conditions. Because of the current stage of development of the LLC's business and technological nature of such assets, it is reasonably possible that the LLC's asset recoverability and useful life estimates will change in the near term.

REVENUE RECOGNITION

     Revenue from subscribers is recognized in the month that service is provided. Installation fees are recognized as revenue upon origination of service to subscribers. Costs incurred to obtain the subscriber are expensed as incurred.

ADVERTISING


     The LLC expenses the cost of advertising as it is incurred or the first time the advertising takes place. Advertising expense was approximately $5,422 for the three months ended March 31, 1998, and $92,000, $92,242 and $26,000 for 1997 and 1996, respectively.


FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially expose the LLC to concentrations of credit risk consist primarily of cash and cash equivalents, subscriber receivables and amounts due from affiliates and related parties. The LLC generally maintains its cash balances below federally insured limits. The collectibility of subscriber receivables can be impacted by economic trends within the LLC's markets.

     Financial instruments for which fair value approximates carrying value include cash and cash equivalents, receivables and accounts payable. The carrying value of the LLC's notes payable to bank and related party approximate fair value as they are subject to interest rates which increase and decrease with changes in market rates.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK (CONTINUED)

     Approximately 83% of the LLC's revenues are derived in Austin, Dallas and San Antonio, Texas. A sustained economic downturn or significant increases in competition in this region could impact revenues derived from this region.



CASH EQUIVALENTS


     The LLC considers all highly liquid investments and time deposits with original maturity at time of purchase of three months or less to be cash equivalents. Cash and cash equivalents at the beginning of period are not the same as cash and cash equivalents at the end of the period due to the consolidation of Cable effective January 1, 1997.

YEAR 2000


     Many computer systems experience problems handling dates beyond the year 1999. Some computer software may need to be modified prior to the year 2000 in order to remain functional. The Company is assessing the readiness of its internal computer systems for handling the year 2000 issue. The Company does not believe that the cost of implementing year 2000 compliant software and systems will have a material effect on the Company's financial condition or results of operation. The Company expects to implement the internal information systems changes necessary to address the year 2000 issues by the end of fiscal 1998. Moreover, the Company could be adversely impacted by year 2000 issues faced by major distributors, suppliers and financial service organizations with which the Company interacts.



INTERIM FINANCIAL STATEMENTS



     The accompanying unaudited financial statements as of and for the three months ended March 31, 1998 and 1997 are unaudited and have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.


 2. INVESTMENT IN CABLE:

     On November 30, 1995, the LLC entered into an investment agreement (the "Agreement") with Cable, a Texas limited liability company, to purchase a 50% membership interest in Cable. Cable provides cable television services to multiple dwelling units primarily in Texas. As part of the Agreement, the LLC also acquired the rights and title to the U.S. OnLine name and service mark. On February 23, 1996, the LLC completed its purchase of a 50% membership interest in Cable under the Agreement for $2,000,000 plus acquisition expenses of $59,993.

     Under the Agreement, on September 7, 1997, the original members of Cable exercised an option to sell their remaining interest in Cable to the LLC in exchange for a 13% interest of the membership of the LLC, $1,157,000 (through the forgiveness of an existing $1,000,000 loan from Cable to such members plus 8.5% of such amount per annum from February 15, 1996 through the date of exercise) and any interests in ventures affiliated with the LLC, as specified in the option agreement. Upon exercise of this option, the LLC acquired the remaining 50% member interest in Cable, making it a wholly-owned subsidiary as of the exercise date. The acquisition was accounted for as a purchase.


     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997 and 1996, which are based on certain estimates, assume the acquisition of Cable occurred on January 1,

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 2. INVESTMENT IN CABLE: (CONTINUED)
1997 and 1996, respectively. This unaudited pro forma financial information has been prepared for comparative purposes only and does not purport to be indicative of future operating results.


                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                    --------------------------
                                                       1997           1996
                                                    -----------    -----------
Net revenue.....................................    $ 2,721,293    $   836,876
Net loss........................................    $(9,977,220)   $(5,107,494)



     Cable and the LLC entered into a credit facility ("Credit Facility Agreement") on November 30, 1995 in the amount of $13 million whereby the LLC agreed to provide Cable with funding to build out additional cable systems. Interest compounds annually on the loan at 8.5%. Cable granted the LLC a security interest in its assets as collateral. Advances totaled $10,055,173 as of March 31, 1998 and December 31, 1997. The advances are eliminated in consolidation at March 31, 1998 and December 31, 1997.



     The excess of the cost of the LLC's investment over its share of the fair value of the reported underlying net assets of Cable, after eliminations, is being amortized over the estimated life of Cable's franchises of ten years. The amortized balance of such excess at March 31, 1998 and December 31, 1997 was approximately $3,804,852 and $3,913,000, respectively.


 3. INVESTMENTS IN JOINT VENTURES AND PARTNERSHIPS:


     In 1996, Cable formed USAC, a limited partnership of which Cable is the general partner and Ocampo Partners, Ltd. ("Ocampo"), a Texas limited partnership, is the limited partner. Both partners have a 50% interest in the partnership. The partnership was established to design, develop, own, construct and manage private cable television receiving equipment and related services to serve eight apartment complexes located in Austin, Texas. Upon completion of the transmission system's construction and installation during 1996, the assets were contributed by Cable to the partnership, and Cable received a non-recourse note in the amount of $279,310 from Ocampo for Ocampo's portion of the required capital contribution. The note is collateralized by the assets of the partnership and has a term of five years. Principal and interest payments on the note were made during 1997 with Ocampo's portion of the cash distributions of the partnership. The balance due under the note is $235,172 at December 31, 1997 and $255,410 at March 31, 1998.


     The financial statements of USAC have been consolidated with those of Cable to reflect Cable's full control of USAC.

 4. PROPERTY AND EQUIPMENT:


     Property and equipment consisted of the following at March 31, 1998 and December 31, 1997:



                                                     MARCH 31,     DECEMBER 31,
                                                       1998            1997
                                                    -----------    ------------
Cable systems.....................................  $ 7,139,597    $ 7,138,295
Telephone switch equipment........................    2,144,427      2,144,127
Furniture and fixtures............................      789,452        788,237
                                                    -----------    -----------
                                                     10,073,476     10,070,659
Accumulated depreciation..........................   (1,595,813)    (1,322,096)
Construction in progress..........................      345,719        753,707
                                                    -----------    -----------
                                                    $ 8,823,382    $ 9,502,270
                                                    ===========    ===========

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 4. PROPERTY AND EQUIPMENT: (CONTINUED)

Depreciation expense was approximately $274,000, $778,000 and $177,000 for the three months ended March 31, 1998 and for the years ended December 31, 1997 and 1996, respectively.


 5. INVESTMENT IN MIDCOM COMMUNICATIONS INC.:

     The LLC was capitalized through the initial contribution of shares of MIDCOM common stock by its contributing members (Black Creek Limited Partnership and Madrona Ridge Limited Partnership). Ownership of the MIDCOM stock enabled the LLC, indirectly through its members, to exercise significant influence over the operating and financial policies of MIDCOM. Although less than 10% of MIDCOM's outstanding common stock was held by the LLC, generally accepted accounting principles require that the equity method of accounting be used. Under the equity method, the carrying amount of the investment would be adjusted to report the LLC's proportionate share of the investee's earnings and losses. The amount of the adjustment would then be included in operations. The LLC's proportionate share of MIDCOM's net loss for the year ended December 31, 1995 exceeded the balance of the LLC's related investment account, thus the investment in MIDCOM was carried at zero at December 31, 1995. No losses have been reported in the LLC's statements of operations subsequent to December 31, 1995, as the LLC does not guarantee the debt or losses of MIDCOM. In 1997, MIDCOM filed for bankruptcy protection.

 6. NOTE PAYABLE TO BANK:


     As of March 31, 1998 and December 31, 1997, the LLC had approximately $7.2 million outstanding under the Silicon Valley Bank credit facility, with interest at the bank's prime rate (8.5% at March 31, 1998 and December 31, 1997) plus two percent (2%). The Silicon Valley Bank credit facility is collateralized by substantially all of the assets of the LLC, and the indebtedness is backed by certain personal guarantees, including that of the majority member. In 1998, the agreement was amended requiring the LLC to obtain an aggregate of $6.0 million in new equity and/or debt by March 31, 1998, and an aggregate of $19.0 million in new equity and/or debt (inclusive of the $6.0 million by March 31, 1998) by August 15, 1998. All such indebtedness must be subordinated to the Silicon Valley Bank credit facility. All principal and outstanding interest under the Silicon Valley Bank credit facility is due and payable on October 15, 1998. As further consideration for the bank's entering into the revised loan agreement, U.S. OnLine Communications, Inc. granted the bank a warrant to purchase up to 75,000 shares of its common stock with an exercise price of $3.75 per share. U.S. Online Communications, Inc. expects to record original issue discount associated with the warrant of approximately $72,750, which will be amortized to interest expense over the expected term of the debt.



     At March 31, 1998 and December 31, 1997, the LLC was not in compliance with certain restrictive covenants under the Silicon Valley Bank credit facility. Although the LLC has received contingent waivers of these violations based on the LLC's ability to raise additional capital of $6.0 million, the entire balance outstanding to the bank has been classified as a current liability in the balance sheet due to the uncertainty concerning the LLC's ability to raise the capital.


 7. RELATED PARTY TRANSACTIONS:


     The LLC entered into various promissory note agreements with Paul H. Pfleger, a majority member of the LLC, to fund start up costs. Interest accrued at a rate of The Wall Street Journal prime (8.5% at March 31, 1998 and December 31, 1997) plus 2% compounded annually. As of March 31, 1998 and December 31, 1997, the LLC had borrowed $13,854,988 under these note agreements. Such amounts plus $2,569,108 and $2,174,862 of accrued interest as of March 31, 1998 and December 31, 1997, respectively, have been included in payable to related parties. The entire principal balance, together with all accrued unpaid interest, are to be paid in full on or before November 1, 2000.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 7. RELATED PARTY TRANSACTIONS: (CONTINUED)


     Mr. Pfleger has entered into a guaranty and subordination agreement with the LLC whereby he has guaranteed the repayment of the loans under the Silicon Valley Bank credit facility (see Note 6). In addition, Mr. Pfleger has agreed that repayment of amounts due him are subordinate to the loans under the Silicon Valley Bank credit facility. Under the terms of such guaranty and subordination agreement, Mr. Pfleger receives a fee equal to .125% of the average daily outstanding balance of the Silicon Valley Bank credit facility during such month and 6% of the amount of principal and interest outstanding on the promissory notes to Mr. Pfleger as of December 2 of each year during which the agreement is in effect. Under the terms of the agreement, $1,568,155 and $1,539,871 was due at March 31, 1998 and December 31, 1997, respectively.



     An affiliate of the LLC provided management, administrative and consulting services to the LLC. These services include management consulting, risk management, employee benefit administration, legal, accounting and tax, management information systems and general office operations. The amounts paid to the affiliate for these services was $66,667, $170,071 and $394,138 for the three months ended March 31, 1998 and for the years ended 1997 and 1996, respectively. At March 31, 1998 and December 31, 1997, $1,836 and $113,004 related to such services was included in payable to related parties.



     The LLC's CEO has a beneficial ownership interest in two multiple dwelling units served by the LLC. The properties are owned by separate limited partnerships; the LLC's CEO is an officer of the general partner of the partnerships and is a limited partner of one of the partnerships. Both properties are managed by a company partially owned by the LLC's CEO. Service revenues received by the LLC from these two properties was approximately $19,000, $69,000 and $64,000 for the three months ended March 31, 1998 and for the years ended December 31, 1997 and 1996, respectively.



     The LLC currently leases space for its corporate offices in Austin, Texas. The property is owned by a limited partnership, the general partner of which is a corporation owned by the LLC's CEO. The LLC's CEO is also a limited partner in the partnership. The LLC subleases a portion of the space to a company partially owned by the LLC's CEO. Net lease expense under the lease agreements was approximately $14,000, $51,000 and $43,000 for the three months ended March 31, 1998 and for the years ended December 31, 1997 and 1996, respectively.


 8. COMMITMENTS AND CONTINGENCIES:

     On July 14, 1995, the LLC entered into a $15 million purchase agreement (the "Purchase Agreement") with Digital Telecommunications, Inc. ("DTI") whereby the LLC acquired the exclusive right to purchase DTI's Digital Cross Connect equipment, Line Interface Modules and other equipment for multi-family applications. The Purchase Agreement, which expires July 31, 1998, was amended on August 1, 1996 to reduce the minimum required purchase amounts under the Purchase Agreement (the "Amended Agreement"). The LLC has purchased the majority of its equipment from this vendor and at December 31, 1997 had fulfilled its commitments under the Amended Agreement.

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 8. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

     The LLC has entered into various operating lease agreements for office and warehouse space, towers, microwave and headend equipment and office equipment. Future minimum rental commitments under all noncancelable operating leases are as follows:


                                                     MARCH 31,     DECEMBER 31,
                    FISCAL YEAR                         1998           1997
                    -----------                      ----------    ------------
  1998.............................................  $1,870,392     $2,047,828
  1999.............................................   2,354,250      2,015,627
  2000.............................................   1,522,948      1,321,538
  2001.............................................     839,719        701,483
  2002.............................................     739,120        685,977
  Thereafter.......................................     610,860        607,137
                                                     ----------     ----------
                                                     $7,937,289     $7,379,590
                                                     ==========     ==========



     Rental expense incurred in connection with these leases approximated $514,000, $940,000 and $205,000 for the three months ended March 31, 1998 and for the years ended December 31, 1997 and 1996, respectively.


REGULATORY MATTERS


  Regulatory Status and Regulation of Private Cable Operators



     Franchise cable operators are subject to a wide range of FCC regulations regarding such matters as the rates charged for certain services, transmission of local television broadcast signals, customer service standards/procedures, performance standards and system testing requirements. In addition, the operator's franchise, which can be issued at the municipal, county or state level, typically imposes additional requirements for operation. These relate to such matters as system design and construction, provision of channel capacity and production facilities for public educational and government use, and the payment of franchise fees and the provision of other "in kind" benefits to the city.



     The operator of a video distribution system that serves subscribers without using any public right-of-way, referred to generally as a private cable operator, is exempt from the majority of FCC regulations applicable to franchised systems which do use public rights-of-way. Moreover, a state or local government cannot impose a franchise requirement on such operators.



     To remain exempt from extensive FCC regulation and local franchising requirements, the LLC intends to confine its video distribution facilities to contiguous private property and obtain programming primarily via SMATV facilities. The LLC intends to rely on 18 GHz microwave links to cross public rights-of-way where necessary and technically feasible. The use of microwave frequencies to transmit video signals across a public right-of-way is not considered a "use" of the right-of-way sufficient to trigger a local franchising requirement or FCC regulation applicable to franchised operators. The LLC is considered a private cable operator in all of the markets that it serves.


  Telecommunications Act of 1996


     The Telecommunications Act of 1996 (the "1996 Act") opened the local telecommunications market to competition by mandating the elimination of legal, regulatory, economic and operational barriers to competitive entry, providing the LLC with new opportunities to provide local telephone services on a more cost effective basis. The 1996 Act, however, also provides the RBOCs with a means to enter the long distance

                       U.S. ONLINE COMMUNICATIONS L.L.C.

 8. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

REGULATORY MATTERS (CONTINUED)
market, introducing a number of substantial new competitors to the LLC in that market. On balance, management believes that the market-opening provisions of the 1996 Act are favorable to the LLC.

 9. EMPLOYEE BENEFIT PLAN:


     The LLC offers a Profit Sharing and 401(k) Salary Deferral Plan (the "Plan") to its employees. The Plan, available to all employees, permits them to defer a portion of their salary until future years. The LLC may make discretionary contributions to the Plan equal to 50% of the amount of each eligible employee's contribution up to 6% of the employee's compensation. Contributions to the Plan are available to employees upon termination, retirement, death or disability. The LLC contributed $238 to the Plan in 1996. The LLC did not make a contribution to the Plan as of March 31, 1998 or during 1997.


10. INCOME TAXES:

     The LLC is organized as a limited liability company and is classified as a partnership for federal income tax purposes. The members are responsible for their respective tax liabilities, if any, related to their share of income and expenses of the LLC. Accordingly, the LLC's financial statements include no provision for income taxes.

     Cable is subject to state taxes and utilizes the liability method of accounting for such taxes. Deferred taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.


     At March 31, 1998 and December 31, 1997, Cable had deferred tax assets of approximately $296,884 and $210,977, respectively, primarily from net operating loss carryforwards, which expire within 3 to 5 years. In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the deferred tax assets have been fully reserved due to the uncertainty of realization of the assets.


11. SALE OF ATLANTA CONTRACTS AND EQUIPMENT:

     On March 6, 1998, the LLC executed a purchase agreement in which it agreed to sell its rights, title and interest in and to certain telecommunications agreements with multi-dwelling units in Atlanta, Georgia, including certain equipment and infrastructure for $400,000 in cash.

12. RECENTLY ISSUED ACCOUNTING STANDARDS:

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). Adoption is required for interim and annual periods beginning after December 15, 1997. SFAS No. 130 requires that comprehensive income and its components, as defined in the Statement, be reported in the LLC's financial statements. Management does not believe that the adoption of this standard will have a significant impact on the LLC.

     Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). Adoption is required for interim and annual periods beginning after December 15, 1997. SFAS No. 131 requires certain information about operating segments to be reported in addition to disclosures related to products and services, geographic areas and major customers. Management has not yet determined the impact this standard will have on the LLC.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members,

U.S. ON-LINE CABLE, L.L.C.


We have audited the accompanying consolidated statements of operations, changes in members' equity (deficit) and cash flows of U.S. On-Line Cable, L.L.C. and Subsidiaries ("Cable") for the year ended December 31, 1996. These consolidated financial statements are the responsibility of Cable's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of U.S. On-Line Cable, L.L.C. and Subsidiaries for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Cable will continue as a going concern. As discussed in Note 1 to the financial statements, Cable has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

COOPERS & LYBRAND L.L.P.

Austin, Texas
February 21, 1997, except as to Notes 5
through 8 for which the date is
February 27, 1998, and Note 9, for which the date is March 27, 1998

                           U.S. ON-LINE CABLE, L.L.C.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


Cable revenue...............................................  $   777,490
Other revenue...............................................          979
                                                              -----------
          Total revenue.....................................      778,469
Cost of service.............................................      272,286
                                                              -----------
          Gross profit......................................      506,183
                                                              -----------
Operating expenses:
  Customer support..........................................      265,923
  Other operating expenses..................................      272,322
  Sales and marketing.......................................      321,831
  General and administrative................................      700,217
  Depreciation and amortization.............................      274,968
                                                              -----------
          Total operating expenses..........................    1,835,261
                                                              -----------
Loss from operations........................................   (1,329,078)
                                                              -----------
Other income (expense):
  Interest income...........................................      183,233
  Interest expense and other................................     (378,145)
  Management fees...........................................      100,152
                                                              -----------
          Total other income (expense)......................      (94,760)
                                                              -----------
Loss before minority interest...............................   (1,423,838)
Minority interest in net income of subsidiary...............      (38,114)
                                                              -----------
          Net loss..........................................  $(1,461,952)
                                                              ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                           U.S. ON-LINE CABLE, L.L.C.

         CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                NOTES         TOTAL
                                                 ACCUMULATED                 RECEIVABLE     MEMBERS'
                                   CONTRIBUTED    PREFERRED    ACCUMULATED      FROM         EQUITY
                                     CAPITAL       RETURN        DEFICIT       MEMBERS      (DEFICIT)
                                   -----------   -----------   -----------   -----------   -----------
Balances at January 1, 1996......  $ 1,238,000    $(115,000)   $  (612,419)  $(1,000,000)  $  (489,419)
Contributions from members.......    2,000,000           --             --            --     2,000,000
Accumulated preferred return.....           --      (32,455)            --            --       (32,455)
Distributions to members.........   (1,852,545)          --             --            --    (1,852,545)
Transfer of preferred return to
  deficit upon distribution......           --      147,455       (147,455)           --            --
Net loss.........................           --           --     (1,461,952)           --    (1,461,952)
                                   -----------    ---------    -----------   -----------   -----------
Balances at December 31, 1996....  $ 1,385,455    $      --    $(2,221,826)  $(1,000,000)  $(1,836,371)
                                   ===========    =========    ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                           U.S. ON-LINE CABLE, L.L.C.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


Cash flows from operating activities:
  Net loss..................................................  $(1,461,952)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      274,968
     Loss from disposal of asset............................           --
     Minority interest in net income of subsidiary..........       38,114
     Changes in operating assets and liabilities:
       Subscriber receivables, net..........................     (148,557)
       Interest receivable..................................      (90,356)
       Other current assets.................................     (130,115)
       Receivable -- U.S. OnLine Communications L.L.C.......   (1,038,847)
       Accounts payable and accrued expenses................      458,200
       Subscriber deposits and deferred revenue.............       84,167
       Interest payable.....................................      352,828
                                                              -----------
          Net cash used in operating activities.............   (1,661,550)
                                                              -----------
Cash flows from investing activities:
  Increase in notes receivable from members.................           --
  Receipts on notes receivable -- other.....................       28,230
  Purchase of property and equipment........................   (4,222,069)
  Change in other assets, net...............................       18,446
                                                              -----------
          Net cash used in investing activities.............   (4,175,393)
                                                              -----------
Cash flows from financing activities:
  Advances under credit facility -- U.S. Online
     Communications L.L.C...................................    6,002,526
  Payments of installment indebtedness -- Austin Cable
     Venture................................................       (5,452)
  Contributions from members................................    2,000,000
  Distribution to members...................................   (1,852,545)
  Distribution to minority partner in U.S. -- Austin Cable
     Associates I, Ltd......................................      (52,995)
  Distribution of accumulated preferred return..............     (147,455)
                                                              -----------
          Net cash provided by financing activities.........    5,944,079
                                                              -----------
Net increase in cash and cash equivalents...................      107,136
Cash and cash equivalents, beginning of year................      175,097
                                                              -----------
Cash and cash equivalents, end of year......................  $   282,233
                                                              ===========
Noncash investing and financing activities:
  Increase in preferred return payable......................  $    32,455
                                                              ===========
  Investment in Austin Cable Venture (and related
     installment indebtedness)..............................  $     3,190
                                                              ===========
  Notes receivable -- other in exchange for assets
     contributed to U.S. Austin Cable Associates I, Ltd. on
     behalf of minority partner (Note 3)....................  $   279,310
                                                              ===========
  Transfer of property and equipment to U.S. OnLine
     Communications L.L.C...................................  $   867,874
                                                              ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                           U.S. ON-LINE CABLE, L.L.C.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. FORMATION AND BUSINESS DESCRIPTION:


     U.S. On-Line Cable, L.L.C. ("Cable") was formed effective May 11, 1994 as a limited liability company under the Texas Limited Liability Company Act to construct, own, maintain, improve, manage and operate microwave and satellite master antenna television systems. Cable currently provides service to subscribers in Austin, San Antonio and Dallas, Texas, Atlanta, Georgia and Denver, Colorado. Under its current charter, Cable's life is limited to 30 years from the effective date of the formation.


GOING CONCERN

     Cable has incurred losses from operations since inception and management expects that revenues for the foreseeable future will not be sufficient to fund its operating expenses, capital investments and other working capital needs.

     The accompanying financial statements have been prepared assuming Cable will continue as a going concern. Losses, negative working capital and negative cash flows from operating and investing activities raise substantial doubt about Cable's ability to continue as a going concern. Management is currently in the process of negotiating equity financing for Cable. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION


     The consolidated financial statements include the accounts of Cable and its subsidiaries, San Antonio Cable Associates I ("SACA") in 1995 and U.S. -- Austin Cable Associates I, Ltd. ("USAC") in 1996. Although Cable does not have a majority interest in either of these entities, their financial statements have been fully consolidated with the financial statements of Cable to reflect the exercise of control by Cable. All significant intercompany balances and transactions have been eliminated in consolidation.


     Minority interest in 1996 represents the limited partner's proportionate share of the equity in the earnings of USAC.

     Cable accounts for its investment in Austin Cable Venture under the equity method of accounting. The investment is being amortized over the seven year life of the underlying assets.

     See Note 3 for further information regarding joint ventures and partnerships.

CASH EQUIVALENTS

     Cable considers all highly liquid investments and time deposits with an original maturity at time of purchase of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Cable television distribution systems are accounted for at cost and are depreciated using the composite method over a seven year life. All other property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. When property and equipment is disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. Cost of maintenance and repairs is charged to operations as incurred; significant renewals and betterments are capitalized.

     Construction in progress is reclassified to a particular system as that system is completed and placed in service. Construction in progress includes internal and external costs incurred in the construction of the cable television distribution systems. Internal costs include direct labor and construction overhead costs.

                           U.S. ON-LINE CABLE, L.L.C.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

REVENUE RECOGNITION

     Revenue from subscribers is recognized in the month that service is provided. Installation fees are recognized as revenue upon origination of service to subscribers. Costs incurred to obtain the subscriber are expensed as incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of expense during the reporting period. Actual results could differ from those estimates. Cable evaluates the recoverability and useful lives of its system related assets based upon current conditions. Because of the current stage of development of Cable's business and technological nature of such assets, it is reasonably possible that Cable's asset recoverability and useful life estimates will change over time.

YEAR 2000

     Cable is taking actions to ensure that their computer systems are capable of processing for the periods beginning January 1, 2000 and beyond. The costs associated with this matter are not expected to materially affect operating cash flow.

 3. INVESTMENTS IN JOINT VENTURES AND PARTNERSHIPS:

     On February 4, 1995, Cable entered into a joint venture agreement with Apartment Multimedia I, L.L.C. ("Multimedia") for equal 50% ownership interests in SACA, a general partnership. SACA was established to design, develop, own, construct and manage private cable television equipment and services for three apartment complexes in San Antonio, Texas. Cable transferred $196,812 in newly constructed cable television and video system assets to SACA in exchange for a non-recourse note receivable from SACA. Expenses for the operation and management of the system are accrued and paid by SACA. These expenses include management fees which were paid to Cable for various operational and administrative costs. The intercompany note, income and expense were eliminated from these financial statements. Any excess cash flow, as defined in the joint venture agreement, is applied to service the debt to Cable. The financial statements of SACA have been fully consolidated with Cable to reflect the exercise of control and the extent of risk retained by Cable with respect to the contributed assets.

     SACA was dissolved on February 2, 1996. The contractual rights to provide cable service were distributed to Multimedia and then transferred to the separate owners of each of the apartment locations receiving cable service. As part of the transaction, the existing cable service agreement was canceled. The apartment owners subsequently entered into separate service agreements with Cable for a percentage of the gross revenues. All assets other than the contract rights were distributed to Cable upon dissolution of SACA. Cable assumed all liabilities and obligations of SACA.

     In May 1995, Cable and Multitechnology Services, L.P. ("MTS") formed the Austin Cable Venture to construct, own, maintain, improve, manage, operate, lease, and otherwise use a transmission system in the Austin, Texas area. MTS made the initial capital contributions of $6,380 and $247,774 during 1996 and 1995, respectively, to fund the construction of the transmission system, which was substantially completed during December 1995. For use of the transmission system, Cable is obligated to pay 50% of the initial capital costs amortized over 180 monthly installments at a 10% interest rate. Cable will also be charged for 50% of the operating/managing costs incurred and any agreed upon upgrades to the system. The transmission system is solely for the partners and their affiliates use in their operations. Cable has accounted for the Austin Cable Venture using the equity method, recognizing 50% of the initial capital cost as an investment and installment

                           U.S. ON-LINE CABLE, L.L.C.

 3. INVESTMENTS IN JOINT VENTURES AND PARTNERSHIPS: (CONTINUED) indebtedness. The investment will be amortized over the seven year life of the underlying assets. As the assets were not completed until the end of 1995, no amortization expense was recognized in 1995. Amortization expense recognized in 1996 was $18,154.

     In 1996, Cable formed USAC, a limited partnership of which Cable is the general partner and Savannah, Ltd. ("Savannah"), a California limited partnership, is the limited partner. Both partners have a 50% interest in the partnership. The partnership was established to design, develop, own, construct and manage private cable television receiving equipment and related services to serve eight apartment complexes located in Austin, Texas. Upon completion of the transmission system's construction and installation during 1996, the assets were contributed by Cable to the partnership, and Cable received a non-recourse note in the amount of $279,310 from Savannah for Savannah's portion of the required capital contribution. The note is collateralized by the assets of the partnership and has a term of five years. Principal and interest payments on the note were made during 1996 with Savannah's portion of the cash distributions of the partnership. The balance due under the note at December 31, 1996 is $251,080.

     The financial statements of USAC have been consolidated with those of Cable to reflect Cable's full control of USAC.

 4. INCOME TAXES:

     Cable is organized as a limited liability company and is classified as a partnership for federal income tax purposes. The members are responsible for their respective tax liabilities, if any, related to their share of income and expenses of Cable. Accordingly, Cable's financial statements include no provision for income taxes.

     Cable is, however, subject to state taxes and utilizes the liability method of accounting for such taxes. Deferred taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 5. COMMITMENTS AND CONTINGENCIES:

     Cable also has operating leases for office space, roof rentals, head ends and transmission facilities. Rental expenses incurred in connection with these leases approximated $91,000 and $42,000 for the years ended December 31, 1996 and 1995.

     Future minimum lease payments due under noncancelable operating leases are as follows:

             YEAR ENDING DECEMBER 31,                 1996
             ------------------------               --------
1997..............................................  $164,016
1998..............................................   113,832
1999..............................................    81,934
2000..............................................    30,750
2001..............................................    14,280
Thereafter........................................    10,800
                                                    --------
                                                    $415,612
                                                    ========

                           U.S. ON-LINE CABLE, L.L.C.

 5. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
PROGRAMMING

     Cable has various contracts to obtain basic and premium programming from program suppliers whose compensation is typically based on a fixed fee per subscriber. Cable has negotiated programming agreements with premium service suppliers that offer cost incentives to Cable under which premium unit prices decline as certain premium service growth thresholds are met. In addition to volume pricing discounts, some program suppliers offer marketing support to Cable in the form of advertising funds, promotional materials, rebates and other incentives. Cable's programming contracts are generally for a fixed period of time, typically three to five years, and are subject to negotiated renewal.

REGULATORY MATTERS


  Regulatory Status and Regulation of Private Cable Operators



     Franchise cable operators are subject to a wide range of FCC regulations regarding such matters as the rates charged for certain services, transmission of local television broadcast signals, customer service standards/procedures, performance standards and system testing requirements. In addition, the operator's franchise, which can be issued at the municipal, county or state level, typically imposes additional requirements for operation. These relate to such matters as system design and construction, provision of channel capacity and production facilities for public educational and government use, and the payment of franchise fees and the provision of other "in kind" benefits to the city.



     The operator of a video distribution system that serves subscribers without using any public right-of-way, referred to generally as a private cable operator, is exempt from the majority of FCC regulations applicable to franchised systems which do use public rights-of-way. Moreover, a state or local government cannot impose a franchise requirement on such operators.



     To remain exempt from extensive FCC regulation and local franchising requirements, Cable intends to confine its video distribution facilities to contiguous private property and obtain programming primarily via SMATV facilities. Cable intends to rely on 18 GHz microwave links to cross public rights-of-way where necessary and technically feasible. The use of microwave frequencies to transmit video signals across a public right-of-way is not considered a "use" of the right-of-way sufficient to trigger a local franchising requirement or FCC regulation applicable to franchised operators. Cable is considered a private cable operator in all of the markets that it serves.


  Telecommunications Act of 1996


     The Telecommunications Act of 1996 (the "1996 Act") opened the local telecommunications market to competition by mandating the elimination of legal, regulatory, economic and operational barriers to competitive entry, providing Cable with new opportunities to provide local telephone services on a more cost effective basis. The 1996 Act, however, also provides the RBOCs with a means to enter the long distance market, introducing a number of substantial new competitors to Cable in that market. On balance, management believes that market-opening provisions of the 1996 Act are favorable to Cable.


 6. CAPITAL AND ALLOCATION OF EARNINGS/LOSSES:

     On November 30, 1995, Cable entered into an investment agreement with U.S. OnLine Communications L.L.C. (the "LLC"). During February of 1996, regulatory approval was obtained and the LLC transferred $2 million to Cable in exchange for a 50% interest in Cable. In accordance with the investment agreement, Cable distributed the proceeds as follows: $1,779,513 went to the original members as return of capital, $147,455 was paid to an original member in satisfaction of his accumulated preferred return, and $73,032 was

                           U.S. ON-LINE CABLE, L.L.C.

 6. CAPITAL AND ALLOCATION OF EARNINGS/LOSSES: (CONTINUED) used to cover the legal expenses associated with the transaction. The annual accumulated preferred return was paid to a certain original member in the amount of 12% of his initial capital contribution adjusted for available cash in accordance with the First Amended and Restated Regulations of Cable. At December 31, 1995, $115,000 was accrued for payment of this preferred return.

     Upon closing of the investment agreement, an Option/Put Agreement was executed granting the original members of Cable an option (the "Option") to purchase from the LLC 15% of the original members' interest of the LLC owned at the time of exercise. The Option was exercised during 1997, through the transfer to the LLC of the original members' interests aggregating 50% of Cable. In addition to the LLC interests, the original members will be entitled to receive $1,000,000 at 8.5% compounded annually from the date of the Option/Put Agreement. This payment will be required to repay all outstanding amounts remaining under the loan to the original members discussed in Note 7.

     Capital accounts are maintained for each member and adjusted for contributions, distributions, and allocations of profits and losses. Profits are allocated first to members who have been allocated losses to the extent of those losses; next to the extent of any cumulative priority return; and last to the members in accordance with their ownership ratios. Losses are allocated first to the members to the extent of the accumulated profits allocated to each member. The balance is allocated to the members having positive capital account balances in accordance with their ownership ratios. Any losses that cannot be allocated due to insufficient positive capital account balances will be allocated to members in accordance with their ownership ratios.

 7. RELATED PARTY TRANSACTIONS:

     During 1996 and 1995, Cable incurred management fees from CS Management, Inc. ("CSM") for management and other administrative functions. Certain of Cable's original members are equitable owners and/or officers of CSM. In addition, Cable subleases office space from CSM. Rent expense paid to CSM during 1996 and 1995 was $32,000 and $13,000, respectively.

     Cable's CEO has a beneficial ownership interest in two multiple dwelling units served by the LLC. The properties are owned by separate limited partnerships; Cable's CEO is an officer of the general partner of the partnerships and is a limited partner of one of the partnerships. Both properties are managed by a company partially owned by Cable's CEO.

     As stipulated by the investment agreement, discussed in Note 6, the initial advance of $1 million under the Credit Facility was subsequently loaned to the original members during 1995 at an interest rate of 8.5% per annum and recorded as a note receivable on Cable's books. This initial advance under the Credit Facility was jointly and severally guaranteed by the original members. The Option discussed in Note 6 was exercised by the original members in 1997, and effective September 7, 1997, the LLC acquired the remaining 50% member interests in Cable, making Cable a wholly-owned subsidiary of the LLC as of that date.

     During 1996, Cable began providing administrative, operational and sales and marketing on behalf of the LLC. Cable records a receivable for expenses incurred directly related to the LLC. Expenses that are incurred on behalf of both companies are allocated to the LLC based on ratios agreed upon by management of both companies. Expenses allocated to the LLC, net of direct expenses charged, amounted to $969,689 for the year ended December 31, 1996. As such, the results of operations presented herein may not reflect actual results of operations of Cable had Cable operated autonomously from the LLC. As of December 31, 1996, the receivable from the LLC was approximately $1,907,000. In addition, Cable signed a consulting agreement with the LLC whereby Cable provides services of certain executives of Cable to the LLC in exchange for a fee. Management fees recorded during 1996 in conjunction with this consulting agreement were approximately $90,000.

                           U.S. ON-LINE CABLE, L.L.C.

 8. SALE OF ATLANTA CONTRACTS AND EQUIPMENT:


     On March 6, 1998, Cable executed a purchase agreement in which it agreed to sell its rights, title and interest in and to certain telecommunications agreements with multi-dwelling units in Atlanta, Georgia, including certain equipment and infrastructure for $400,000 in cash. The Company does not expect the sale of these agreements to have a material effect on future operating results, liquidity or cash flows.


 9. MERGER WITH U.S. ONLINE COMMUNICATIONS L.L.C.:

     On March 27, 1998, Cable agreed to merge with and into the LLC and following the merger, will cease to exist as a separate entity.

======================================================

  No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other then the securities offered by this Prospectus or any offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    9
Use of Proceeds............................   13
Dividend Policy............................   13
Dilution...................................   14
Capitalization.............................   15
Unaudited Pro Forma Financial
  Information..............................   16
Selected Consolidated Financial Data.......   22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   25
Business...................................   33
Management.................................   45
Certain Transactions.......................   49
Principal Stockholders.....................   50
Description of Capital Stock...............   51
Shares Eligible for Future Sale............   53
Underwriting...............................   54
Legal Matters..............................   55
Experts....................................   55
Additional Information.....................   56
Glossary of Industry Terms.................   57
Index to Financial Statements..............  F-1


                            ------------------------

  UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================


                                3,500,000 SHARES


                        U.S. ONLINE COMMUNICATIONS, INC.

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                            BARINGTON CAPITAL GROUP



                                CRUTTENDEN ROTH


                                  INCORPORATED

                                          , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware Corporation Law ("Delaware Corporation Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Corporation Law. In addition, the Registrant intends to enter into Indemnification Agreements with its officers and directors. The Underwriting Agreement also provides for cross-indemnification among the Company and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission Registration Fee*........  $ 15,234
NASD Filing Fee*............................................  $  5,664
Nasdaq Listing Fee *........................................  $ 48,750
Legal Fees and Expenses.....................................  $200,000
Accountants' Fees and Expenses..............................  $120,000
Blue Sky Filing and Counsel Fees and Expenses...............  $      +
Printing and Engraving Expenses.............................  $ 75,000
Transfer Agent and Registrar Fees...........................  $  2,500
Directors' and Officers' Insurance Expenses.................  $ 28,000
                                                              --------
Miscellaneous Expenses......................................  $      +
                                                              --------
          Total.............................................  $      +
                                                              ========


---------------
* All expenses other than the Commission registration fee, the NASD filing fee and the Nasdaq National Market fee are estimated.
+ Not presently known.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since its incorporation on March 5, 1998, the Registrant has sold the following unregistered securities:


          (1) On March 10, 1998, pursuant to its 1998 Restricted Stock Award Plan, the Company sold Common Stock to 41 employees at a purchase price of $0.001 per share. The Company relied upon Section 4(2) for the sale.



          (2) On March 27, 1998, as part of the consideration paid in the Asset Acquisition, the Company entered into an agreement pursuant to which the Company will issue 800,000 shares of Common Stock to the LLC at $3.75 per share. The Company relied upon Section 4(2) for the sale.



          (3) On March 30, 1998, the Company completed an interim financing to Aspen OnLine Investments, LLC, an accredited investor, consisting of a 14% subordinated promissory note and warrants to purchase 100,000 shares of Common Stock at an exercise price of $3.75 per share. The Company received $1,500,000 in exchange for the note. The Company relied upon Section 4(2) and Rule 506 for the sale.



          (4) On March 30, 1998, as part of the interim financing of the Company, in consideration for services rendered, Aspen OnLine Investments, LLC received a warrant to purchase 100,000 shares of Common Stock at an exercise price of $3.75 per share. The Company relied upon Section 4(2) for the sale.

          (5) On March 30, 1998, Silicon Valley Bank, an accredited investor, in consideration for banking services rendered, received a warrant to purchase 75,000 shares of Common Stock at an exercise price of $3.75 per share. The Company relied upon Section 4(2) for the sale.



          (6) On April 15, 1998, the Company completed an interim financing of 65 Units to 79 accredited investors, in reliance upon Section 4(2) and Rule
     506. Each Unit consists of one 15% subordinated promissory note and 13,333.33 shares of Common Stock. The aggregate amount received for sale of these securities was $6,500,000.


ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


    NUMBER                            DESCRIPTION
    ------                            -----------
     1.1*     Form of Underwriting Agreement
     1.2      Form of Representatives' Option
     2.1**    Agreement and Plan of Merger between Cable and the LLC,
              dated March 27, 1998
     2.2**    Asset Acquisition Agreement between the LLC, as seller, and the Company, as buyer, dated March 27, 1998
     3.1**    Certificate of Incorporation
     3.2**    Bylaws
     4.1      Specimen of Common Stock Certificate
     5.1      Opinion and Consent of Graham & James LLP/Riddell Williams
              P.S.
     9.1**    Voting Agreement between the Company, the LLC, Donald E.
              Barlow, Robert G. Solomon and Aspen OnLine Investments, LLC
              dated March 30, 1998
    10.1**    1998 Non-Qualified Stock Option and Incentive Stock Option
              Plan
    10.2**    1998 Restricted Stock Award Plan
    10.3**    Form of 10% Convertible Subordinated Promissory Note in the
              principal amount of $3,000,000 provided by the Company to
              the LLC
    10.4**    Form of 15% Promissory Note in the principal amount of up to
              $7,200,000 provided by the LLC to the Company
    10.5      14% Convertible Promissory Note in the principal amount of
              $1,500,000 provided by the Company to Aspen OnLine
              Investments, LLC, dated March 30, 1998
    10.6**    Form of 15% Convertible Promissory Notes issued by the
              Company in the Interim Financing
    10.7**    Aspen Online Investments, LLC warrant to purchase 100,000
              shares of Common Stock, dated March 30, 1998
    10.8**    Form of Barington Capital Group, L.P. warrant to purchase
              shares of Common Stock
    10.9**    Form of Registration Rights Agreement between the Company
              and certain stockholders
    10.10*    Silicon Valley Bank Credit Facility
    10.11     Form of Subordination Agreement between Silicon Valley Bank and creditors
    10.12**   Employment and Noncompetition Agreement between the Company and Robert G. Solomon, dated March 26, 1998
    10.13**   Employment and Noncompetition Agreement between the Company and Donald E. Barlow, dated March 26, 1998
    10.14     Form of Registration Rights Agreement between the Company
              and the LLC
    10.15*    Form of Indemnification Agreement
    10.16     Form of T&W Funding Company V, L.L.C. Equipment Lease

    NUMBER                            DESCRIPTION
    ------                            -----------
    10.17     Shareholders Agreement dated March 27, 1998
    10.18     Form of Video Right of Entry Agreement
    10.19     Form of Telecommunications Right of Entry Agreement
    21.1**    Subsidiaries of the Company
    23.1      Consent of Graham & James LLP/Riddell William P.S. (included in Exhibit 5.1)
    23.2.1    Consent of Coopers & Lybrand L.L.P. (Cable)
    23.2.2    Consent of Coopers & Lybrand L.L.P. (LLC)
    23.2.3    Consent of Coopers & Lybrand L.L.P. (U.S. OnLine
              Communications, Inc.)
    24.1      Power of Attorney (included on page II-5)
    27.1**    Financial Data Schedule


---------------
 * To be filed by amendment.


** Previously filed.


(b) FINANCIAL STATEMENT SCHEDULE

     Attached as Exhibit 27.1

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in this Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 (sec. 239.13 of this chapter) or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 24, 1998.


                                          U.S. ONLINE COMMUNICATIONS, INC.

                                          By: /s/ ROBERT G. SOLOMON

                                            ------------------------------------
                                                     Robert G. Solomon
                                                  Chief Executive Officer


     Each person whose signature appears below constitutes and appoints Robert
G. Solomon and Donald E. Barlow, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below.



                      SIGNATURE                                       TITLE
                      ---------                                       -----

                /s/ ROBERT G. SOLOMON                    Chairman of the Board Chief         June 24, 1998
-----------------------------------------------------    Executive Officer, Director
                  Robert G. Solomon

                /s/ DONALD E. BARLOW                     President Chief Financial           June 24, 1998
-----------------------------------------------------    Officer (Principal Financial and
                  Donald E. Barlow                       Accounting Officer)

                 /s/ RUDY D. BELTON                      Director                            June 24, 1998
-----------------------------------------------------
                   Rudy D. Belton

                 /s/ MARC S. SERIFF                      Director                            June 24, 1998
-----------------------------------------------------
                   Marc S. Seriff

                 /s/ CHRIS B. TYSON                      Director                            June 24, 1998
-----------------------------------------------------
                   Chris B. Tyson

                                 EXHIBIT INDEX

                                                                           SEQUENTIALLY
                                                                             NUMBERED
    NUMBER                           DESCRIPTION                               PAGE
    ------                           -----------                           ------------



     1.1*    Form of Underwriting Agreement..............................
     1.2     Form of Representatives' Option.............................
     2.1**   Agreement and Plan of Merger between Cable and the LLC,
             dated March 27, 1998........................................
     2.2**   Asset Acquisition Agreement between the LLC, as seller, and the Company, as buyer, dated March 27, 1998.................
     3.1**   Certificate of Incorporation................................
     3.2**   Bylaws......................................................
     4.1     Specimen of Common Stock Certificate........................
     5.1     Opinion and Consent of Graham & James LLP/Riddell Williams
             P.S.........................................................
     9.1**   Voting Agreement between the Company, the LLC, Donald E.
             Barlow, Robert G. Solomon and Aspen OnLine Investments, LLC
             dated March 30, 1998........................................
    10.1**   1998 Non-Qualified Stock Option and Incentive Stock Option
             Plan........................................................
    10.2**   1998 Restricted Stock Award Plan............................
    10.3**   Form of 10% Convertible Subordinated Promissory Note in the
             principal amount of $3,000,000 provided by the Company to
             the LLC.....................................................
    10.4**   Form of 15% Promissory Note in the principal amount of up to
             $7,200,000 provided by the LLC to the Company...............
    10.5     14% Convertible Promissory Note in the principal amount of
             $1,500,000 provided by the Company to Aspen OnLine
             Investments, LLC, dated March 30, 1998......................
    10.6**   Form of 15% Convertible Promissory Notes issued by the
             Company in the Interim Financing............................
    10.7**   Aspen Online Investments, LLC warrant to purchase 100,000
             shares of Common Stock, dated March 30, 1998................
    10.8**   Form of Barington Capital Group, L.P. warrant to purchase
             shares of Common Stock......................................
    10.9**   Form of Registration Rights Agreement between the Company
             and certain stockholders....................................
    10.10*   Silicon Valley Bank Credit Facility.........................
    10.11    Form of Subordination Agreement between Silicon Valley Bank and creditors...............................................
    10.12**  Employment and Noncompetition Agreement between the Company and Robert G. Solomon, dated March 26, 1998.................
    10.13**  Employment and Noncompetition Agreement between the Company and Donald E. Barlow, dated March 26, 1998..................
    10.14    Form of Registration Rights Agreement between the Company
             and the LLC.................................................
    10.15*   Form of Indemnification Agreement...........................
    10.16    Form of T&W Funding Company V, L.L.C. Equipment Lease.......
    10.17    Shareholders Agreement......................................
    10.18    Form of Standard Video Right of Entry Agreement.............
    10.19    Form of Standard Telecommunications Rights of Entry.........
    21.1**   Subsidiaries of the Company.................................

                                                                           SEQUENTIALLY
                                                                             NUMBERED
    NUMBER                           DESCRIPTION                               PAGE
    ------                           -----------                           ------------
    23.1     Consent of Graham & James LLP/Riddell William P.S. (included in
             Exhibit 5.1)................................................
    23.2.1   Consent of Coopers & Lybrand L.L.P. (Cable).................
    23.2.2   Consent of Coopers & Lybrand L.L.P. (LLC)...................
    23.2.3   Consent of Coopers & Lybrand L.L.P. (U.S. OnLine
             Communications, Inc.).......................................
    24.1     Power of Attorney (included on page II-5)...................
    27.1**   Financial Data Schedule


---------------

 * To be filed by amendment.



** Previously filed.